Exhibit 4.35
EXECUTION COPY
HOTEL MANAGEMENT AGREEMENT

FOR

MONDRIAN CANCÚN

BETWEEN

OPERADORA HOTELERA G I, S.A. DE C.V.
(AS OWNER)

AND

ENNISMORE MÉXICO, S. DE R.L. DE C.V.
(AS MANAGER)

AND

BANCO MULTIVA, S.A., GRUPO FINANCIERO MULTIVA, DIVISIÓN FIDUCIARIA (AS SUCCESSOR OF CIBANCO S.A., INSTITUCIÓN DE BANCA MÚLTIPLE), ACTING AS TRUSTEE UNDER THE GUARANTEE AND ADMINISTRATION TRUST CIB/3001 NAMED “FIDEICOMISO MURANO 2000”
(AS GUARANTOR)

INDEX

Recitals		11
1.	Appointment of Manager	11
2.	Hotel Employees	14
3.	Works	16
4.	Conversion; Transition Budget	18
5.	Annual Budget	19
6.	Name, Rights and Signage	21
7.	Standards	22
8.	Required Works	23
9.	Subdivision	24
10.	Bank Accounts	25
11.	Financial Matters	25
12.	Replacement Reserve Contribution (FF&E)	27
13.	Reporting and Books and Records	28
14.	Audited Accounts	29
15.	Distribution	29
16.	Additional Hotel Services	30
17.	Taxes	32
18.	Insurance	33
19.	Confidentiality and Promotional Materials and Press Releases	35
20.	Transfer by Manager	37
21.	Transfer by Owner	37
22.	Manager Group Policies	39
23.	Data Protection	41
24.	Warranties	41
25.	Indemnities	43
26.	Damage and Destruction	45
27.	Condemnation/Expropriation	46
28.	Default; Performance Test	47
29.	Events upon Expiration or Earlier Termination	51
30.	Force Majeure Event	53
31.	Governing Law and Dispute Resolution	53
32.	General	56
33.	Radius Restriction	62
34.	Guaranty	63
35.	Rental Program	65

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Schedule of Commercial Terms

PARTIES
Owner
Operadora Hotelera G I, S.A. de C.V.
Bucareli No. 42, Int. 201B
Col. Centro (área 4),
Alcaldía Cuauhtémoc
Zip Code 06040, Mexico City
Attn: Mr. Marcos Sacal Cohen and Oscar Leonel Martinez Basulto
Email: marcos@murano.com.mx leonelmartinez@murano.com.mx

Manager
Ennismore México, S. de R.L. de C.V.
Gabriel Mancera 1041
Col. Del Valle Centro
CP 03100
Alcaldía Benito Juárez,
Ciudad de México, México.
Attention: General Counsel
Email Address: legal@ennismore.com

With a copy to:
Ennismore Holdings US Inc.
101 N 10th Street, Studio 204
Brooklyn, NY 11249
Attention: General Counsel - Americas
Email Address: legal@ennismore.com

Guarantor
Banco Multiva, S.A., Grupo Financiero Multiva, División Fiduciaria (as successor of CIBanco S.A., Institución de Banca Múltiple (the “Issuer Trust”)), acting as trustee under the guarantee and administration trust CIB/3001 named “Fideicomiso Murano 2000”
Address: Montes Urales 105, Col Lomas de Chapultepec
Miguel Hidalgo, Mexico City
Attention: Marcos Sacal
Email Address: marcos@murano.com.mx
CC: General Counsel- Leonel Martinez
Email Address: leonelmartinez@murano.com.mx

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HOTEL DETAILS
Hotel
a collective term for:
(a)          the undivided interest over the Land;
(b)          the Facilities located on the Land (including any other improvement from time to time on the Land); and
(c)          all FF&E and OS&E, operating supplies and inventories relating to the Facilities or intended for the Facilities or otherwise situated on the Land or intended to be situated on the Land from time to time (other than any such FF&E, operating supplies and inventories owned by third parties and in which Owner has no interest or those purchased or replaced after the execution of this Agreement as part of Manager’s obligations).

Facilities
(a)          566 guest rooms (400 in Tower 1 and 166 in Tower 2);
(b)          F&B facilities including approximately 15 restaurants and 17 bars;
(c)          club floor/lounge;
(d)          swimming pool;
(e)          spa;
(f)           fitness center and gym;
(g)          meeting/conference rooms;
(h)          ballroom;
(i)           car parking;
(j)           Beach Club; and
(k)          Participating Residences.

Project	the Hotel and Residential Project.
Residential Project
the exclusive, high-quality residential development component of the Project to be developed within Tower 2 of the Land consisting of:
(a)          the Residences;
(b)          the Residential Common Areas; and
(c)          the FF&E located in the Residential Common Areas and, as applicable, in the Residences, as shown in the plan attached as Schedule 2.

Residences	328 residential apartment units located in the Residential Project, as shown attached as Schedule 2, comprising of a total of 37,000 square meters of saleable area.
Residential Common Areas
the common areas within the Residential Project (together with any FF&E located therein) which are collectively owned by the Association and available for common use by all Residence Owners as shown in the plan attached as Schedule 2.

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Land
means the Private Unit 1, in the “Condominio Grand Island”, located in Blvd. Kukulcán, Km. 16.5 Lots 56-A-1 and 56-A-2, Supermanzana A-2 “A” Touristic Second Stage in the city of Cancún, Municipality of Benito Juárez, Quintana Roo, Mexico, 77500, generally identified as the hotel and the Beach Club located at 3688+4P, Blvd. Kukulcan Km.16.5-Lotes 56-A-1 y 56-A-2, Segunda Etapa Turística, Zona Hotelera, 77500 Cancún, Q.R. and further described on Schedule 2.

Interest Held	Owner leases the Beach Club from the Beach Club Land Owner. Owner leases the Hotel, the Residential Project and the remainder of the Land (other than the Beach Club) from the Hotel Land Owner.
Mortgagee	Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver.
Hotel Land Owner
Banco Multiva, S.A., Grupo Financiero Multiva, División Fiduciaria (as successor of the Issuer Trust), acting as trustee under the guarantee and administration trust CIB/3001 named “Fideicomiso Murano 2000” owns the Hotel and the Land and has leased it to Owner under the Lease.

Beach Club Land Owner	Murano World, S.A. de C.V.
Land Owners	Jointly, the Hotel Land Owner and the Beach Club Land Owner.
NAMES
Brand	Mondrian
Hotel Name	Mondrian Cancún
Residential Project Name	Mondrian Residences Cancún
DATES AND PERIODS
Term	The period commencing on the Opening Date and ending on the Termination Date.
Opening Date	the date upon which Manager commences operation of the Hotel after satisfaction of the Conditions Precedent.
Conditions Precedent
(a)         the hotel management agreement entered into between Owner and the Outgoing Manager (the “Prior HMA”) has been validly terminated in accordance with its terms, and the releases required by clause 36.2(a) has been delivered to Manager, by no later than Opening Date.
(b)        the restructuring of the Notes has become effective in accordance with the term sheet setting out the key terms agreed between Murano Global Investments PLC and its applicable subsidiaries and an ad hoc group of holders of the Notes, appended to the lock-up agreement dated March 10, 2026 (the “Term Sheet”).

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Expiry Date	11.59 pm Local Time on the last day of the Initial Term or any Renewal Term.
Termination Date	the earlier of the: (a) Expiry Date; or (b) date of earlier termination of this Agreement in accordance with its terms.
Initial Term	the period commencing from the Opening Date and ending on 31 December of the twentieth (20th) full Fiscal Year following the Opening Date.
Renewal Term	If applicable, the First Renewal Term and the Second Renewal Term.
First Renewal Term
if either Party does not deliver a written notice of termination on the other Party at least one hundred and eighty (180) days prior to the last day of the Initial Term, the period commencing from 12:00 am Local Time on the day after the last day of the Initial Term and ending at 11:59 pm Local Time on 31 December of the fifth (5th) Fiscal Year following the last day of the Initial Term.

Second Renewal Term
if either Party does not serve a notice of termination on the other Party at least one hundred and eighty (180) days prior to the last day of the First Renewal Term, the period commencing from 12:00 am Local Time on the day after the last day of the First Renewal Term and ending at 11:59 pm Local Time on 31 December of the fifth (5th) Fiscal Year following the last day of the First Renewal Term.

MANAGEMENT FEES
Base Fee
(a)         For the first Fiscal Year: two percent (2% ) of Total Operating Revenue;
(b)         For the second Fiscal Year: two point five percent (2.5%) of Total Operating Revenue; and,
(c)         For the third Fiscal Year and each subsequent Fiscal Year: three percent (3%) of Total Operating Revenue.

Incentive Fee	The percentage of AGOP corresponding to the Operating Margin achieved in each Fiscal Year as follows:
	Operating Margin	% of AGOP
	below 20%	0%
	20% to 29.9%	6%
	30% to 39.9%	7%
	40% to 44.9%	8%
	above 45%	9%
The Incentive Fee shall be calculated according to the 11th Revised Edition of the Uniform System, notwithstanding any subsequent revisions to the Uniform System, unless agreed otherwise by both parties in writing.

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F&B Consultancy Services Fee	has the meaning given in the HRCSA.
Currency	Mexican Pesos.
Residential Management Fee
The greater of:
(a)          10% of annual Association operating expenses;
(b)          USD$2,000 per Residence increasing annually by the greater of: (i) the CPI Adjustment; or (ii) 3% per annum; or
(c)          USD$250,000 increasing annually by the greater of: (i) the CPI Adjustment; or (ii) 3% per annum.

SYSTEM FEES
Sales & Marketing Fee	1.5% of Total Operating Revenue, as may be modified from time to time pursuant to clause 15.3.
Reservation Fees	Voice Booking - for bookings that are handled through the Global Reservation Center.
5% of total rooms revenue and all other revenues for services (including service charges and food and beverage revenue), booked as part of and at the time the reservation/booking is made through the Central Reservation System, the PMS or other central reservation systems designated by Accor, with a per reservation cap of USD$450 per net room booking

	Electronic Channel Booking (other than below)	USD$8.00 per net room booking
	Bookings through Manager Group Websites	USD$7.00 per net room booking
	GDS/IDS Booking	USD$12.00 per net room booking
	Access Charge: Bookings made at the property level that flow through the Central Reservations System	USD$2.50 per net room booking
	Acquisition Paid Search	12% of Total Operating Revenue generated by these levers (in addition to the Direct Web channel fee).
	Acquisition Metasearch	15% of Total Operating Revenue generated by these levers (in addition to the Direct Web channel fee).

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Each of the foregoing fees shall be subject to modification from time to time pursuant to clause 15.2.
AccorConnect Fee	(part of the Reservation System offered by the Manager Group) 0.22% of Rooms Revenue – capped at €20,000, per Fiscal Year.
Loyalty Program Fee
(a)        4.75% of the amount paid by the Loyalty Program member for eligible expenses related to their stay at the Hotel;
(b)        2% of the eligible expenses paid by the Loyalty Program member directly at the outlet (and not charged to the room) for non-accommodation services (including restaurants and bars) at the Hotel; and
(c)        €0.02 per point issued attributable to qualified meetings and events loyalty revenue, subject to and in accordance with the terms and conditions of the Loyalty Program.

REPLACEMENT RESERVE CONTRIBUTION
Replacement Reserve Contribution
(a)         for the first twelve (12) months after Opening Date - an amount equal to one percent (1%) of Total Operating Revenue;
(b)        for the thirteenth (13th) month through the twenty fourth (24th) month after Opening Date - an amount equal to two percent (2%) of Total Operating Revenue;
(c)        for the twenty fifth (25th) month through the forty-eighth (48) month after Opening Date - an amount equal to three percent (3%) of Total Operating Revenue;
(d)        for each month after the forty-eighth (48th) month after the Opening Date - an amount equal to four percent (4%) of Total Operating Revenue.

MILESTONES AND MILESTONE DATES
Milestones	Milestone Dates
Opening Date	no later than September 1, 2026
Outside Renovation Commencement Date	30 days after the Opening Date
Outside Renovation Completion Date	One year after the Opening Date

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HOTEL EMPLOYEES
Key Positions	(a) General Manager (b) Financial Controller (c) Director of Sales and Marketing
SCHEDULE 5 – SPECIAL TERMS
Special Terms	The terms set out in Schedule 5 form part of this Agreement.

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This agreement (“Agreement”) is executed as of April 6, 2026 by and between Owner and Manager (as set out in the Schedule of Commercial Terms).

RECITALS

A.	Owner has a leasehold interest in the Hotel, the Residences and the Land derived from the Leases.

B.	Manager is a professional international operator and manager of hotels, resorts and branded residences.

C.	Owner desires to obtain the benefit of Manager’s expertise in connection with the management of the Hotel under the Brand.

D.	The Parties have agreed that Manager shall manage the Hotel, on behalf of Owner, in accordance with the terms and conditions of this Agreement.

E.	On or about the Effective Date, Owner and Residential Manager (or an Affiliate) are entering into:

1.	a hotel and residential consultancy services agreement (“HRCSA”), under which Owner will renovate and convert the Hotel and Residences to the Standards;

2.
a brand license and marketing agreement (“BLMA”) in connection with the marketing and sale of the Residences and Residence Owners will be offered the opportunity to participate in the Rental Program; and

3.	a residential management agreement under which Manager shall, on an exclusive basis, manage the Residential Project (“Residential Management Agreement”).

1.	APPOINTMENT OF MANAGER

1.1

(a)
Owner engages Manager to be the exclusive managing agent of the Hotel, on behalf of Owner, during the Term in accordance with the terms and conditions of this Agreement and consistent with the Annual Budget.

(b)
Manager accepts this engagement subject to the terms and conditions of this Agreement (including payment to Manager of the Base Fee, Incentive Fee and all other fees and charges payable to Manager (and its Affiliates) under this Agreement).

(c)	Manager shall operate and manage the Hotel with all due skill, care, diligence, and attention as expected of an experienced operator and manager of hotels including hotels under the Brand.

1.2	Owner shall:

(a)	Satisfy each of its obligations under this Agreement and take all reasonable steps to ensure that Manager may operate the Hotel as provided for in this Agreement; and

(b)	not take any action that may prevent, hinder or limit the Hotel from being operated in accordance with this Agreement.

1.3	Owner acknowledges and agrees that Manager shall:

(a)	have the exclusive right to manage the Hotel without interference from Owner other than any inspection and auditing rights set forth herein;

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(b)
determine all policies and procedures for the operation of the Hotel, including but not limited to accounting, finance, staffing, marketing, planning, supplying, equipping and repairing the Hotel except as provided herein; and

(c)	implement at the Hotel, in the name of and on behalf of Owner, all policies and procedures applicable to Brand Hotels in the Region.

For the avoidance of doubt, Owner exercising its approval rights under this Agreement shall not, of itself, be considered interference by Owner.

1.4
Owner shall take all necessary corporate actions and execute all documents, including board resolutions and powers of attorney substantially in the form of Schedule 9, as may be reasonably required for the efficient operation of the Hotel by Manager in accordance with this Agreement (including for the operation by Manager of the Operating Account and the Replacement Reserve Account). In this sense, Owner shall, concurrently with the execution and delivery hereof, execute and deliver a power of attorney substantially in the form of Schedule 9 attached hereto, granting Manager, the necessary authority to perform its obligations under this Agreement. For the avoidance of doubt, any power of attorney granted pursuant to this clause 1.4 shall terminate automatically and immediately upon the Termination Date.

1.5
Manager, as agent for Owner, may institute or defend Legal Proceedings relating to the operation of the Hotel in Owner’s name without Owner’s consent and by counsel designated by Manager, the costs of which will be treated as an Operating Expense, provided that Manager shall not settle any litigation where: (i) the amount in controversy exceeds USD$100,000; or (ii) the legal proceeding refers to the revocation or limitation of a material license or permit for the operation of the Hotel, without Owner’s prior written consent.

1.6	Manager’s Role

(a)	Manager shall provide the services described in this Agreement with the skill, effort, care and expertise of a prudent hotel operator, having regard to the status of the Hotel.

(b)
Manager shall supervise, direct, control, manage and operate the Hotel in accordance with the Standards and the Annual Budget and shall use commercially reasonable efforts to operate the Hotel consistent with Legal Requirements (to the extent within Manager’s reasonable control to do so).

(c)
Subject to the express limitations set out in this Agreement, including the Annual Budget, Manager shall have discretion in the supervision, operation, direction, control and management of the Hotel and shall be responsible, among other matters, for:

(i)	using reasonable efforts to collect all charges, rents, and other amounts due from Hotel guests, tenants, parties providing services, and concessionaires;

(ii)	establishing the policy of the Hotel regarding the use of any credit card system;

(iii)	as may be necessary or desirable from time to time, developing and implementing revised food and beverage concepts and entertainment policies in a manner consistent with the Standards;

(iv)
creating a marketing plan for the Hotel and, in a manner consistent with the other Brand Hotels in the Territory, promoting and publicizing the Hotel as a Brand Hotel, and providing marketing services to the Hotel;

(v)
overseeing and implementing the ordinary repair and maintenance of the Hotel, including making or causing to be made all repairs, maintenance, replacements, refurbishment and improvements as may be required in the normal and ordinary course of operation of the Hotel and as are required to maintain the Hotel in accordance with the Standards;

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(vi)
entering into service contracts required in the ordinary course of business in operating the Hotel, in accordance with the Annual Budget, provided that no service contract may have a term exceeding the term of this Agreement or contain termination or liquidated damages exceeding the amount of $20,000 without Owner’s previous consent;

(vii)	implementing cash management policies, including with respect to receipt of payments, collection of income, and issuance of receipts for all services and any income from the operation of the Hotel;

(viii)
entering into concession agreements, leases, licenses or similar agreements for public spaces, in accordance with the Annual Budget, provided that no such arrangements may have a term exceeding the term of this Agreement or contain termination or liquidated damages exceeding the amount of USD$20,000 without Owner’s previous consent;

(ix)
establish all sales, marketing, brand, loyalty, advertising, public relations and promotional policies and strategies with respect to the Hotel, including but not restricted to paid advertising, co-operative marketing and/or sales programs, contributions to standard Accor regional sales network and Accor central reservation system and press releases and conferences and complimentary policies (including complimentary to Manager’s Hotel Employees), where such complimentary policies comply with the manuals of Manager;

(x)
in conformity with the Legal Requirements, the Annual Budget, and Manager Group Policies to the extent it is not inconsistent with the Legal Requirements, and subject to the terms set forth in clause 2 below, determine, as representative of the Owner, all Hotel Employees Benefits and labor policies, including wages and salary rates and terms, fringe benefits, pension, retirement, bonus plans and policies, collective bargaining agreements, and the hiring or discharge of all Hotel Employees and organize training for such Hotel Employees. Hotel Employees Benefits shall always be in compliance with Legal Requirements and with any existing Manager Group Policies;

(xi)
arrange all contracts for participation in loyalty programs in accordance with the policies and on the same terms as other Accor hotels applicable to the Brand from time to time or loyalty programs generally participated in and on the same terms as other Brand Hotels in the Region including any loyalty program operated by Accor or its Affiliates; and

(xii)
institute or defend Legal Proceedings arising in the ordinary course of business relating to the operation of the Hotel, as agent for Owner, in Owner’s name and through counsel designated by Manager, while keeping Owner reasonably informed of such Legal Proceedings. Owner may participate in any such Legal Proceedings, including attending hearings, reviewing relevant documentation and providing input regarding litigation strategy. Owner shall also have the right, at its own cost, to appoint co-counsel in connection with any such Legal Proceedings. Notwithstanding the foregoing, Owner’s prior written consent shall be required for (i) any Legal Proceedings relating to the revocation or limitation of any material license or permit required for the operation of the Hotel and (ii) any Legal Proceedings in which the amount in dispute exceeds USD$100,000.

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2.	HOTEL EMPLOYEES

2.1
Owner shall employ all Hotel Employees, including the Key Positions (provided that Manager may elect to employ Key Positions either directly or through an Affiliate). Nothing in this Agreement shall create an employment or subordination relationship between the Hotel Employees and Manager.

2.2
Subject to clause 2.3, Manager shall have, in the name of and on behalf of Owner, the exclusive right to make all decisions regarding Hotel Employees, including the determination of labor policies, determination of appropriate staffing levels, and the selection, employment, training, termination of employment, determination of salary and wages, Employee Benefits, group benefits, supervision, direction, training and assigning of the duties of Hotel Employees. Owner shall have the right to approve the appointment of the Hotel Employees under Key Positions, which approval cannot be unreasonably withheld or delayed.

2.3
Prior to such appointment, Manager shall provide Owner with a written summary of a proposed candidate’s professional experience and qualifications and offer Owner the opportunity to interview the candidate, following which Manager may request Owner’s approval of the candidate. Owner’s approval shall be deemed to have been given if Owner fails to respond in writing within ten (10) calendar days after receipt of Manager’s request for approval.  In the event of Owner’s disapproval of a candidate, Manager shall propose a replacement candidate; provided, that Owner shall only have the right to disapprove Manager’s proposed candidate two (2) times, after which Manager shall be entitled to designate any other candidate; provided that Manager shall act reasonably and in good faith when proposing candidates for Key Positions.

2.4	Owner acknowledges and agrees that:

(a)	subject to its indemnity obligations under clause 25.1, Manager shall not be liable for the acts or omissions of Hotel Employees (including grossly negligent or willful acts or omissions);

(b)	the acts or omissions of Hotel Employees shall not be imputed to Manager nor be deemed to constitute acts of Manager; and

(c)
Owner shall not direct Hotel Employees or have direct contact with any Hotel Employees except for the General Manager, Owner may communicate only with Manager regarding personnel matters relating to the operation of the Hotel;

Notwithstanding the foregoing, Manager shall ensure that the hiring, management, supervision, compensation and termination of Hotel Employees are conducted in compliance with all applicable labor laws, regulations and collective bargaining agreements (if any), and in accordance with prudent hotel management practices.

2.5	Parties acknowledge and agree that:

(a)
Owner shall obtain work and/or residency visas and permits for all expatriate Hotel Employees, including those under Key Positions, and Manager shall provide reasonable assistance to Owner in this regard, pursuant to the Annual Budget and subject to all Legal Requirements;

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(b)	all Hotel Employees shall have the benefit of the Employee Benefits that are applicable to Brand Hotels in the Region;

(c)
the applicable Manager Group Policy (which are then in effect from time-to-time during the Term) shall apply to (i) the Hotel, (ii) Brand Hotels in the Region and (iii) any expatriate executive Hotel Employees;

(d)
subject to the terms set forth under clause 2.2 regarding Key Positions, the salaries and wages of Hotel Employees (including costs of payroll and similar taxes, Employee Benefits, relocation expenses and severance) and all other costs and expenses relating to Hotel Employees (including reasonable administrative fees which Manager may charge) shall be subject to the Annual Budget and shall be an Operating Expense; and

(e)
Owner shall, if applicable, obtain and maintain all registrations to be able to hire specialized personnel and foreigners including but not limited to having the Register of Providers of Specialized Services or Specialized Works (REPSE) and the Employer Unique Registration Code (CIE).

2.6	The relocation expenses required to be paid by Owner shall include:

(a)
the costs of relocating the Hotel Employees (including family and belongings), to the Hotel at the commencement of their employment at the Hotel and returning them to their point of origin or their next assignment (unless these costs are paid by Owner of the hotel the subject of the next assignment); and

(b)	for travelling, accommodation and board expenses reasonably incurred from time to time by the General Manager in directly related to the management or operation of the Hotel.

2.7	Owner acknowledges that Manager (or any of its Affiliates) may offer positions at any of the Ennismore Hotels to any Hotel Employee.

2.8	Owner acknowledges that Manager may:

(a)	assign to one or more of the Key Position area/regional duties relating to other Ennismore Hotels or Manager Group Hotels; and

(b)
provide to the Hotel the services of Head Office Personnel and regional employees or representatives of Manager, its Affiliates, Ennismore Hotels or Manager Group Hotels, from time to time, in connection with the operation of the Hotel, provided that the expenses of such persons shall as determined by Manager, be apportioned between Owner and Manager (or other Ennismore Hotels, or Manager Group Hotels or regional or corporate offices). Such Expenses shall be an Operating Expense and shall be included in the Annual Budget.

2.9
To the extent that the General Manager and/or other Hotel Employees are required by Manager to attend training sessions or meeting of groups of Manager Group Hotels or Ennismore Hotels, the General Manager and/or such Hotel Employees shall attend such training sessions or meetings and the costs of such attendance shall be an Operating Expense and subject to the Annual Budget.

2.10	Collective Bargaining Arrangements.

(a)	Manager shall control all collective bargaining arrangements for the Hotel Employees, subject to paragraphs (b) and (c) below.

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(b)	Manager and Owner shall meet, prior to commencing such collective bargaining negotiations, to:

(i)	discuss and agree on the Hotel’s negotiating strategy; and

(ii)	designate an individual selected by Manager, acting reasonably, to negotiate on their behalf.

(c)	Manager shall:

(i)	follow the agreed strategy in conducting the negotiations;

(ii)	consult with and keep Owner regularly informed as to the status of such collective bargaining negotiations; and

(iii)	not enter into any final agreement without the prior written approval of Owner.

(d)	All costs associated with these collective bargaining arrangements shall be an Operating Expense.

2.11
Manager shall, subject to the terms set forth under clause 2.2, select, appoint, terminate, replace and set terms of employment (having regard to industry practices in the Territory) of and supervise all Hotel Employees as Manager determines is necessary or desirable and subject to all Legal Requirements.

3.	WORKS

3.1	Works

(a)	Owner will undertake, at its cost, the Works in accordance with the:

(i)	Approved Plans and Specifications; and

(ii)	HRCSA.

(b)	The Works shall incorporate all the Facilities and comply with the Standards.

3.2	Milestone Dates and Construction Stop

(a)
Manager may, in its sole discretion, terminate this Agreement upon forty-five (45) days prior written notice to Owner following the expiration of a 45-day cure period (“Remedy Period”), provided that such Remedy Period has been communicated to Owner in writing or a written reminder has been delivered, if for any reason:

(i)	the Opening Date has not occurred by the applicable Milestone Date (subject to paragraph 3.2(c) below);

(ii)	the Outside Renovation Commencement Date has not occurred by the applicable Milestone Date; or

(iii)	Owner suspends the Works for more than an aggregate of three (3) months after the Outside Renovation Commencement Date (a “Construction Stop”).

(b)

(i)
Within fourteen (14) days of receipt of a termination notice under clause 3.2(a) Owner may refer the matter for Expert Determination. In the event a matter under this clause 3.2 is timely referred for Expert Determination, any termination notice is suspended pending the Expert Determination.

(ii)	If the Expert determines that the applicable Milestone:

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(A)	did occur before the applicable Milestone Date then the notice of termination will be of no effect and this Agreement shall continue; and

(B)
did not occur before the applicable Milestone Date then the notice of termination, subject to any Force Majeure Event, shall continue to apply and shall be deemed to expire on the date being the later of (a) fourteen (14) days after the date of the Expert Determination; and (b) the end of the forty five (45) day notice period after the Remedy Period.

(iii)	The Expert appointed under clause 3.2(b)(i) shall be an independent and internationally recognized building Expert with at least ten (10) years’ experience in the construction field.

(iv)
Each Milestone Date may be extended, as a consequence of a Force Majeure Event, delays in obtaining governmental approvals or permits (provided that Owner has diligently used commercially reasonable efforts to procure the same), or delays caused by Manager provided that, in the aggregate, such extensions shall not exceed eighteen (18) months.

(c)
The Opening Date Milestone Date may be extended, at Owner’s option, for a maximum of ninety (90) days upon Owner’s written request to Manager and always in accordance with the terms and provisions of the CSNDA.

(d)	Termination under this clause 3.2 is:

(i)	effected notwithstanding the terms of clause 28; and

(ii)	without prejudice to any rights or limitation of any obligations of the Parties arising prior to such termination or as a consequence of the termination.

(e)
If this Agreement is terminated under this clause 3.2, Owner shall pay Manager, in addition to all other payments and fees required to be paid under the Hotel Agreements: (i) if such termination is due to a failure to meet the Outside Renovation Commencement Date, a termination fee in the amount of fifty thousand dollars (USD$50,000), and/or (ii) if such termination is due to a failure to complete the Works by the applicable Milestone Date, a termination fee in the amount of three hundred thousand dollars (USD$300,000).

(f)
If Manager terminates this Agreement pursuant to clause 3.2 and, at any time within two (2) years following any such termination, Owner (or any Affiliate or related party of Owner) resumes construction of a hotel on the Land, Manager shall have the right (but not the obligation), exercisable at any time within ninety (90) days after Manager has actual knowledge thereof, to elect to operate such hotel in accordance with the provisions of this Agreement. If Manager makes such election, it shall repay to Owner any unamortized Access Fee that Owner paid to Manager upon termination of this Agreement. The unamortized Access Fee shall then resume amortizing pursuant to the terms of this Agreement.

3.3	Licenses and Permits

(a)	Owner shall obtain:

(i)	all certificates from relevant authorities evidencing that the Works comply with all Legal Requirements and the requirements of those authorities;

(ii)	all licenses required for the Hotel and Residences to be fully open for business to the public as provided for in clause 7.4(b)(vi); and

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(iii)	all insurances required under clause 18 (and maintain the same) and provide copies of the applicable certificates of insurance to Manager.

(b)	Owner shall give Manager a copy of the certificates and licenses referred to in clause 3.3(a)(i) and clause 3.3(a)(ii) upon request.

(c)	Owner shall provide to Manager a fixed asset register for the Hotel. Owner shall maintain such fixed asset register throughout the Term.

3.4	Defects

(a)	Owner shall, in an expeditious manner, make good any defects notified, in writing, by Manager to Owner from time to time.

(b)	In carrying out any rectification works, Owner shall take all reasonable steps necessary to limit any disturbance to the operation of the Hotel to a level approved by Manager.

(c)
Owner will make available to Manager all warranties and guarantees available to Owner in connection with the construction of the Hotel and Owner will, at the request of Manager, seek to enforce all such warranties and guarantees.

3.5	No Liability

Owner acknowledges that no recommendation or comment by the Manager in respect of the Works will impose upon Manager any liability or responsibility for the design and construction of the Hotel.

4.	CONVERSION; TRANSITION BUDGET

4.1
The Parties acknowledge that as of the Opening Date, Manager shall operate the Hotel under the Brand and according to the Standards but that the Hotel will not fully comply with the Standards until completion of the Works pursuant to the HRCSA. Subject to its rights under clause 3.2, Manager waives such noncompliance during such period (the “Interim Period”).

4.2	As soon as practicable upon execution of this Agreement, Manager shall submit to Owner a proposed budget of:

(a)	required IT and other systems expenditures necessary to operate the Hotel under the Brand during the Interim Period;

(b)	employment related expenses incurred in connection with the conversion; and

(c)	proposed advertising, promotional, and marketing expenses to be incurred in:

(i)	launching the Hotel under the Brand at the Opening Date; and

(ii)	promoting completion of the Works at the end of the Interim Period

(the “Conversion Budget”).

4.3	Owner and Manager shall approve the Conversion Budget pursuant to the procedures set forth in clause 5.

4.4	The Conversion Budget shall be in addition to, and not duplicative of, expenses incurred pursuant to the HRCSA.

4.5
Manager may pay expenses in the approved Conversion Budget from the Operating Account, but for purposes of calculating the Incentive Fee such expenses shall not be Operating Expenses and shall not be included in the calculation of AGOP.

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5.	ANNUAL BUDGET

5.1
At least ninety (90) days prior to the anticipated Opening Date and not later than November 1 of each Fiscal Year thereafter, Manager must submit to Owner, for Owner’s review and approval, the Draft Annual Budget for the Hotel.

5.2
Owner shall respond to Manager, in writing, with any specific comments on or objections to the Draft Annual Budget within forty (40) days from receipt of the Draft Annual Budget from Manager.  Owner may not reject the Draft Annual Budget in its entirety or any Draft Annual Budget item which represents an expenditure necessary to maintain or operate the Hotel in accordance with the Standards.

5.3
If Owner fails to respond or does not object to any portion of the Draft Annual Budget within forty (40) days following receipt of the Draft Annual Budget, Owner shall be deemed to have approved the Draft Annual Budget as submitted and the Draft Annual Budget shall be deemed to be the Annual Budget for the following Fiscal Year.

5.4

(a)
If Owner objects to any portion of the Draft Annual Budget and Owner and Manager fail to agree with respect to the items to which Owner objects before January 30 of the applicable Fiscal Year, either Party may seek Expert Determination of the Draft Annual Budget.

(b)	In reviewing the Draft Annual Budget, the Expert:

(i)	shall have regard to the:

(A)	terms of this Agreement; and

(B)	requirement to operate the Hotel in accordance with the Standards.

(ii)	may not make a determination:

(A)	that any particular aspect of the Standards is unreasonable or ought to be implemented in later Fiscal Years; or

(B)	on the pricing policies applied at the Hotel.

5.5

(a)
If the Draft Annual Budget for the first Fiscal Year following the Opening Date is not approved (or determined) by the first day of the first Fiscal Year following the Opening Date, the Draft Annual Budget submitted by Manager shall apply provided, however, that if Manager expends any amount later determined by the Expert to be excluded from the Annual Budget, Manager shall immediately stop making any payments with respect to such item determined by the Expert to be excluded from the Annual Budget.

(b)
For each Fiscal Year after the first Fiscal Year following the Opening Date, if the Draft Annual Budget for a Fiscal Year is not approved (or determined) by the first day of the applicable Fiscal Year, the Annual Budget for the previous Fiscal Year shall apply, subject to CPI Adjustment.

(c)	If any portion of the Draft Annual Budget for a Fiscal Year is not approved (or determined) by the first day of the applicable Fiscal Year, that part of the Annual Budget relating to the:

(i)	undisputed items shall apply; and

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(ii)	disputed items for the previous Fiscal Year (and, in the case of the first Fiscal Year, the disputed items from the Draft Annual Budget submitted by Manager) shall apply subject to CPI Adjustment, until such time as the Draft Annual Budget has been approved or determined in accordance with this clause 5, at which point the approved or determined Annual Budget shall apply from the date of such approval or determination.

5.6	Once the Draft Annual Budget is approved (or determined), the Draft Annual Budget shall become the Annual Budget.

5.7	Lack of approval of an Annual Budget shall not entitle either Party to terminate this Agreement.

5.8	Manager is permitted, without the approval of Owner, to deviate from the Annual Budget and incur additional Operating Expenses:

(a)
consequent upon an increase in Total Operating Revenue (on a monthly basis) above that estimated in the Annual Budget (on a monthly basis) or an increase in occupancy above that estimated (on a monthly basis) as part of the preparations of the Annual Budget;

(b)	for a particular line item where there is a compensating reduction in another line item;

(c)	consequent upon increased regulatory or compliance costs as a result of increased requirements imposed by any Legal Requirements (or change in implementation or enforcement of any Legal Requirements);

(d)	to reasonably manage an Emergency Situation affecting the Hotel;

(e)	to deal with a Force Majeure Event affecting the Hotel; or

(f)	relating to payment of Agreed Expenses.

5.9

(a)
If, by reason of any of such events or changes described in clauses 5.8(c), (d), or (e), Manager determines that, in its reasonable judgment, expenditures materially different from or additional to those provided for in the Annual Budget are required, or that Total Operating Revenue and Operating Expenses materially different from the Approved Budget will result in an adverse change to projected Gross Operating Profit for the applicable Fiscal Year of five percent (5%) or more of the projected Gross Operating Profit, then Manager shall prepare and submit to Owner for its review and approval an amendment of the Annual Budget which, for purposes of clause 5.1, shall be deemed to be a Draft Annual Budget and shall be subject to Owner’s approval in accordance with clause 5.1.

(b)
In the event that Owner reasonably objects to any portion of the proposed amendment of the Annual Budget and Owner and Manager fail to agree with respect to such item within forty (40) days of Owner’s initial receipt of the proposed amendment, then at the written request of Owner, given on or before the end of such forty (40) day period, the dispute shall be resolved by Expert Determination in accordance with the provisions of clause 5.4.  The Annual Budget, as amended and approved, shall be the Annual Budget for the remainder of the Fiscal Year to which the Annual Budget, as so amended, relates.

5.10	Owner acknowledges that:

(a)	any forecasts and projections as to future profits of the Hotel, no matter how carefully prepared, cannot take into account all contingencies which may affect such future profits; and

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(b)
in entering into this Agreement Owner has not relied on any such forecasts or projections prepared by Manager, its Affiliates or consultants and that Manager and its Affiliates have made no representation or warranty regarding the future financial success of the Hotel.

5.11
Failure of the Hotel to achieve the projections in the Annual Budget shall not be the basis for any claim that Manager is in Default under this Agreement or has made any misrepresentation to Owner but shall not limit in any event Owner’s right to terminate this Agreement for failure by Manager to meet the Performance Test set forth in clause 28.  Owner acknowledges and agrees that save as expressly provided for by this Agreement:

(a)	subject to its indemnity obligations under clause 25.1, all debts, expenses, obligations, risks and liabilities of the Hotel shall be borne exclusively by Owner; and

(b)	Manager and its Affiliates shall not personally incur or be responsible for debts, obligations or other liabilities of the Hotel (including any debt, obligation or other liability incurred:

(i)	in the performance of Manager’s duties under this Agreement; or

(ii)	under the trade name of the Hotel or Manager (or any variation thereof)).

6.	NAME, RIGHTS AND SIGNAGE

6.1

(a)
Subject to the terms of this Agreement, the Hotel will be known by the Hotel Name or such other name as may, from time to time, be proposed by Manager and approved by Owner (which approval shall not be unreasonably withheld or delayed).

(b)
Notwithstanding any other provision of this Agreement, Manager may designate one or more new, modified or replacement trademarks, with forty-five (45) days prior written notice to Owner, including to reflect changes in the Brand identification or to comply with settlement agreements or Legal Requirements. Manager may require the use of any such trademarks in the operation of the Hotel or the Hotel Name to change to conform to such new, modified or replaced trademarks.  Owner shall pay all costs incurred in the implementation of such new, modified or replaced trademarks and neither Manager nor its Affiliates shall have any liability or obligation with respect to such costs.

6.2	Owner acknowledges and agrees that:

(a)	the Rights shall, in all circumstances, remain the exclusive property of the Accor Group or Ennismore;

(b)	any continued use of the Brand, as part of the Hotel Name, is strictly on the basis that the Hotel complies with the Standards at all times;

(c)	except as expressly set out in this Agreement, it has no right, title or interest of any nature whatsoever in any of the Rights; and

(d)	there shall not be conferred on Owner, or any person claiming through Owner, any right, title or interest in any of the Rights whether before or after the expiration or termination of this Agreement.

6.3	Owner may not itself use, or permit, or authorize any person or entity to:

(a)	use, in any way, any of the Rights; or

(b)	apply for international or national registration of any of the Rights.

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6.4
Parties agree that the use of any trademark of Manager or its Affiliates, including the Brand, in the Hotel was fundamental for Owner’s entering into this Agreement. Failure to renew any trademarks license for the use of the Hotel or the Brand shall be deemed as a default by Manager.

6.5
Owner shall not be permitted to use or register the Brand or any other names or trademarks of the Accor Group or Ennismore in any domain name, website, internet address, company name or other registered name (or anything that resembles or is deceptively or confusingly similar to the Brand or the Rights) without the approval of Manager (whose approval may  be withheld or denied at Manager’s absolute discretion). If Manager does grant its approval, (i) Owner shall sign such documents as Manager requires to ensure that ownership vests in Manager, and (ii) upon termination of this Agreement for any reason Owner shall immediately discontinue such permitted use of the Brand in accordance with clause 29.

6.6	Owner agrees not to do or permit anything which will denigrate, adversely affect or bring into disrepute the Brand, the Rights, the Standards or the Hotel.

6.7
Any Party shall promptly notify the other Party of any litigation filed, or threatened to be filed, against Owner, Manager or the Hotel involving the Rights (including any third party infringement of the Rights) of which such Party becomes aware. Parties shall cooperate fully with on any such matters.

6.8	The provisions of this clause shall survive the expiration or termination of this Agreement.

7.	STANDARDS

7.1	Owner acknowledges and agrees to:

(a)
ensure that the standard of construction and the physical plant and condition of the Hotel and Residences is to be maintained to no less than the Standards (provided that the Standards applicable to the Hotel shall be consistent with those applied to comparable Brand Hotels in the Territory), provide sufficient working capital to ensure that the operation of the Hotel is to be undertaken in a manner as required by the Standards; and

(b)	comply with all its Legal Requirements with respect to the Hotel.

7.2	Owner acknowledges and agrees that this Agreement does not give Owner any right, title or interest in or to any of the Standards.

7.3
Manager shall not implement any change to the Standards that would reasonably be expected to result in material capital expenditures or a material increase in Operating Expenses beyond the amounts provided in the approved Annual Budget without Owner’s prior written consent.

7.4	Owner shall promptly implement at the Hotel any changes to the Standards if any change:

(a)	is approved or deemed to be approved in the Annual Budget; or

(b)	relates to:

(i)	fire, health, life, safety and/or security (including IT security);

(ii)	protection of Personal Data or relates to the Data Protection Principles;

(iii)	preventing imminent damage to the Hotel or harm to any persons;

(iv)	curing or preventing any material interruption to the Hotel;

(v)	as required by any insurance; and/or

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(vi)	compliance with or to cure or to prevent any infringement of directives of Governmental Authorities or Legal Requirements. .

7.5

(a)	Owner undertakes that it:

(i)	has, or will, prior to the Opening Date, obtain; and

(ii)	will maintain throughout the Term,

all approvals, consents, licenses, permits and authorizations as may be necessary (including as may be required by any Governmental Authority) for the occupation and operation of the Hotel under the Brand and in accordance with the Standards, with the cost of obtaining the same prior to the Opening Date being an Owner’s expense and the cost of maintaining the same throughout the Term being an Operating Expense.

(b)	Manager shall provide all reasonable assistance to Owner with respect to obtaining the approvals, consents, licenses, permits and authorizations provided for in clause 7.5(a).

(c)	Owner shall promptly provide to Manager copies of all licenses and authorizations provided for in clause 7.5 when requested by Manager.

(d)
If Manager is legally required to apply for and obtain, in its own name or in the name of any Hotel Employee, any of the approvals, consents, licenses, permits and authorizations provided for in clause 7.5, Manager shall do so (at Owner’s expense) and Owner shall co-operate to the fullest extent possible in such regard except to the extent such approvals, consents, licenses, permits and authorizations are not directly and exclusively related to the Hotel.

8.	REQUIRED WORKS

8.1	No alterations, additions, improvements, or other modifications may be made to the Hotel without the written consent of Manager.

8.2

(a)	Owner shall, within 30 calendar days upon request of Manager, begin to carry out, or allow Manager to begin to carry out any Required Works as provided in the Annual Budget.

(b)
If Owner does not carry out any Required Works within the timeframe required by Manager (which timeframe shall be determined by Manager acting reasonably), Manager may, following written notice to Owner, undertake and complete the Required Works.

(c)	All reasonable expenses incurred by Manager under clause 8.2(b), and duly evidenced to Owner, shall be reimbursed by Owner to Manager within seven (7) days following a written request.

(d)
All Required Works shall either be funded out of the Replacement Reserve Account (if it is an expenditure for replacement of FF&E in accordance with clause 12) or funded separately by Owner as an Owner’s Expense, except the same are an Operating Expense under the Uniform System.

8.3
Notwithstanding any other provisions in this clause, Owner shall within 45 (Forty-five) business days upon request of Manager implement, or shall authorize Manager to implement, any Required Works relating to:

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(a)	fire, health, life, safety and/or security;

(b)	rectifying or preventing any material damage to the Hotel if there is the likelihood of imminent harm to any persons;

(c)	curing or preventing any material interruption to or negative impact on the Business; and/or

(d)	compliance with or to cure or to prevent any infringement of directives of Governmental Authority or Legal Requirements.

8.4	Subject to the terms set forth in this Clause, Owner shall provide all funds required to enable the Required Works to be undertaken.

8.5

(a)	Manager shall review and approve any Required Works.

(b)
Manager’s fees for such review shall be agreed between the Parties. Such fees and out-of-pocket expenses payable to Manager (or its Affiliate) shall be treated as an Operating Expense for the purposes of the calculation of Gross Operating Profit.

8.6	Owner acknowledges and agrees that:

(a)
Subject to its indemnity obligations under clause 25.1. Manager shall have no liability or responsibility whatsoever with respect to any Prior Claims, provided that this provision does not release Manager from any liability or responsibility arising from any acts or omissions by Manager that exacerbate a Prior Claim in breach of this Agreement;

(b)	Manager shall exercise (and shall have the authority to exercise) reasonable efforts on Owner’s behalf to remedy or address any Prior Conditions that:

(i)	represent violations of Legal Requirements;

(ii)	could adversely affect the operation of the Hotel;

(iii)	could present a risk to health or safety to Hotel Employees, guests or invitees; or

(iv)	would expose Owner or Manager to danger of criminal or civil liability.

(c)	Subject to clause 8.6(a). all costs incurred with respect to Prior Claims and/or Prior Conditions shall be borne by Owner and shall not be an Operating Expense.

9.	SUBDIVISION

9.1
Owner shall not make any amendments to the condominium regime of the Hotel or to the Hotel that would, or could reasonably be expected to diminish Manager's rights, increase Manager's obligations, or impair Manager's tenure under this Agreement.

9.2
If Owner wishes to subdivide the current Hotel or modify the current condominium regime, Owner shall provide to Manager a copy of all instruments or documents proposing to create any easements, covenants or restrictions on use in connection with the Hotel including any proposed by-laws. Any such amendments that materially affect the operation of the Hotel or the Residential Project shall require Manager’s advance written approval.

9.3
In the event Manager does not approve or deny any such amendment requiring Manager´s approval within forty-five (45) business days following Owner’s request, such request shall be deemed to have been approved by Manager.

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10.	BANK ACCOUNTS

10.1
Manager shall, on or before the Opening Date, establish, oversee and direct reasonable management of the Operating Account and the Replacement Reserve Account and shall implement reasonable management controls to ensure the proper administration of such accounts in accordance with this Agreement and in the interests of Owner, but subject to clause 10.2 below, the:

(a)	Operating Account; and

(b)	Replacement Reserve Account,

with a reputable Mexican trading bank (as approved by Manager).
10.2

(a)
The nominated signatories for these accounts shall be the General Manager and Director of Finance. For any drafts, checks, wires or withdrawals of any kind in excess of USD$50,000.00, General Manager and the Director of Finance must act jointly.

(b)
The General Manager and the Director of Finance shall be the sole nominated signatures or electronic authorizations required for any payment from the Operating Account or the Replacement Reserve Account but, if one of them is not available, then the required signatories are the:

(i)	General Manager and the assistant general manager; and

(ii)	Director of Finance and the assistant Director of Finance.

Owner shall not interfere with, revoke or limit such rights and shall not make any payment or withdrawal from the Operating Account or the Replacement Reserve Account without such signatures or electronic authorizations.

10.3	Owner shall ensure that the authorizations required to operate the Operating Account and the Replacement Reserve Account in accordance with this clause are in effect at all times throughout the Term.

10.4
Owner shall make any seal, electronic key or such other device available to the General Manager and the Director of Finance (and to the alternatives) if such device is required or desirable for the operation of the Operating Account or the Replacement Reserve Account.

11.	FINANCIAL MATTERS

11.1
All Total Operating Revenue derived from the Hotel’s operation, as well as Working Capital furnished by Owner, shall be deposited into the Operating Account.  All funds on deposit in the Operating Account and Replacement Reserve Account shall be the property of Owner. The Operating Account and Replacement Reserve Account shall be subject to reasonable monitoring and reporting to Owner in accordance with this Agreement.

11.2	Payment of all Operating Expenses shall be made:

(a)	out of the Operating Account by Manager in accordance with the signatory process set out in clause 10;

(b)	in accordance with the Annual Budget; and

(c)	without interference, contravention or contra-instructions, in whole or in part, from Owner.

11.3	Manager shall use all funds in the Operating Account solely for the payment of:

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(a)	Operating Expenses; and

(b)	other expenses which:

(i)	Manager is specifically authorized or directed to pay under this Agreement; or

(ii)	are necessarily incidental to the operation of the Hotel under this Agreement, including payment of:

(A)	Agreed Expenses;

(B)	payroll and Hotel Employee expenses;

(C)	all suppliers’ invoices (other than in relation to the Works or any expenses contemplated by the Conversion Budget);

(D)	Base Fee;

(E)	Incentive Fee;

(F)	Sales & Marketing Fee;

(G)	all other amounts payable to Manager and its Affiliates under this Agreement or any other agreement entered into between Owner and Manager (or its Affiliates) related to the Hotel; and

(H)	the Replacement Reserve Contributions,

any excess shall be applied in accordance with Clause 11.6 hereof.

11.4
Owner shall pay to Manager the Base Fee and the Incentive Fee payable in respect of the preceding month (calculated on a Fiscal Year-to-date basis taking into account payments already made for that Fiscal Year) by the twenty fifth (25th) day of each month. Owner authorizes Manager to withdraw such amounts from the Operating Account. In the instance that Owner has not paid Manager the Base Fee or the Incentive Fee payable in respect of the preceding month by the twenty fifth day of the month, or if there are insufficient funds in the Operating Account to pay Manager such amounts, Manager shall provide Owner with a written request to pay Manager such amounts within thirty (30) days of such written notice. If Owner fails to pay Manager such amounts within the time frame outlined in the written notice, Manager is hereby authorized to transfer such amounts from the Replacement Reserve Account to the Operating Account and withdraw such amounts from the Operating Account. Neither the Base Fee nor the Incentive Fee shall be subordinated to any payments of debt service, taxes, insurance premiums, Replacement Reserve Contribution, or other expenses of the Hotel.

11.5
Upon delivery of the annual statements referred to in clause 13 hereof and containing a computation of the Incentive Fee for the preceding Fiscal Year, Owner hereby authorizes Manager to remit to itself the balance, if any, of the Incentive Fee with respect to the prior Fiscal Year which had not been remitted in the monthly payments during the prior Fiscal Year. In the event that such annual statement and the computation of the Incentive Fee indicate an overpayment of the Incentive Fee for such Fiscal Year, Manager shall repay the amount by which the Incentive Fee was overpaid, subject to offsets of any amounts owing to Manager from Owner pursuant to this Agreement.

11.6	No later than the fifteenth day of each month, Manager shall transfer to Owner’s Account any funds in the Operating Account in excess of those necessary to:

(a)	pay all Operating Expenses when due and payable (including estimated Operating Expenses for the then current month);

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(b)
pay all fees, charges and other amounts payable to Manager and its Affiliates under this Agreement or any other agreement entered into between Owner and Manager (or its Affiliates) directly related to the Hotel;

(c)	pay the Replacement Reserve Contribution;

(d)	pay any debt service, Property Taxes or insurance premium not paid by Owner; and

(e)	maintain the Minimum Working Capital.

11.7	Working Capital

(a)
At each quarterly meeting held pursuant to clause 13.6, Owner and Manager shall review and agree upon the Minimum Working Capital required for the following quarter. If Manager forecasts that at any time during such quarter there will be insufficient funds to pay Operating Expenses as and when they come due, Owner shall deposit into the Operating Account sufficient funds to pay such Operating Expenses at least 10 days before due and payable.

(b)
If at any time during a quarter, Manager determines that the Minimum Working Capital determined pursuant to clause 11.7(a) will be be insufficient to pay Operating Expenses as and when they come due, Manager shall notify Owner as soon as practicable and Manager and Owner shall adjust the Minimum Working Capital accordingly.

(c)
Manager’s duties under this Agreement are subject to the availability of sufficient funds in the Operating Account to operate the Hotel in compliance with the Standard and this Agreement. In no event shall Manager, or any Affiliate of Manager, be obliged to advance any amounts to pay for any costs or expenses of the Hotel.

11.8	Owner shall pay, or cause to be paid, when due, all Property Taxes attributable to the Hotel or the Land. The payment of all Property Taxes shall not be an Operating Expense.

11.9
Subject to Manager’s indemnity obligations under clause 25.1, any and all expenses incurred by Manager in performing its duties pursuant to this Agreement shall be borne exclusively by Owner provided that such expenses are (i) duly incurred, documented and authorized under this Agreement, (ii) reasonably incurred in connection with the operation of the Hotel, and (iii) consistent with the Annual Budget and the Standards.

12.	REPLACEMENT RESERVE CONTRIBUTION (FF&E)

12.1	At the end of each month, the Replacement Reserve Contribution for the Hotel shall be deposited into the Replacement Reserve Account.

12.2
Subject to clause 11, funds to meet the Replacement Reserve Contribution for the Hotel will, to the extent there are available funds be withdrawn from the Operating Account by Manager. To the extent of any shortfall, Owner will pay the shortfall into the Replacement Reserve Account within fifteen (15) days of a written request from Manager.

12.3
The funds in the Replacement Reserve Account (including interest) will be available to Manager to meet expenditures for replacement of FF&E up to the amount budgeted in the Annual Budget for the relevant Fiscal Year. Other than in Emergency Situations, any expenditure in excess of the amount budgeted shall require the prior written approval of Owner.

12.4
Any balance in the Replacement Reserve Account at the end of any Fiscal Year shall be carried forward to the next Fiscal Year to be expended on FF&E in accordance with the Annual Budget for the relevant Fiscal Year but such amount shall not count towards or reduce the Replacement Reserve Contribution for the next Fiscal Year.

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12.5
Manager is authorized to dispose of FF&E which has reached the end of its useful life or is surplus to the needs of the Hotel. Any proceeds of such sale shall be deposited into the Replacement Reserve Account but such amounts shall not count towards or reduce the Replacement Reserve Contribution for the next Fiscal Year nor shall be deemed as Total Operating Revenue.

13.	REPORTING AND BOOKS AND RECORDS

13.1
Subject to clause 13.2 below, Manager shall maintain, in accordance with the International Financial Reporting Standards (IFRS) as modified or amplified by the then current edition of Uniform System and applicable Legal Requirements of the Region, the books of account and other records (or cause the maintenance of such books of account and other records) to reflect the results of operation of the Hotel on an accrual basis.

13.2
The Parties acknowledge that Mexican law requires that for purposes of various reporting requirements under the laws of Mexico, Manager may have to maintain Hotel Financial Records in a manner that varies from the Uniform System for the sole purpose of complying with applicable Mexican law with regard to various financial and tax reporting requirements, and Manager agrees to comply with such requirements in maintaining the Hotel books and records. The Parties further acknowledge and agree that, notwithstanding the fact that Manager may maintain Hotel´s Financial Records in a manner that may vary from the Accounting Principles solely in order to comply with applicable Mexican law, Manager shall also maintain “books and records” in strict accordance with the terms of this Agreement which shall be conclusively determinative with respect to the rights and obligations of Owner and Manager under this Agreement.

13.3
Such books and records (except for those kept under a centralized accounting system) shall be kept at the Hotel and all (including those kept under a centralized accounting system) shall be available to Owner for inspection at all reasonable times and upon reasonable notice.

13.4	Such books and records shall be the property of Owner, excluding, however, any books and records constituting Proprietary Materials.

13.5
On or before the twentieth day of each month, Manager shall provide Owner  with a profit and loss statement, balance sheet and customary reports, including statements with calculation of any Management Fees payable to Manager and details of any material litigation or claims relating to the Hotel, and which shall detail the Hotel’s operation for the previous calendar month. On or before the forty-fifth day after the end of each Fiscal Year, Manager shall deliver to Owner an annual unaudited statement which shows the results of the operation of the Hotel and which shall be subject to audit by Owner’s accountants, if desired, in accordance with clause 14.

13.6
A representative of each Party shall meet (by telephone if agreed) quarterly to discuss the operation of the Hotel and to seek to resolve any issues in relation to the Hotel. Decisions taken at such meetings shall be unanimous and minutes are to be circulated by, or on behalf of, Manager.

13.7	Any disagreement related to this clause 13 shall be submitted to an Expert Determination.

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14.	AUDITED ACCOUNTS

14.1
At Owner’s election, within 60 days after the end of each Fiscal Year, Owner may take the books and records provided by Manager under clause 13 and have Audited Accounts prepared by an Auditor applying the principles of the Uniform System.

14.2
Either Party may raise objections to the Audited Accounts within thirty (30) days of receipt or, if no such objections are received within such thirty (30) day period, the Audited Accounts shall be deemed correct and conclusive for all purposes.

14.3
If there is any objection to the application of the Audited Accounts in relation to any of the terms of this Agreement, including but not limited to the calculation of the Base Fee, the Incentive Fee, or the Replacement Reserve Contribution, or the operation of the Hotel, any adjustments shall be approved by Manager prior to the issuance of the audit report by the Auditor or resolved pursuant to this clause. The Parties will endeavor to resolve any objection or adjustments, failing which either Party may refer the matter for Expert Determination. Until there is a change made to the Audited Accounts, the statements provided by Manager pursuant to clause 13.4 shall apply.

14.4
If the Audited Accounts disclose results different from those on which fees and other payments have been based under this Agreement and the adjustments have been approved by Manager pursuant to clause 14.3, or determined by an Expert, the fees and other payments will be appropriately adjusted and payments shall made by the relevant Party to reflect such adjustments within fourteen (14) days of written notice from the other Party.

14.5	Any audits requested by Owner, in addition to the preparation of the Audited Accounts, shall be at the cost of Owner (and not an Operating Expense).

15.	DISTRIBUTION

15.1	Distribution

(a)	Owner agrees that Manager shall determine the distribution policy for the Hotel.

(b)	Owner acknowledges and agrees that rooms at the Hotel must not be sold outside of the Reservation System or the PMS.

(c)	The provisions of this clause 15, Schedule 3 and Schedule 4 shall apply in relation to the distribution of the Hotel.

(d)
To facilitate Manager’s provision of the distribution services, Owner agrees that Owner shall grant Manager, or an Affiliate designated by Manager, with all necessary authority to enter into any agreement with clients or distributors (including clients or distributors which are Affiliates of Manager) as Manager deems appropriate but subject to the Annual Budget and the terms and conditions of this Agreement.

15.2	IT Services

(a)	Owner agrees that Manager shall provide certain services to the Hotel in relation to the implementation and ongoing maintenance and management of the information technology services at the Hotel.

(b)	The provisions of Schedule 3 and Schedule 4 shall apply in relation to the services under this clause 15.2.

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(c)
Owner shall pay the IT Fees as consideration for such services. Owner acknowledges that the IT Fees may change in any future Fiscal Year, provided, however, Manager shall provide written notice to Owner of any such change or shall include such changes in the Annual Budget.

15.3	Fees and Charges

(a)	Owner shall pay the fees and charges set out in the Schedule of Commercial Terms and Schedule 3 and Schedule 4 within thirty (30) days of invoice.

(b)	In order to facilitate transmission of payment details for bookings made via CRS, Owner shall obtain merchant ID numbers from the third-party merchants nominated by Manager from time to time.

(c)	Owner acknowledges and agrees that Manager, or its Affiliates, may increase:.

(i)	the Reservation Fees; and/or

(ii)	any other fee or charge (except the Base Fee or Incentive Fee) provided for in the Schedule of Commercial Terms, Schedule 3 or Schedule 4 (which is payable to Manager or its Affiliates),

and that these charges are subject to change in any future fiscal year based on the guidelines and policies applied from time to time as may be set forth in the Annual Budget or otherwise provided to the Owner in advance of the Fiscal Year.  Any such increases shall be consistent with those applicable to other Brand Hotels in North America.

(d)
Owner acknowledges and agrees that, with respect to the fees and charges under Schedule 3 and Schedule 4 which are payable to third parties, such fees and charges may change from time to time, provided that such changes shall be consistent with those applicable to other Brand Hotels in North America.

16.	ADDITIONAL HOTEL SERVICES

16.1	Group Services

(a)	Brand Hotels have access to certain group services which may be provided by Manager and its Affiliates.

(b)	Owner agrees that the Hotel shall participate in such group services on terms that are generally applicable to a majority of Brand Hotels in the Territory.

(c)	The costs, charges and/or fees for any such group services shall:

(i)	apply to a majority of Brand Hotels in the Territory; and

(ii)	be included in the Annual Budget.

16.2	Loyalty Programs

(a)	Owner agrees that the Hotel shall participate in (and comply with the then current Loyalty Program Standards and the terms and conditions of) the Loyalty Programs applicable to the Brand.

(b)
Owner shall pay, as an Operating Expense, the Loyalty Program Fee.  The Loyalty Program Fee will be provided to Owner in advance of each Fiscal Year in connection with the Annual Budget approval process.

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(c)
Owner shall not, without the prior approval of Manager, promote or participate in any loyalty (including online travel agency loyalty programs) or subscription programs other than those of Manager or its Affiliates.

16.3	Audits

(a)	Manager or its Affiliates may arrange for the Hotel to participate in such quality control and audit programs which are available, from time to time, to Brand Hotels in the Territory.

(b)	Owner agrees to participate in such programs and authorizes Manager to arrange such participation on Owner’s behalf.

(c)	All costs of such programs shall be an Operating Expense.

16.4	Sales & Marketing Programs

(a)
Owner shall pay to Manager the Sales & Marketing Fee and agrees that the Hotel shall be integrated into the sales and marketing network of the Manager Group (as may apply to Brand Hotels in the Territory from time to time). Manager is authorized to pay such invoiced amounts on Owner’s behalf.

(b)
Manager or its Affiliates may arrange for the Hotel to participate in other sales and marketing programs which are available, from time to time, to Brand Hotels in the Territory.  Owner agrees to participate in such programs and authorizes Manager to arrange such participation on Owner’s behalf.

(c)	All costs of such sales and marketing programs shall be included in the Annual Budget.

16.5	Hotel Discounts

The Hotel shall offer certain benefits in accordance with the Manager Group Policies (including discounts at Hotel Facilities, such as complimentary, reduced or preferential room rates and discounts on food and beverages) to:

(a)	identified representatives or designees of owners of Manager Group Hotels;

(b)	identified representatives or designees of the Manager Group;

(c)	members of the Loyalty Programs; and

(d)	employees of Manager and its Affiliates and employees of Manager Group Hotels as a benefit of their employment.

(e)	Such discounts shall not materially exceed those generally accepted in the hotel industry and shall be accounted for in accordance with the Uniform System.

16.6	Procurement Services

(a)	As and from the Effective Date and throughout the Term, Manager and its Affiliates may procure Procurement Services on:

(i)	terms and conditions compliant with Manager Group Policies and Standards, and at prices which are competitive in the market for those Procurement Services; and

(ii)	the basis that Manager or its Affiliates may receive or retain Benefits in return for such Procurement Services.

(b)	Owner agrees that the Benefits may be:

(i)	provided to Manager or its Affiliates; and

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(ii)	the result of multiple Purchases by multiple hotels resulting in Benefits.

(c)
Owner may direct that Manager shall not make Purchases for the Hotel from the Listed Suppliers provided that if Owner makes such election then such Purchases procured from third party suppliers (which are not Listed Suppliers) shall be:

(i)	of equal or better quality to those available from any of the Listed Suppliers; and

(ii)	compliant with the Standards and of no detriment to the operation of the Hotel.

16.7	Affiliate Agreements

(a)	Manager may, from time to time, utilize the services of its Affiliates in performing its obligations under this Agreement.

(b)	Notwithstanding any other provision of this Agreement, Manager will remain primarily responsible for, and will not be relieved of, any of its liabilities or obligations under this Agreement.

(c)
Except to the extent provided for under this Agreement, or otherwise expressly agreed to by the Parties, no additional fees or charges shall be payable by Owner in relation to the provision of services by Affiliates of Manager as provided for under this section.

(d)	Manager shall have the right, from time to time, at Manager’s sole cost and expense, to operate a Promotion Program at the Hotel.

(e)
Manager shall have the right to use space or personnel of the Hotel as required for any such Promotion Program, however, if such Promotion Program requires more than a nominal use of an area or resources of the Hotel, then Manager and Owner shall negotiate and agree to a fair market compensation to be paid by Manager for its use.

16.8	F&B Consultancy Services

(a)
Owner agrees that, prior to the Opening Date, Manager or its Affiliates shall provide the F&B Consultancy Services as described in the HRCSA, and, in return, Owner shall pay Manager the F&B Consultancy Services Fee in accordance with the HRCSA.

(b)
Owner agrees that, as and from the Opening Date and throughout the Term, Manager or its Affiliates shall provide the F&B Services and, in return, Owner shall pay Manager the F&B Fee in accordance with this Agreement.

17.	TAXES

17.1
Owner shall pay to Manager (or its Affiliate, as applicable) any VAT payable by Manager as a consequence of any supply of goods or services made by Manager (or its Affiliate, as applicable) to Owner under or as contemplated by this Agreement.

17.2
All payments and reimbursements due to Manager (or its Affiliate, as applicable) shall be made by Owner without set off or counterclaim and without reduction for taxes (whether income, withholding, value added and/or any other taxes) or deductions imposed by any Governmental Authority in the Region or any Legal Requirement, or bank or other charges.

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17.3
If Owner is required by any Legal Requirement to make a Withholding or otherwise, it shall promptly inform Manager on becoming aware of this requirement and the sum due to Manager (or its Affiliate, as applicable) shall be increased such that Manager (or its Affiliate, as applicable) receives a net amount equal to the sum which Manager (or its Affiliate, as applicable) would have received had no such Withholding been required to be made. Owner shall deliver to Manager (or its Affiliate, as applicable) within thirty (30) days after it has made such Withholding an original official receipt issued by the applicable authority evidencing payment to such authority of all amounts so required to be deducted or withheld.  Manager shall rebate to Owner the amount of any cash benefit it actually receives against its tax payable as a result of the increased payment made by Owner in accordance with this clause.

17.4	Manager’s obligations under this Agreement do not extend to the preparation, submission and funding of any corporate income, real estate and withholding taxes and Property Taxes of Owner.

17.5
Owner shall make all tax reporting, tax declaration and payments directly to the tax authority in accordance with applicable Legal Requirements. Any interest and/or penalty that may be assessed or levied in connection with this Agreement by the tax authority as a result of Owner’s non-tax compliance shall be borne by Owner. Within fourteen (14) days after Manager’s request, Owner shall provide Manager with official certificates of tax payments issued by the tax authority of the Region evidencing that Owner has fulfilled its tax and statutory compliance and obligations in connection with this Agreement as per applicable Legal Requirements.

17.6
Each Party shall be responsible in accordance with current tax legislation for paying all taxes in the nature of income taxes on all amounts received by a Party under this Agreement. Manager shall be responsible to provide invoices to Owner for the amounts due to Manager and its Affiliates under this Agreement in accordance with the Legal Requirements.

17.7
Manager shall be responsible to pay, on behalf of Owner, any taxes derived from Hotel’s operations and revenues, provided that sufficient Working Capital exist in the Operating Account; or otherwise Owner shall provide required funds as provided for in this Agreement.

17.8	The provisions of this clause shall survive the expiration or termination of this Agreement.

18.	INSURANCE

18.1	General Conditions

(a)
Owner shall obtain and maintain Minimum Insurance required hereunder from the date Manager begins to provide services to Owner at the Hotel (including for the Pre-Opening Period, if applicable) and throughout the Term.

(b)
Owner may request that Manager place any of the Minimum Insurances for which Owner is responsible under this clause 18 by written request to Manager at least 120 days before the date on which the insurance must go into effect or be renewed. Manager shall within 60 days of the request either (i) provide a written quote, via the Insurance Program or other program(s) available to Manager, including premium, deductible, and other terms, of the insurance requested or (ii) state that it is unable to place the requested insurance. Owner shall accept or decline Manager’s quote provided under clause (i) above within 15 days of receipt.

(c)
Subject to clause 18.2 and clause 18.3, any insurance (including the Minimum Insurances) shall be maintained with a reputable and financially sound insurance company (with a minimum financial rating of AM Best "A; VI" rating or its equivalent or as otherwise reasonably acceptable to Manager).

(d)	All insurance policies shall be obtained and maintained from the commencement of the Pre‑Opening Period and throughout the Term.

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(e)	Owner shall ensure that all premiums or levies payable in relation to the insurances are paid promptly.

(f)	Subject to clause 18.2 and clause 18.3, Owner shall ensure that Manager (and its Affiliates) is named as an additional insured party under all of the Minimum Insurances.

(g)
On or before the date Manager begins to provide services to Owner at the Hotel (including for the Pre-Opening Period, if applicable) and before expiry of the relevant policy (and promptly after any endorsement or other change is added or made to any policy of insurance), Owner shall provide Manager with a certificate of insurance for each policy of insurance maintained by Owner. Such certificate shall provide reasonable details concerning the scope and amount of coverage, applicable deductible and limits and primary exclusions.

(h)
Owner shall remain liable, on its own account, for the amount of all premiums, deductibles (including any excess) and any amounts not covered by all under any insurance policies relating to the Hotel (including the Minimum Insurances), shall be an Owner cost and not an Operating Expense.

(i)
If Owner fails to procure or maintain any Minimum Insurances in accordance with this clause 18, Manager may, at its option and without notice, in addition to such other rights and remedies which Manager may have, procure and maintain such Minimum Insurances and charge the full premiums or levies to Owner.

(j)
Owner shall satisfy itself (including relying upon its own advisers), and accepts responsibility for, for the adequacy and terms of the relevant insurance policies (including for the Minimum Insurances).

(k)	The procuring and maintenance of insurance and the performance by Owner of its obligations under this clause 18 do not relieve Owner of any liability to Manager imposed by or under this Agreement.

(l)	Except to the extent expressly provided for in this clause 18, the costs of insurance shall be applied in accordance with the Uniform System.

18.2	Property Insurance

(a)	Owner shall subscribe and maintain, during the Term, the Property Insurance.

(b)
The amount of coverage under the Property Insurance shall be up to the total reinstatement cost of the Hotel, as reasonably determined by Owner, subject to excesses, deductibles and limitations consistent with what is usually imposed by insurers in the insurance market for the Region.

(c)	Without limiting any provision of this Agreement, with respect only to claims for losses covered by the Property Insurance, and to the extent agreed by the insurance company, Owner shall:

(i)	waive any recourse against Manager and its Affiliates, and their insurers; and

(ii)	obtain from its own insurer the same waiver for any recourse against Manager and its Affiliates, the Hotel guests and their insurers.

(d)	Where Property Insurance is procured and maintained through the Insurance Program, the Property Insurance shall be deemed compliant with the requirements of this clause 18.2.

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(e)	All costs associated with the Property Insurance shall be borne by Owner and shall not be an Operating Expense.

18.3	General Liability Insurance

(a)	Owner shall subscribe and maintain, during the Term, the General Liability Insurance.

(b)
Where General Liability Insurance is procured and maintained through the Insurance Program, the General Liability Insurance shall be deemed compliant with the requirements of this clause 18.3(a). Owner shall not, and for 24 months from the date of expiration or earlier termination of this Agreement, change the General Liability insurance from a claims made-based policy to an occurrence-based policy, without Manager consent, to avoid lack of coverage.

(c)	All costs associated with the General Liability Insurance shall be borne by Owner and shall not be an Operating Expense.

18.4	Appraisals & Insurance Risk Surveys

When mutually agreed upon, but not less than every five (5) years, Owner or Manager shall (i) obtain such insurance appraisals of the Replacement Value of the Hotel or any parts thereof as are specified in such written request and (ii) organize an insurance risk survey for the benefit of the Hotel. The cost of such appraisals shall be an Operating Expense.

19.	CONFIDENTIALITY AND PROMOTIONAL MATERIALS AND PRESS RELEASES

19.1	Confidentiality

(a)
Subject to clauses 19.1(b), 19.1(c), 19.1(d) and 19.1(f), each Party shall keep the Confidential Information confidential and shall not disclose the same to any party without the consent of the other Party.

(b)	Each Party may disclose Confidential Information as follows:

(i)
to the responsible officers, employees, professional advisers, lenders and other financing parties and accountants of that Party who are engaged in work concerning this Agreement (and such persons shall be bound by obligations of confidentiality on terms no less favorable than the terms contained in this clause 19.1);

(ii)
to the holders of the Notes and their respective advisers and representatives, and to all intermediaries involved in connection with the Notes, including the Indenture Trustee, the Collateral Agent and the Servicer (each as defined in the Indenture) (and such persons shall be bound by obligations of confidentiality on terms no less favorable than the terms contained in this clause 19.1);

(iii)	which is or becomes generally available to the public other than as a result of a breach by a Party of the obligations in this clause; and

(iv)	subject to compliance with clause 19.1(c), which is to be disclosed:

(A)	in connection with legal proceedings;

(B)	at the direction of a court or other competent authority;

(C)	at the direction of a Governmental Authority;

(D)	pursuant to Legal Requirements; or

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(E)	by the rules of any stock exchange on which its or its Affiliate’s shares are listed.

(c)	To the extent of any disclosure under clause 19.1(b)(iv), the relevant Party shall be permitted to make such disclosure provided that the applicable Party:

(i)	has used reasonable efforts to consult with the other Party in advance of such disclosure;

(ii)	has had reasonable regard to the other Party’s comments in relation to such disclosure; and

(iii)	strictly limits such disclosure to the minimum disclosure required by the relevant authorities under clause 19.1(b)(iv).

(d)
Parties may also disclose Confidential Information in connection with any transactions or potential transactions provided for in clauses 20.1(a) and 20.3 and to other members of the Manager Group or Affiliates of Owner.

(e)	Each Party will be responsible for any breach of the terms of this clause by its respective officers, employees, professional advisers and accountants.

(f)

(i)	Manager may disclose Confidential Information to its Affiliates and to third party providers who require the Confidential Information to provide required services (for example STR Global).

(ii)	Manager may use and disclose historic Confidential Information relating to the Hotel, for the purpose of comparing the Hotel to other hotels.

(iii)
To the extent such comparative information may be made available to other Manager Group Hotels, Manager shall do so on the basis that owners of the relevant Manager Group Hotels agree to keep such information confidential.

(iv)	Owner agrees that should it receive such information in relation to other Manager Group Hotels from Manager or its Affiliates it shall keep such information confidential.

19.2	Promotional Materials and Press Releases

(a)
Owner shall not issue any press releases or other Promotional Materials relating to the Hotel, the Brand or Manager (or any member of the Manager Group) unless prior approval in written by Manager (whose approval may be withheld at Manager’s sole discretion – except for releases required by Legal Requirements in which case Manager shall act reasonably).

(b)	Notwithstanding clause 19.2(a), Manager’s consent may be obtained by Owner for a standard description that may be included in corporate promotional material prepared by Owner and its Affiliates.

(c)	The consent of Manager at no time constitutes acceptance by it of any liability or responsibility in respect of the Promotional Materials.

(d)
Owner shall indemnify Manager its Affiliates and each of their officers, from any loss, damage, liability or claims made in respect of the content of the Promotional Materials or the use to which the Promotional Materials are put and the indemnity extends to false and misleading content concerning the Hotel and its results or performance.

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19.3	Survival

The provisions of this clause 19 shall survive the expiration or termination of this Agreement.

20.	TRANSFER BY MANAGER

20.1	Manager shall have the right to Transfer its rights and obligations under this Agreement to:

(a)
any person who is a successor or transferee of Manager which may result from any merger, amalgamation, consolidation, transfer or reorganization of Manager or disposition of a component of the Manager Group or Ennismore, or the transferee is a person who (either alone or together with its Affiliates) acquires all, or substantially all, of the assets of Manager; or

(b)	Accor SA, Ennismore or any of their Affiliates,

provided that the transferee assumes all of Manager’s obligations under this Agreement and is in a position to operate the Hotel under the Brand.

20.2	From the date of such Transfer, Manager’s liability and rights under this Agreement shall terminate (other than those liabilities and rights accruing up to that time).

20.3	Manager may assign its rights to receive fees or reimbursables to any person or otherwise obtain any corporate financing.

21.	TRANSFER BY OWNER

21.1	Transfer by Owner

(a)	Owner shall not, on or before the Opening Date, Transfer its rights and obligations under this Agreement or its interest in the Hotel or the Beach Club.

(b)
During the Term, Owner shall not Transfer its rights and obligations under this Agreement unless Owner concurrently Transfers its interest in the Hotel jointly with or the Beach Club in accordance with this clause 21.

(c)	Owner shall not Transfer its interest in the Hotel or the Beach Club unless:

(i)
Owner has given at least ninety (90) days’ prior written notice to Manager of the Transfer, which notice shall include the details of the proposed transaction and all other documentation, information and items that Manager deems necessary or prudent to allow Manager to determine whether Owner has met the requirements to such transfer pursuant to this clause 21.1(c) and whether to grant its consent to Owner;

(ii)	the Transfer is to an Acceptable Transferee;

(iii)
at the date of Transfer, all amounts owing to Manager and its Affiliates by Owner at the date of Transfer have been paid in full and any amounts accrued that will become due and owing following the transaction shall be reserved in an account to under Manager’s control to ensure that Manager is paid amounts that may become due and owing subsequent to completion of the transaction;

(iv)
other than in the case of a deemed transferee in accordance with clause 21.2, on or prior to the date of Transfer, the transferee enters into a written agreement with Manager, in such form as Manager reasonably requires, agreeing, from the date of such Transfer, to be bound by the terms and conditions of this Agreement and to assume and perform all of Owner’s obligations under this Agreement; and

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(v)	the transfer is jointly of the Hotel and the Beach Club.

(d)
For the avoidance of doubt, Owner may only Transfer its rights and obligations under this Agreement and not its rights only. In any Transfer permitted under this clause 21.1(d), Owner shall remain liable for performance and its obligations under this Agreement.

(e)	If the Parties cannot agree whether a proposed transferee of the Hotel, the Beach Club and/or Land is an Acceptable Transferee, such dispute may be referred for Expert Determination.

(f)	Owner acknowledges and agrees to, from time to time, comply with Manager’s know-your-counterparty process and to provide such information as Manager may reasonably require in this regard.

21.2	Change of Control

(a)
Owner shall give at least ninety (90) days’ prior written notice of any change in the Control of Owner, other than as a result of a change in Control of an entity listed on a bona fide, reputable and internationally recognized stock exchange as a result of transfers of publicly traded shares or the appointment of directors by the stockholders, which notice shall include the details of the proposed transaction and all other documentation, information and items that the Manager deems necessary or prudent to allow Manager to determine whether the Owner has met the requirements to such transfer pursuant to this clause 21.2(a) and whether to grant its consent to Owner.

(b)
Any change in the Control of Owner, other than as a result of a change in Control of an entity listed on a stock exchange as a result of transfers of publicly traded shares or the appointment of directors by the stockholders, will be deemed a Transfer of Owner’s interest in the Hotel, and, if such deemed Transfer occurs to one or more persons who is/are not an Acceptable Transferee(s), Owner shall be in Default of its obligations under this Agreement if Manager so elects within ninety (90) days of it becoming aware of the Transfer.

(c)
Notwithstanding the foregoing, any change of Control of Owner shall not include resulting from the enforcement of any security interest, or the exercise of rights or remedies by any trustee, collateral agent, security agent or other secured creditor pursuant to the financing documents relating to the Hotel or the Project.

21.3	Security Interest by Owner

Except for Security Interests granted or to be granted or trust arrangements entered or to be entered into pursuant to the terms of the Existing Financing (including any modifications, amendments, restatements, replacements or refinancings thereof) (the “Existing Security”), Owner shall not grant any other Security Interest over its interest in any of the Hotel, the Beach Club or this Agreement, and, except for the Existing Security, no Security Interest may be granted over any shares on issue or other interests, direct or indirect, in Owner, unless:

(a)

(i)
if the Security Interest is over any interest in any of the Hotel or Land or this Agreement, if the proposed holder of the Security Interest enters into a Subordination, Non-Disturbance Agreement with Owner and Manager in the form attached as Schedule 8, provided that such agreement provides  that this Agreement shall survive and remain in full force and effect following the lender's exercise of its remedies under the Security Interest; and

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(ii)
if the Security Interest is over any shares on issue or other interests, direct or indirect, in Owner, if the proposed holder enters into an acknowledgment and agreement with Owner and Manager in a form reasonably acceptable to Manager, that if such proposed holder succeeds to the direct or indirect interests of Owner hereunder as a result of any foreclosure or conveyance in lieu of foreclosure, (x) Owner shall remain bound under this Agreement and shall have no right or power to terminate this Agreement and (y) the proposed holder shall have no rights regarding the past performance by Manager that occurred prior to the date of such foreclosure or conveyance in lieu of foreclosure.

(b)	all amounts owing at that time to Manager or its Affiliates by Owner (whether under this Agreement or otherwise) have been paid in full;

(c)
at the time any Security Interest is granted by Owner or any shareholder of Owner, the aggregate of amount of all Security Interests outstanding or guaranteed by Owner and/or secured by a mortgage (assuming draw down of all committed financing) is less than seventy percent (70%) of the fair market value of the Hotel (which would be the valuation used by the holder of the Security Interest (if applicable) or, if there is no such valuation, determined by an appraisal process agreed by Manager and Owner, unless Owner provides Manager with a guaranty of Owner’s obligations under the Hotel Agreements from a Creditworthy entity subject to Manager’s approval);

(d)
at the time the Security Interest is granted, the “debt service coverage ratio”, calculated as the ratio of (i) EBITDA less Replacement Reserve (as defined by the Uniform System) projected for the next twelve (12) months based on Managers most recent forecast, to (ii) the total debt service anticipated to be payable by Owner over the same period, is no less than 1.3:1;

(e)	the proposed holder of the Security Interest is not a Sanctioned Person;

(f)
if such Security Interest is over any shares on issue or other interests, direct or indirect, in Owner, such Security Interest shall not be granted to any Person to which Owner could not assign this Agreement without Manager’s consent pursuant to the provisions of hereof;

(g)	Owner shall not pledge the Hotel or any portion thereof as security for any indebtedness other than indebtedness relating to and incurred solely for the benefit of the Hotel;

(h)
Owner shall reimburse Manager for its reasonable external counsel legal costs associated with obtaining a Subordination, Non-Disturbance Agreement in respect of any Security Interest, subject to a cap in the amount of US$2,000.

22.	MANAGER GROUP POLICIES

22.1	Manager Group Policies

(a)	The Manager Group has adopted the Manager Group Policies.

(b)
The Parties agree that the operation of the Hotel shall be managed and operated in accordance with the Manager Group Policies. Any costs and expenses associated with the implementation of the Manager Group Policies at the Hotel shall be accounted for in accordance with the Uniform System and where such costs and expenses are an Operating Expense and shall form part of the Annual Budget.

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(c)	Without limiting clause 22.1(b), Owner acknowledges and agrees that the Hotel shall at all times and in Manager’s opinion:

(i)	comply with the Manager Group Policies; and

(ii)	adopt all environmental, social and governance programs (including corporate social responsibility programs) Manager and/or its Affiliates may put in place from time to time in the Territory).

(d)	Nothing in this clause shall require Owner to comply with the Manager Group Policies to the extent that compliance would be a breach of Legal Requirements.

22.2	PCI DSS

(a)
Owner shall ensure that throughout the Term, the Hotel shall comply with all PCI DSS requirements, including obtaining, providing and maintaining each Fiscal Year all necessary and required certifications (including the PCI Attestation of Compliance).

(b)
Owner shall, within 30 days’ following a written request from Manager, provide to Manager a copy of all documentation and certification associated with the Hotel’s PCI DSS compliance as provided for in clause 22.2(a).

(c)
Owner agrees that the General Manager and all Hotel Employees that deal with and handle credit card information for and on behalf of the Hotel, shall participate in all Manager Group PCI DSS programs (including training, policies, procedures and self-assessments) as notified from time to time by Manager.

(d)	If required by Manager, an audit of the Hotel’s PCI DSS compliance shall be carried out each Fiscal Year to validate the Hotel’s full compliance with PCI DSS.

(e)	Any and all costs associated with PCI DSS compliance, including all training and audits under this clause 22.2, shall be an Operating Expense.

22.3	Pricing

(a)
Owner acknowledges that the Manager Group Policies include a policy whereby rooms are listed on the CRS, the Manager Group Websites and/or the Applications, until such time as rooms are no longer available for sale for the same period (including through any third party distribution channels or through the channels of Manager and its Affiliates).

(b)	Owner acknowledges and agrees to comply with, and not to do anything inconsistent with, the policies in clause 22.3(a).

(c)
The purpose of this clause is to ensure that the CRS, Manager Group Websites and Applications which the Manager Group may from time to time operate for distribution purposes, are able to offer publicly-available rates and nothing in this clause is intended to restrict the rates and any additional benefits or services that may be offered through any other means.

22.4	IT Compliance

(a)	Owner agrees that the information technology equipment at the Hotel shall comply at all times with the IT Standards.

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(b)
Owner acknowledges that the Manager Group Policies includes a policy against purchasing, installing, or using counterfeit hardware or software. Owner agrees to support this corporate policy and shall not purchase, install or use any software or hardware which:

(i)	does not have a valid and current license or other legal right to use (for each machine on which it is loaded); or

(ii)	may be in breach of the intellectual property rights of any third party.

(c)
Where Owner has installed such unlicensed software or hardware, Owner shall remove such unlicensed software or hardware immediately and indemnify Manager against any claim arising from such unlicensed installation and use.

22.5	Information

The Parties acknowledge that Manager shall be entitled to access and use, from time to time, certain data and information in relation to the Hotel, including in connection with employment, environmental and social matters, to the extent necessary to enable Manager and its Affiliates to comply with their own reporting activities and duties or for statistics and invoicing regarding hotels within the Manager Group.

23.	DATA PROTECTION

23.1
The Parties acknowledge that the operation of the Hotel and the arrangements under this Agreement requires the processing of Personal Data and that the protection of such Personal Data is of utmost importance.

23.2	The Parties agree to:

(a)	comply with Legal Requirements in relation to the collection and use of such Personal Data arising from the operation of the Hotel and the arrangements under this Agreement; and

(b)	cooperate with the relevant Governmental Authorities in accordance with Legal Requirements.

23.3	The Parties agree to comply with the Data Protection Principles as a binding contractual obligation on the Parties which is enforceable by the Parties.

23.4	The provisions of this clause 23 survive the expiration or earlier termination of this Agreement.

24.	WARRANTIES

24.1	Warranties, representations and covenants by Owner

Owner makes the following continuing representations and warranties:

(a)	this Agreement has been validly executed by it and constitutes valid, binding and enforceable obligations of it in accordance with its terms;

(b)
Owner has the right and authority to enter into this Agreement and the execution and performance of this Agreement does not conflict with, result in a violation or breach of, or constitute a default under any agreement to which Owner is a party to or the right granted by Owner to any party under any other agreement;

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(c)
No approval of any third party (including any lessor or mortgagee) is required for Owner’s execution and performance of this Agreement that has not been obtained prior to the execution of this Agreement;

(d)
Owner, at its own expense, shall maintain in full force and effect its legal existence and the rights required for it to observe and perform all of the terms and conditions of this Agreement in a timely manner;

(e)

(i)
Owner will maintain its leasehold interests in the Land free and clear of any liens, charges and encumbrances, except for those liens, charges, and encumbrances pursuant to the condominium and the Security Trust;

(ii)	the term of the Leases for the Land will not expire or terminate before the expiry of the Term; and

(iii)	the terms of the Leases are not inconsistent with those of this Agreement and do not prevent Owner or Manager from complying with the terms of this Agreement.

(iv)
Owner shall promptly request from Land Owners and deliver to Manager (for the benefit of Manager under both this Agreement and the HRCSA) within ninety (90) calendar days from the date Manager makes a request for such estoppel certificate from time to time, an estoppel certificate from Land Owners regarding the Leases in form and substance acceptable to Manager.

(f)	as of the Effective Date there is no, and there are no reasonable grounds to suspect that there will be any, Prior Claims or Prior Conditions with respect to the Hotel or the Land;

(g)	no commissions, fees or other amounts are payable to a third party by Owner in connection with entering into this Agreement;

(h)
except for the Existing Security, there is no mortgage, charge, third party interest or other Security Interest or encumbrance of any kind created in or over the Hotel or the Land or this Agreement or the shares on issue or other interests in Owner;

(i)
so far as Owner is aware there is no claim, litigation, proceedings or investigation by a Governmental Authority or any other person pending or threatened, against or relating to Owner, its properties or business which would affect the ability of Owner to carry out its obligations under this Agreement;

(j)
Owner shall promptly provide Manager with written notice of any action, suit or proceeding of which Owner may become aware which is pending or, to the knowledge of Owner, threatened at law or in equity or before or by any Governmental Authority which affects or may affect the Hotel or this Agreement;

(k)	the Land is zoned for hotel use and all necessary government permits and approvals for such use have been obtained and will be kept in full force and effect;

(l)	there are no zoning or other restrictions of a Governmental Authority which would prohibit or materially interfere, with the operation of the Hotel; and

(m)
all approvals, licenses and authorizations of any Governmental Authority or of any landlord or mortgagee or third party or required by any Legal Requirement, which may be reasonably necessary for the operation of the Hotel, have been obtained and Owner further covenants that such approvals, licenses and authorizations shall be maintained in full force and effect.

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24.2	Warranties by Manager

Manager makes the following continuing representations and warranties:

(a)	this Agreement has been validly executed by it and constitutes valid, binding and enforceable obligations of it in accordance with its terms;

(b)
Manager has the right and authority to enter into this Agreement, and its execution and its performance under this Agreement shall not conflict with the rights granted to any party under any other agreement;

(c)
Manager, at its own expense, shall maintain in full force and effect its legal existence and the rights required for it to observe and perform all of the terms and conditions of this Agreement in a timely manner;

(d)	Manager is not:

(i)	Sanctioned Person; or

(ii)	the subject of or, participating in, any disclosed legal actions under any Anti-Corruption Laws, Money Laundering Laws or Sanctions Laws.

(e)
no approval, of any third party (including any lessor or mortgagee) is required for Manager’s execution and performance of this Agreement that has not been obtained prior to the execution of this Agreement; and,

(f)	Manager is legally entitled to use the Brand and all intellectual property needed for the operations of the Hotel.

24.3	Responsible and Ethical Business Conduct

(a)
Owner agrees and undertakes that they, and their Relevant Parties, shall implement appropriate policies and procedures to comply with Anti-Corruption Laws, the Money Laundering Laws and the Sanctions Laws.

(b)
Without limiting the foregoing, Owner represents and warrants (as a continuing representation and warranty) that it does not and shall not, in connection with the Hotel and any activity performed in accordance with this Agreement, solicit, give, promise or offer to give or promise any financial consideration or valuable item (including in kind) with the objective of:

(i)	influencing any act or decision; or

(ii)	inducing to perform or fail to perform any act or decision such as using influence,

with the purpose of helping to obtain any favor, authorization or permission.

25.	INDEMNITIES

25.1
Manager shall defend, indemnify, protect, and hold Owner and its officers, directors, shareholders, partners, members, employees, agents and representatives harmless from and against any and all claims, demands, damages, judgments, costs, losses, penalties, fines, liens, suits, and expenses and liabilities, including, without limitation, attorneys’ fees and costs and expenses incident thereto (collectively, “Claims”), arising in connection with the operation of the Hotel by reason of (i) Manager’s gross negligence, or (ii) willful misconduct on the part of Manager or its Affiliates. The acts or omissions (including gross negligence, intentional fraud or willful misconduct) of Hotel Employees shall not be imputed to Manager or its Affiliates, or deemed to constitute Manager’s or its Affiliates’ intentional fraud or willful misconduct, unless such acts or omissions resulted directly from the gross negligence, willful misconduct or fraudulent acts of the Head Office Personnel in supervising such Hotel Employees.

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25.2
Except as provided in clause 25.1, Owner shall defend, indemnify, protect, and hold Manager, its Affiliates, and all of their respective officers, directors, shareholders, partners, members, employees, agents and representatives harmless from and against any and all Claims arising (i) in connection with the development, construction, marketing, sales, ownership or operation of the Hotel or any component thereof, or (ii) by reason of any action taken or omitted to be taken pursuant to this Agreement by Owner or its respective officers, directors, shareholders, partners, members, employees, agents or representatives.

25.3
Consistent with clause 25.1, Hotel Employees and consultants engaged for the benefit of the Hotel are not employees or consultants of Manager and shall not be deemed agents or representatives of Manager for the purposes of clause 25.1 or 25.2 and the acts or omissions (including gross negligence or willful misconduct) of Hotel Employees shall not be imputed to Manager or its Affiliates, or deemed to constitute Manager’s or its Affiliates’ gross negligence or willful misconduct.  Manager shall bear responsibility for the conduct of Hotel Employees or such consultants only in the event that Manager has performed with gross negligence or willful misconduct in the hiring, supervision, or training of such employees or consultants.

25.4

(a)	The relationship under this Agreement between Owner and Manager is that of principal and agent.

(b)
it is the intent and desire of the Parties that any liability between them shall be based solely on general principles of contract law and the express provisions of this Agreement, without regard to the common law principles (or any statutory principles) of agency (except as expressly provided for in this Agreement).

(c)	The Parties acknowledge and agree that:

(i)	the terms and provisions of this Agreement and the duties and obligations specifically set out in this Agreement are intended to satisfy any fiduciary duties which may exist between the Parties; and

(ii)
to the extent any fiduciary duties or other extra-contractual duties that might otherwise exist or be implied for any reason, including without limitation those resulting from any principal-agent relationship between the Parties, are inconsistent with, or would have the effect of modifying, limiting or restricting the express provisions of this Agreement, the terms of this Agreement shall prevail for all purposes and in all circumstances.

25.5
For any Claim for which Owner is required to indemnify, protect and defend Manager and its Affiliates pursuant to clause 25.2 and for which the Owner fails to indemnify, protect and defend Manager, Manager may withdraw funds from the Operating Account to make itself whole or to pay for any costs of the defense. Manager shall not be required to include such amounts related to Claims in the Annual Budget and the withdrawal of such amounts from the Operating Account will not be a breach of Manager’s obligations under Article 5 or any other provision of this Agreement.

25.6	The provisions of this clause 25 shall survive the expiration or termination of this Agreement.

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26.	DAMAGE AND DESTRUCTION

26.1
If the Hotel or any part is damaged or destroyed, but falls short of being Seriously Damaged, Owner shall, at its own cost and with due diligence, restore the Hotel to substantially the same condition as prior to the damage or destruction ensuring that such condition meets the Standards.

26.2	If Owner does not:

(a)	commence the physical restoration work referred to in the above clause within ninety (90) days after the Event; or

(b)	exercise due diligence to complete the physical restoration work referred to in the above clause within a reasonable timeframe after the Event,

Manager may terminate this Agreement on thirty (30) days’ prior written notice to Owner.

26.3	If the Hotel is Seriously Damaged, the following provisions apply:

(a)
Owner may give written notice to Manager (within ninety (90) days after the Event) that it does not intend to rebuild or reinstate the Hotel whereupon this Agreement shall terminate as of the date of the notice without further liability to either Party;

(b)
if Owner intends to rebuild or reinstate the Hotel to at least the equivalent size and with equivalent facilities of the Hotel that existed prior to the Event it shall give written notice of this to Manager within ninety (90) days after the Event whereupon Owner shall apply for all necessary development and building approvals and commence and complete the rebuilding works as soon as it is reasonably able to do so;

(c)	if no notice is given by Owner under clause 26.3(a) or clause 26.3(b) within ninety (90) days of the Event, Manager may terminate this Agreement at any time thereafter; and/or

(d)	if Owner has given notice under clause 26.3(b) but:

(i)	has not commenced the rebuilding works by the date which is one hundred and eighty (180) days after the Event; or

(ii)	the rebuilding works have not been completed within twenty four (24) months of the Event; or

(iii)
Either Party, acting reasonably, forms the view that the rebuilding works will not be completed within twenty-four (24) months of the Event, then either Party may terminate this Agreement on thirty (30) days’ written notice to the other Party.

26.4
Any termination of this Agreement under this clause does not affect the rights of either Party in respect of any antecedent breach or with respect to any other claims pertaining to either Party’s non-performance or non-observance of a covenant or term of this Agreement that are by their nature to be performed or observed following the termination of this Agreement.

26.5
The Term shall be extended by the period which the Hotel is out of operation because of the Hotel being Seriously Damaged or, if the damage or destruction falls short of being Seriously Damaged, such damage or destruction has a material adverse effect on the operation or performance of the Hotel.

26.6

(a)
If, following termination of this Agreement under this clause, at any time during the three (3) year period following such termination, Owner or any of its Affiliates intends to repair, rebuild or replace the Hotel, Owner shall promptly give written notice to Manager of such intention or commencement.

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(b)
At Manager’s election (exercisable by written notice given to Owner within sixty (60) days of receipt by Manager of the written notice given by Owner or, if no such notice is given by Owner, upon Manager’s actual knowledge of such commencement), this Agreement shall be reinstated (with only such amendments as are required due to changes in the design, configuration or size of the Hotel). In this event, if the Manager has received business interruption insurance proceeds from an insurance coverage contracted under this Agreement and this Agreement is reinstated before the period covered by the business interruption insurance proceeds has ended, Manager shall credit to Owner towards future Management Fees, the unamortized portion of any deductible paid by the Owner related to the payment of any such business interruption insurance proceeds.

(c)	The Term of the reinstated Agreement shall be extended by such period that the Hotel is out of operation.

(d)	The provisions of this clause 26.6 shall survive the expiration or termination of this Agreement.

27.	CONDEMNATION/EXPROPRIATION

27.1

(a)
If, at any time during the Term, the whole of the Hotel shall be  taken by any Condemnation/Expropriation, then either Owner or Manager may, within thirty (30) days of the occurrence of such Condemnation/Expropriation, terminate this Agreement on thirty (30) days’ prior written notice.

(b)
If, at any time during the Term, a substantial part of the Hotel (making it imprudent, in the opinion of Manager, to continue to operate the Hotel in accordance with the Standards) shall be taken by any Condemnation/Expropriation then either Owner or Manager may, within thirty (30) days of the occurrence of such Condemnation/Expropriation, terminate this Agreement on thirty (30) days’ prior written notice.

27.2
In any Condemnation/Expropriation proceeding, each of Owner and Manager shall, to the extent permitted by applicable Legal Requirements, claim separately for any award to which it is entitled and cooperate with the other Party to enable the other Party to pursue its claim.

27.3

(a)	In the event of Condemnation/Expropriation of all or any part of the Hotel for temporary use, this Agreement shall remain in full force and effect.

(b)
If such Condemnation/Expropriation is for a period that does not extend beyond the Term, any award with respect to such Condemnation/Expropriation shall be paid into the Operating Account to be used for Operating Expenses pursuant to the approved Annual Budget.

(c)
If such Condemnation/Expropriation is for a period extending beyond the Term, that portion of any award with respect to such Condemnation/Expropriation, which is for the period up to the expiration of the Term, shall be paid into the Operating Account to be used for Operating Expenses pursuant to the approved Annual Budget.

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27.4

(a)
If, following termination of this Agreement under this clause, at any time during the three (3) year period following such termination, the Hotel reverts to the ownership of Owner and Owner or any of its Affiliates intends to recommence operations, rebuild or repair the Hotel, Owner shall promptly give written notice to Manager of such intention or commencement.

(b)
At Manager’s election (exercisable by written notice given to Owner within sixty (60) days of receipt by Manager of the written notice given by Owner or, if no such notice is given by Owner, upon Manager’s actual knowledge of such commencement), this Agreement shall be reinstated (with only such amendments as are required due to changes in the design, configuration or size of the Hotel). Manager shall repay to Owner any unamortized Access Fee that Owner paid to Manager upon termination of this Agreement. The unamortized Access Fee shall then resume amortizing pursuant to the terms of this Agreement.

(c)	The Term of the reinstated Agreement shall be extended by such period that the Hotel is out of operation.

(d)	The provisions of this clause 27.4 shall survive the expiration or termination of this Agreement.

28.	DEFAULT; PERFORMANCE TEST

28.1
Following a Default (other than an Insolvency Default) and provided the Default continues for a period of thirty (30) days (or such longer period as clause 28.2 allows) after service of a notice by the Non-Defaulting Party requiring the Defaulting Party to remedy the Default, the Non-Defaulting Party may terminate this Agreement without prejudice to any rights of action or remedies of either Party in respect of the breach, non-performance or non-observance of a covenant or term of this Agreement.

28.2
To the extent that a Default is able to be cured, but not within such thirty (30) day period, the period will be extended to such longer period as is reasonable (but not exceeding 60 days in total) to enable the Default to be cured provided that the Defaulting Party shall have commenced curing such Default within the initial thirty (30) day period and continues to proceed with curing such Default diligently.

28.3	In the case of an Insolvency Default, the Non-Defaulting Party may terminate this Agreement with immediate effect.

28.4

(a)
Owner acknowledges and agrees that, in the event of any Default (including failure to pay any amounts to Manager (or its Affiliates) under this Agreement) which Owner fails to rectify within forty-five (45) days following a written notice from Manager, Manager, in its absolute discretion and in addition to any other rights of Manager in accordance with this Agreement or any Legal Requirements, may:

(i)	disconnect or suspend the Hotel from all or part of AccorConnect and/or CRS; and/or

(ii)	suspend all or part of its services under this Agreement, for as long as such Default continues.

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(b)	Manager shall not be in Default as a consequence of the exercise of its rights under this clause 28.4.

28.5	Parties acknowledge and agree that a breach of the HRCSA by Owner or Manager constitutes a Default under this Agreement by such Party.

28.6
Except as set forth in clause 3.2, 26.2, 26.3 and 27.1, no notice of termination of this Agreement (whether based on an allegation(s) of a Default, failure to meet the performance test set forth in clause clause 28.8, or any other event or circumstance that would entitle a Party to terminate this Agreement) shall result in the termination of this Agreement if, within ten (10) days, the Party receiving such notice provides the other Party with written notice that it deems the underlying basis for termination to be a bona fide dispute. Thereafter, such dispute shall be resolved in accordance with clause 31.2.

28.7
In the event of termination of this Agreement due a Default by Owner, Owner shall pay, in addition to all amounts owed under this Agreement and repayment of unamortized Access Fee Contribution to Manager, a termination penalty (the “Termination Penalty”) equal to the following:

(a)
if termination occurs during any of the first through third Fiscal Years:  the net present value of the projected Base Fees and Incentive Fees that Manager would have earned over the following 12 Fiscal Years, assuming that annual Base Fes and Incentive Fees would equal USD $4.7 million;

(b)
if termination occurs in any of the fourth through eighth Fiscal Years:  the net present value of the projected Base Fees and Incentive Fees that Manager would have earned over the following 12 Fiscal Years, assuming that annual Base Fees and Incentive Fees would be equal to the total Base Fees and Incentive Fees earned during the last Fiscal Year in which no Force Majeure Event occurred; and

(c)
if termination occurs in any Fiscal Year after the eighth Fiscal Year, the net present value of the projected Base Fees and Incentive Fees that Manager would have earned over the the remainder of the Term, assuming that monthly Base Fees and Incentive Fees would be equal to the average monthly Base Fees and Incentive Fees earned during the last Fiscal Year in which no Force Majeure Event occurred, in each case discounted to the Termination Date at a discount rate of 8% per annum.

For example, if termination occurs in the tenth Fiscal Year and a Force Majeure Event occurred during the ninth Fiscal Year, then the Termination Penalty would be based on the Base Fees and Incentive Fees earned during the eighth Fiscal Year (assuming no Force Majeure Event occurred during that year).

Illustrative examples of the Termination Penalty calculation are attached as Schedule 10.

28.8	Termination as a Result of Performance Test

(a)
Without prejudice to any other remedies prescribed by this Agreement and/or applicable law, Owner shall have the right to terminate this Agreement without the need for a court order, in any Termination Test Period the Hotel suffers (i) a GOP Failure, or (ii) a REVPAR Failure (the “Performance Test”).

(b)	Notwithstanding clause (a) above:

(i)
Owner’s right to terminate the Agreement with respect to any Termination Test Period shall only be exercised (A) by written notice (a “Termination Notice”) given by Owner to Manager within sixty (60) days following receipt by Owner of the annual financial statements of the Hotel from Manager in accordance with provisions of clause 13.4 for the immediately preceding Fiscal Year, and (B) with respect to the operation of the Hotel in the immediately preceding Termination Test Period.

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(ii)
For purposes of calculating a GOP Failure, budgeted Gross Operating Profit shall be reduced by an amount agreed upon by Owner and Manager to the extent that Gross Operating Profit or REVPAR is adversely affected by:

(A)	one or more Force Majeure Events, which for the purpose of this clause 28.8 shall include material and adverse changes in general economic conditions;

(B)	material changes in the Facilities

(C)	renovation or construction in the Hotel or Land or the vicinity thereof;

(D)	Default by Owner under this Agreement;

(E)	any capital expenditures required pursuant to the Annual Budget for such Fiscal Year or any previous Fiscal Year are not made as planned, except if such omission is not attributable to Owner;

(F)	Owner’s failure to comply with its obligation to fund Minimum Working Capital; or

(G)	material and adverse regulatory changes.

(iii)
Owner shall not have the right to terminate this Agreement with respect to any Termination Test Period if Manager or any of its Affiliates pays to Owner, within thirty (30) days after Manager’s receipt of a Termination Notice, the amount of the Shortfall for the second (2nd) of the Fiscal Years of such Termination Test Period (a “Shortfall Payment”). If Manager or any of its Affiliates exercises its right to make a Shortfall Payment under this clause 28.8(b)(iii), then there shall not be deemed to be a GOP Failure for any of the Fiscal Years for which Manager or its Affiliates has made such payment (for the purposes of the applicable and any other Termination Test Period including such Fiscal Years).

(c)
The Parties shall agree on the initial Competitive Set on or before the Opening Date. If the Parties are unable to agree, either Party may refer the dispute to Expert Resolution in accordance with the standards outlined in the initial sentence of the “Competitive Set” definition.

(d)
If Owner or Manager thereafter seeks a change in the Competitive Set based on: (i) the commencement of operations of one or more new hotels in the Hotel’s market area, which hotels have been reporting results for at least 12 (twelve) months; or (ii) any cessation of operations or significant change in operations (such as a change in manager or a change in market positioning) of any of the hotels in the Competitive Set, the Party requesting such change shall notify the other in writing of such request during the Annual Budget process. If the REVPAR of any of the hotels in the Competitive Set is not reasonably available to both Parties with respect any Fiscal Year for reasons beyond the Parties’ control, such hotel shall not be taken into consideration for the determination of the REVPAR Index for such Fiscal Year and such hotel shall be replaced in the Competitive Set by an alternative hotel, to be agreed by the Parties, which shall be comparable to the Hotel taking into consideration the characteristics set forth in the definition of Competitive Set. The Parties acknowledge that a change to the Competitive Set may require a corresponding change to the REVPAR Index. In the event that the Parties have not reached agreement on such change within 30 days after the notice of such request has been given, such dispute shall be referred to Expert Determination in accordance with the standards outlined in the initial sentence of the “Competitive Set” definition.

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(e)
If the Annual Budget for such Fiscal Year (or any proposed amendments or modifications) shall not have been approved by Owner and Manager in accordance with the provisions of this Agreement by the end of such Fiscal Year or settled by arbitration in accordance with the provisions of this Agreement by the end of such Fiscal Year, Owner shall not have the right to terminate this Agreement pursuant to the provisions of this clause 28.8 with respect to such Termination Test Period until Owner and Manager have approved such applicable Annual Budget (or proposed amendments or modifications) or until the arbitration in respect of such applicable Annual Budget has been settled in accordance with the provisions of this Agreement.

(f)
Under no circumstances shall any termination right pursuant to this clause 28.8, or any election of Manager not to make a Shortfall Payment, constitute a breach or Default of Manager under this Agreement. The sole and exclusive remedy of Owner upon the occurrence of a GOP Failure and a REVPAR Failure shall be as expressly provided for in this clause 28.8.

(g)
Manager will not be required to vacate the Hotel until it has received payment of all amounts required to be paid by Owner to Manager and its Affiliates under this Agreement including any unamortized Access Fee Contribution pursuant to special term 36.4 of Schedule 5 and Manager shall be entitled to continue to operate the Hotel in accordance with the terms of this Agreement until such time as Owner has paid to Manager all amounts necessary to pay to Manager in order for Manager to vacate the Hotel.

(h)
If a dispute under this clause is referred for Expert Determination, the time periods in this clause shall be extended to the period which is 30 days following receipt of the Expert’s determination. If the Expert rules in favor of Manager, then the Performance Notice shall be deemed to have no further force or effect. In the event that the Expert rules in favor of Owner, this shall not preclude Manager from subsequently exercising its rights under clause 28.8(b)(iii), and to pay such amount within the additional thirty (30) day period following receipt of the Expert’s determination.

28.9	Termination Due to Prohibited Person Status

Notwithstanding anything to the contrary in this Agreement (including any declaration of a Force Majeure Event pursuant to clause 30):

(a)	if at any time during the Term a Party and/or:

(i)	any Controlling shareholder of a Party; and/or

(ii)	an ultimate beneficial owner of that Party,

becomes a Prohibited Person, then the other Party may terminate this Agreement on immediate written notice to the at-fault Party;

(b)	if at any time during the Term:

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(i)	any shareholder of a Party that holds 25% or more of the total direct or indirect shareholding in a Party; and/or

(ii)	a director of a Party,

becomes a Prohibited Person, if steps are not taken to:

(A)	remove or replace that shareholder as a shareholder of the relevant Party; or

(B)	replace that person as a director of the relevant Party,

within 30 days following written notice from the other Party, then that Party may terminate this Agreement on immediate written notice to the at-fault Party;

(c)	termination under this clause 28.9:

(i)	does not entitle either Party to consequential or special damages; and

(ii)	is without prejudice to any rights of the Parties relating to any antecedent breach, other than as a consequence to the termination of this Agreement; and

(d)	for the purposes of this clause 28.9, the term “Prohibited Person” shall mean:

(i)	a Sanctioned Person; or

(ii)	a person or entity that is prohibited, by Legal Requirements or the direction of a Governmental Authority, to:

(A)	enter into or be a contractual relationship, including this Agreement; or

(B)	hold the role of director.

29.	EVENTS UPON EXPIRATION OR EARLIER TERMINATION

29.1	The following provisions shall apply as and from the Termination Date:

(a)
all amounts due and owing between the Parties under this Agreement accrued to the Termination Date shall become immediately due and payable (including any accrued, unfunded or underfunded liabilities under any pension plans, disability, worker compensation or other benefit plans benefiting the Hotel Employees);

(b)	Manager shall conduct a final accounting of the books and records of the Hotel and shall produce and deliver it to Owner;

(c)
all of the FF&E, operating equipment and non-consumable operating supplies existing at the Termination Date, which are marked with the Brand or the Hotel Name may continue to be used by the Hotel for thirty (30) days after the Termination Date;

(d)
any consumable operating supplies existing at the Termination Date which are marked with the Brand or the Hotel Name (provided that any Brand or Hotel Name are covered or obscured on such operating supplies) may continue to be used until the earlier of thirty (30) days after the Termination Date and the consumption of the item and

(e)	Owner shall pay to Manager, on the Termination Date and as a condition for any such termination, any unamortized Access Fee Contribution pursuant to special term 36.4 of Schedule 5.

29.2	As and from the Termination Date:

(a)	Owner shall not:

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(i)	retain any copy of all or any part of any policies or procedures provided to Owner in connection with the operation of the Hotel, except as required by the Legal Requirements;

(ii)	have the right to use any such policies and procedures in connection with the operation of the Hotel or any other property; and

(iii)
cause all copies of all such policies and procedures in their possession or control to be returned to Manager promptly following any such expiration or sooner termination of this Agreement, except as required by the Legal Requirements;

(b)	Owner shall immediately cease or cause any person or entity to cease all use of the Brand and the Rights, including with respect to the Hotel;

(c)	Manager shall immediately vacate, and cause any of its personnel to vacate, the Hotel, provided that any unamortized portion of the Access Fee Contribution has been repaid;

(d)	Owner, at its expense, shall immediately remove all:

(i)	references to the Rights in connection with the Hotel and cease all use of the Rights (including referring to the Hotel as being formerly known by the Hotel Name); and

(ii)	references to the Brand and the Rights in any domain name or website or internet address used in connection with the Hotel;

(e)
Owner, at its expense, shall immediately remove all signage used on or in connection with the Hotel bearing the Brand or any of the Rights If Owner does not comply with this clause, Manager, at its option, may elect at any time within ninety (90) days after the end of the Term to purchase all external signage on the Hotel for the amount of USD$1.00 and enter the Hotel to remove all such signage. Owner shall reimburse Manager all costs incurred by Manager with respect to such removal; and

(f)
Owner irrevocably and unconditionally appoints Manager as Owner’s true and lawful attorney with the power and authority to prepare and sign all documents that Manager may consider necessary for removing the reference to the Brand from the Hotel Name.

29.3	As separate data controllers, the Parties agree, as and from the Termination Date, that:

(a)	both Parties shall only retain copies of Personal Data, collected or used under this Agreement but only in compliance with Legal Requirements;

(b)
Manager Group is entitled to continue to process, only to the extent permitted by Data Protection Legislation, Hotel Guest Data indirectly obtained from Data Subject Requests through the Hotel and included in the databases containing Manager Guest Data which are owned or managed by the Manager Group or to which Manager Group has access, either directly or under services agreements;

(c)
Owner is entitled to continue to process, only to the extent permitted by applicable Data Protection Legislation, Hotel Guest Data and other Personal Data included in databases owned and managed by Owner, either directly or under any services agreement, containing Owner’s Data and Hotel Guest Data; and

(d)
Owner and Hotel Employees shall cease to use any Manager Guest Data, which does not also qualify as Hotel Guest Data, to which they may have had access to under this Agreement, through the Reservation System (which is shared between the hotels operating under the brands owned by or licensed to the Manager Group and which allows the Manager Group and Owner to better know and understand their customers to offer them a more customized experience at the Hotel.

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Other than as provided for in clause 29.3(c), Owner and Hotel Employees shall, as and from the Termination Date, cease to use any Manager Guest Data to which it may have had access to during the Term.

29.4
Notwithstanding the termination of this Agreement, Owner shall honor all bookings for the Hotel which relate to the period after the Termination Date but which were made prior to the Termination Date. Nothing in this clause requires Manager to accept any bookings at the Hotel for the period after the Termination Date.

29.5
Notwithstanding clause 29.1 or clause 29.2, in the event the Hotel will be rebranded following the Termination Date, all obligations under clause 29.1 and clause 29.2 shall be satisfied by no later than the Termination Date.

29.6	The provisions of this clause 29 survive the expiration or termination of this Agreement.

30.	FORCE MAJEURE EVENT

30.1	If either Owner or Manager is unable to perform, in whole or in part, any obligations under this Agreement, by reason of a Force Majeure Event:

(a)	such failure shall not be treated as a breach of or Default under this Agreement for as long as the Claiming Party is unable to perform as a result of the Force Majeure Event; and

(b)
no liability shall arise from such non-performance provided that nothing in this Agreement, except where expressly provided otherwise in this Agreement, will excuse or relieve any obligation to make all payments when due.

30.2
The Claiming Party shall notify the other Party in writing as soon as reasonably practicable of the occurrence of a Force Majeure Event and shall take reasonable steps to provide details of such event to the other Party, including its cause and potential impact on the execution of obligations under this Agreement.

30.3
In the case of a Force Majeure Event, the time periods set out in this Agreement shall be extended for the period of any delay due to a Force Majeure Event taking into account the effect of the Force Majeure Event on the Hotel and all matters considered relevant by Owner and Manager.

30.4	The Term shall be extended by the period which the Hotel is out of operation, or its operation is materially and adversely affected, because of any Force Majeure Event.

30.5	In the event of any conflict between this clause 30 and clause 25 or clause 27, then clause 25 or clause 27 shall, as applicable, prevail.

31.	GOVERNING LAW AND DISPUTE RESOLUTION

31.1	Governing Law

This Agreement is governed by, and shall be construed in accordance with, the laws of Mexico without reference to principles of conflicts of laws.

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31.2	Dispute Resolution

(a)
In the event of a dispute arising out of or in connection with this Agreement (“Dispute”), a Party shall provide written notice containing a description of the Dispute to the other Party (“Dispute Notice”). If the Parties cannot resolve the Dispute within thirty (30) days of receipt of a Dispute Notice, then either Party may refer the Dispute to mediation.

(b)	The mediation shall be conducted as follows:

(i)	The Parties shall select a mediator by mutual agreement.

(ii)	If the parties are unable to mutually agree on a mediator, then the mediator shall be selected by the International Chamber of Commerce pursuant to its rules and procedures.

(iii)	The location of the mediation shall be Miami, Florida.

(c)
If the mediation described in clause 31.2(b) above does not resolve the Dispute within ninety (90) days of the date the Dispute Notice was sent, then the Dispute thereafter shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce in force at the time a Request for Arbitration is submitted (the “ICC Rules”), which rules are deemed incorporated by reference in this clause. The place of arbitration shall be Miami, Florida. The language of the arbitration shall be English.

(d)
This dispute resolution clause, including the arbitration agreement herein, shall be governed and construed in accordance with the ICC Rules and, without regard to conflict of law principles that would require application of the laws of another jurisdiction.

(e)
The arbitral tribunal shall consist of a sole arbitrator who shall be appointed by the International Court of Arbitration of the International Chamber of Commerce, pursuant to the ICC Rules Any arbitrator appointed shall possess significant professional experience in the full service upper-upscale hotel business but shall not be an Affiliate of or a Person who has a present or currently contemplated business or personal relationship, or has had any personal or business relationship at any time during the ten (10) years immediately preceding the submission to arbitration, with either Owner, Manager or any of their principals.  The Parties may also provide the International Chamber of Commerce with the names of suggested arbitrators who possess the requisite qualifications for the purposes of constituting the arbitral tribunal.

(f)
The decision of the arbitrator shall be made within thirty (30) days of the close of the proceedings with respect to the arbitration (or such longer time as may be agreed to, if necessary, which agreement shall not be unreasonably withheld) and the arbitral award shall be final and binding and enforceable in any court of competent jurisdiction.

(g)
The final award shall fix the costs of the arbitration and the arbitral tribunal shall determine which Party shall bear the costs of arbitration, including reasonable attorneys’ fees and costs, or in what proportion the Parties shall bear the costs of arbitration. In any post‑arbitration confirmation, enforcement or vacatur proceedings, the court in which such proceedings are held shall award the costs (including reasonable attorneys’ fees and costs) of such proceedings to the prevailing party.

(h)
For purposes of the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958, the Parties agree that the relationship among the Parties is commercial in nature and any Dispute related to this Agreement is commercial.

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(i)
All hearings, submissions and discovery exchanged in respect of the arbitration proceedings shall be confidential and subject to such confidentiality restrictions as may be ordered by the arbitral tribunal

(j)	Pending issuance of a final award, the Parties shall diligently perform their respective obligations under the provisions and terms of this Agreement.

(k)
Notwithstanding anything contained in this clause 31.2. (i) either Owner or Manager shall be entitled to (A) apply for Emergency Measures (as defined in the ICC Rules) pursuant to the Emergency Arbitration Rules (as defined in the ICC Rules) prior to the constitution of the arbitral tribunal, (B) commence legal proceedings seeking such mandatory, declaratory or injunctive relief as may be necessary to define or protect the rights and enforce the obligations contained herein pending the settlement of a Dispute in accordance with the procedures set forth in this clause 31.2, (C) commence legal proceedings involving the enforcement of an arbitration decision or award arising out of this Agreement, or (D) join any arbitration proceeding arising out of this Agreement with any other arbitration proceeding arising out of this Agreement or the Hotel Consultancy Services Agreement (ii) no Party shall be entitled to any default remedy or remedies until the conclusion of the arbitration process.

(l)	The provisions of this clause 31.2 shall survive any termination of this Agreement.

31.3	Merger of Proceedings

The Parties agree that:

(a)	the jurisdiction of the arbitral tribunal under this Agreement extends to the HRCSA;

(b)
the arbitral tribunal shall have the power, on application of either Party, to allow any entity that is a party to a Hotel Agreement to be joined in the arbitration as a party and the Parties hereby consent to such joinder;

(c)
in the event that an entity is joined to an arbitration commenced under this Agreement, the arbitral tribunal shall have the power to make a single award, or separate awards, in respect of all parties to the arbitration; and

(d)	the jurisdiction of any arbitral tribunal under a Hotel Agreement extends to this Agreement and the Parties hereby consent to be joined to any arbitration under a Hotel Agreement.

31.4	Expert Determination

Where a matter is expressly referred for Expert Determination in accordance with the provisions of this Agreement, it shall be resolved in accordance with the following procedure:

(a)
the Parties shall jointly appoint a single person to decide the matter in question being a member of a reputable accounting or consulting firm who is independent of the Parties and their Affiliates and is an expert having at least 7 years’ experience in the hospitality industry or failing such agreement as to the appointment, the Parties shall ask for an Expert to be appointed by International Court of Arbitration of the International Chamber of Commerce (“Expert”);

(b)
the Expert shall act as an expert and not as an arbitrator and shall be entitled to appoint such technical expert or experts as he considers necessary to assist him in determining the matter referred to him. In the absence of fraud or manifest error, the decision of the Expert (which shall be given by him in writing stating his reasons therefor) shall be final and binding on the Parties;

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(c)	unless otherwise agreed by the Parties, the Parties shall use reasonable endeavors to ensure that the Expert makes a determination within thirty (30) days of referral;

(d)
each Party shall provide any Expert with such information as he may reasonably require for the purposes of making a determination. If either Party claims any such information to be confidential to it then, provided that in the opinion of the Expert that Party has properly claimed the same as confidential, the Expert shall not disclose the same to the other Party or to any third party;

(e)
the costs of the Expert (including the costs of any technical expert appointed by the Expert) shall be borne in such proportions as the Expert may decide to be fair and reasonable in all the circumstances or if no such determination is made by the Expert by the Parties in equal proportions; and

(f)	the Parties hereby agree that the jurisdiction of any Expert appointed under this Agreement may, if applicable, extend to any Hotel Agreement.

32.	GENERAL

32.1	Definitions

Capitalized terms used in this Agreement have the meanings given to them in:

(a)	Schedule of Commercial Terms; and

(b)	Schedule 1,

unless the context otherwise requires.

32.2	Interpretation

In this Agreement, unless the contrary intention appears:

(a)	headings and underlining are for convenience only and do not affect the interpretation;

(b)	the singular includes the plural and vice versa;

(c)
a reference to an article, clause, party, annexure, exhibit or schedule is a reference to an article, clause, party, annexure, exhibit or schedule of this Agreement, unless specific reference is made to the article, clause, annexure, exhibit or schedule of another document or instrument;

(d)	the word “person” includes a:

(i)	firm, body corporate, trust, an unincorporated association or an authority; and

(ii)	reference to the person’s executors, administrators, successors, substitutes and assigns;

(e)	the word “company” or “entity” includes a body corporate, trust, partnership or other entity;

(f)	an agreement, representation or warranty in favor of two or more persons is for the benefit of them jointly and severally;

(g)	a reference to a statute or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements or any of them;

(h)	a reference to any one gender includes each other gender (as the case may require);

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(i)	specifying anything in this Agreement after the word includes or a derivative does not limit what else is included;

(j)	all exhibits, schedules and annexures attached to this Agreement are by reference made part of this Agreement;

(k)
any right of Manager to exercise discretion, or to approve or disapprove any matter, or any arrangement or term is to be satisfactory to Manager, the exercise of discretion by Manager or the decision of Manager to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory shall be (except as is otherwise specifically herein provided) in the sole discretion of Manager and shall be final and conclusive;

(l)	this Agreement does not constitute a lease and cannot be interpreted as a lease agreement; and

(m)	no provision of this Agreement shall be construed against or interpreted to the disadvantage of any Party by reason of such Party having or being deemed to have structured or dictated such provision.

32.3	Conflict

This Agreement shall be subject at all times to the CSNDA. In the event of any inconsistency between the provisions of this Agreement and the CSNDA, the CSNDA will prevail for so long as the Notes are outstanding.

32.4	Waiver of Non-Compensatory Damages

Notwithstanding anything to the contrary in this Agreement, in any action or proceeding between the Parties arising under or with respect to this Agreement or in any manner pertaining to the Hotel, each Party unconditionally and irrevocably waives and releases any right, power or privilege to claim or receive any unforeseeable, punitive, special, or exemplary damages, each Party agreeing that the remedies herein provided and other remedies at law or in equity will in all circumstances be adequate. Both Parties acknowledge that they are experienced in negotiating commercial contracts and have had the advice of counsel in connection with, and fully understand the nature of, the waiver and release contained in this clause 32.3.

32.5	Notices

(a)	All notices shall:

(i)	be in the English language;

(ii)
be in writing (e-mail can be used so long as a formal letter is attached to the email and a hard copy of the formal letter is sent to the other Party within five (5) days after the email is sent by any of the methods set out in this clause 32.5);

(iii)	signed by a person duly authorized by the sender;

(iv)
addressed to the recipient at its registered office (from time to time) or is no such registered office address applies then to the address detailed in Schedule of Commercial Terms or such other address as a Party may from time to time notify in writing to the other; and

(v)	be sent to the recipient by hand or registered post.

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(b)
Without limiting any other means by which a Party may be able to prove that a notice or other communication has been received by another Party, a notice or other communication will be deemed to be duly received if:

(i)	sent by hand, when left at the address of the recipient;

(ii)	sent by registered post, seven (7) days after the date of posting; or

(iii)
a notice or other communication is served by hand on a day which is not a Business Day, or after 5.00 pm on a Business Day, such notice or communication will be deemed to be received by the recipient at 9.00 am on the next Business Day.

(c)	For the avoidance of doubt, a notice under clause 32.5(a)(ii) shall only be valid from the date of receipt of the formal letter.

32.6	Partial Invalidity

If any phrases, sentences, clause or clauses contained in this Agreement are declared invalid by a final and unappealable order, decree or judgment of any court, this Agreement will be construed as if such phrases, sentences, clause or clauses had not been inserted unless such construction would substantially destroy the benefit of the bargain between Manager and Owner.

32.7	Legal Costs

Each Party is responsible for its own legal costs and expenses of and incidental to the preparation of this Agreement.

32.8	Interest

If monies payable by a Party under this Agreement are not paid when due, such monies shall bear interest at the Rate of Interest computed from the date they become due to the date of payment and capitalized on the 1st day of each month and shall be payable on demand.

32.9	Survival

Any covenant, term or provision of this Agreement that is expressly stated to survive the termination or expiration of this Agreement, will survive any such termination or expiration.

32.10	Further Assurances

The Parties shall execute and deliver all such agreements and other instruments and shall take such action as may be necessary to make this Agreement legally effective, binding and enforceable as between them and as against third parties.

32.11	Waiver

(a)	The waiver of any term or condition on any one occasion will not be deemed a waiver thereof on any other occasion.

(b)	No term or condition of this Agreement and no breach of this Agreement can be waived, altered or modified except in writing signed by the Party waiving it.

(c)	The Parties acknowledge and agree that the General Manager has no authority to amend this Agreement or waive any term or condition on behalf of Manager.

32.12	Counterparts

This Agreement may consist of a number of counterparts and the counterparts taken together constitute one and the same instrument.

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32.13	Electronic Signing

(a)	Each Party consents to this Agreement being:

(i)	signed electronically;

(ii)	held in electronic form; and

(iii)	delivery of a counterpart of this Agreement through Manager’s usual system for preparing and negotiating agreements and such delivery shall constitute an effective mode of delivery.

(b)	The Parties agree that this Agreement is dated on the date and at the time and place where the last Party signs this Agreement.

(c)
The Parties agree that if a Party is required to produce a physical copy of this Agreement, a printed copy of the fully signed electronic version shall be taken to be a physical copy of this Agreement.

32.14	Rights Cumulative

Except as expressly provided in this Agreement, the rights of a Party under this Agreement are in addition to and do not exclude or limit any other rights or remedies provided by any Legal Requirement.

32.15	Approval or Consent

(a)
Where this Agreement refers to approval or consent being required, such approval or consent to be effective shall be given beforehand and in writing and, unless qualified by the phrase “in its sole discretion” may not be unreasonably withheld or conditioned and, unless timing is expressly stated, shall not be unreasonably delayed. If this Agreement provides a Party to exercise its “sole discretion” when determining (i) whether to consent or approve any matter or (ii) what course of action, if any, to undertake, then the Party shall have the sole, absolute and unfettered discretion in making such determinations.

(b)	Manager shall not be responsible for any matters arising from Owner’s failure to grant approvals, provide funds or perform any other obligations as required under this Agreement.

32.16	Entire Agreement

(a)
This Agreement and the other Hotel Agreements represent the entire agreement between the Parties and supersede all prior representations, understandings, arrangements or agreements whether or not in writing.

(b)	No Party shall be bound by any representations, warranties, promises, agreements or inducements not expressly provided in this Agreement, and no warranties of any Party are to be implied.

32.17	Amendments

This Agreement may not be amended except by a written instrument executed by Owner and Manager.

32.18	Relationship of Owner and Manager

(a)	This Agreement shall not constitute or be construed to be or create a partnership or joint venture between Manager and Owner.

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(b)	In performing its duties under this Agreement, Manager is contracting for goods and services for the Hotel and incurring expenses solely as agent of Owner.

(c)
Owner shall be liable for and, if not paid from the operation of the Hotel, shall pay all debts, obligations and liabilities to any Person incurred by Manager in the course of its operation of the Hotel.

(d)	The Parties acknowledge and agree that:

(i)	the terms and provisions of this Agreement and the duties and obligations specifically set out in this Agreement are intended to satisfy any fiduciary duties which may exist between the Parties; and

(ii)
to the extent any fiduciary duties or other extra-contractual duties that might otherwise exist or be implied for any reason, including without limitation those resulting from any principal-agent relationship between the Parties, are inconsistent with, or would have the effect of modifying, limiting or restricting the express provisions of this Agreement, the terms of this Agreement shall prevail.

(e)
Owner shall execute all necessary instruments, including powers of attorney, the form of such documents to be mutually agreed upon by Owner and Manager (both parties acting reasonably), as may be required to confirm Manager’s authority hereunder and as may be required for the efficient operation of the Hotel by Manager.

(f)
The Parties acknowledge and agree that any liability between them shall be based solely on the express provisions of this Agreement, without regard to any agency principles (except as expressly provided for in this Agreement).

(g)
To the extent permitted by law, Manager shall not be deemed as the fiduciary of Owner and shall not owe any fiduciary duty or obligation to Owner. Owner knowingly and as a material element of the bargain waives:

(i)
any right or power of Owner as a matter of statutory or decisional law (based upon a characterization of Manager as Owner’s agent or otherwise) that might afford Owner the power to terminate this Agreement other than in accordance with its terms; and

(ii)	any right or power to deny Manager the right to seek and secure injunctive relief (if any) if Owner should attempt such a termination other than in accordance with this Agreement.

(h)
The Parties acknowledge and agree that given Manager’s Access Fee Contribution, Manager’s agency is coupled with an interest and Owner shall not be entitled to terminate this Agreement or the parties’ principal/agent relationship except in accordance with the express terms of this Agreement.

32.19	Injunctive Relief

Parties acknowledge and agree that damages alone will not be an adequate remedy for them and that Parties are entitled (notwithstanding clause 28) to specific performance, injunctive or other reasonably equivalent relief any arbitration or similar proceeding and in a court of competent jurisdiction in case of breach from any Party.

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32.20	Sovereign Immunity

Owner irrevocably waives any rights or privilege it may have in any proceeding before any court or tribunal in any jurisdiction by virtue of any status as a sovereign or an agency or affiliate of any Governmental Authority.

32.21	Currency

To the extent not expressly provided for in this Agreement, all fees and charges payable to Manager or its Affiliates under this Agreement shall, to the extent permitted by Legal Requirements, be paid in the Currency, or such other currency as may be acceptable to Manager (converted from local currency at the Mexican Central Bank official exchange rate in effect at the time of payment).

32.22	Third Party Rights

(a)
Subject to the provisions of this clause 32.22, Manager’s Affiliates may, having in each case obtained the consent of Manager, enforce the terms and accordingly shall have the benefit of those provisions in this Agreement which are, or are stated to be, for their benefit subject to and in accordance with the provisions of any applicable Legal Requirements.

(b)
Except as provided in clause 32.22(a), the Parties do not intend that any term of this Agreement shall be enforceable, including to the extent permitted by any Legal Requirement, by any Person who is not a party to this Agreement.

32.23	Estoppel Certificates

Each Party shall, upon not less than thirty (30) days prior request by any other Party, execute and deliver a certificate stating to the best of its knowledge, information and belief whether this Agreement is modified or unmodified (and if modified, stating the modifications), whether this Agreement is in full force and effect, and whether the Party giving such certificate knows of any default by any other Party.

32.24	Inurement

(a)
This Agreement, which is expressly intended to be integral to and binding upon title to the Hotel, shall inure to the benefit of and be binding upon each of the Parties and their respective permitted successors and assigns.

(b)
In light of its fundamental relationship to the Hotel, this Agreement shall survive the enforcement of any rights or remedies afforded under any mortgage, hypothecation or other encumbrance of the Hotel and/or the Land or sale, assignment, transfer or other disposition of, all or any part of the direct or indirect interests in the Hotel and the Land to any person and shall be binding upon such person with respect to such interest. However, (i) nothing contained in this clause 32.24 shall be deemed to imply that Owner has the right to transfer any direct or indirect interest in the Hotel or the Land other than in strict compliance with the terms of this Agreement and (ii) any direct or indirect interest in the Hotel or the Land not made in strict compliance with the terms of this Agreement may, at Manager’s election, be deemed null and void and of no force or effect thereby entitling Manager to enforce any and all rights and remedies it may have under this Agreement, at law and in equity.

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32.25	Chain Conflicts

Save for the Radius Restriction set forth in clause 33, neither this Agreement nor anything implied by the relationship between Manager and Owner shall prohibit Manager or Manager Group from developing, constructing, owning, operating or promoting and/or authorizing others to develop, construct, operate or promote one or more hotels, resorts, residential products or other business operations of any sort, using any brand names or trademarks available to such party, at any location, including a location proximate to the Hotel. Owner hereby acknowledges and agrees that Manager and Manager Group shall have the unconditional right to engage in such activities. In addition, Owner hereby acknowledges and agrees that Manager and Manager Group shall have the right to engage in sales and marketing activities in support of Manager Group Hotels and such other hotels, resorts, residential products or other business operations as may receive the benefit of, or services from, the Global Reservations System and/or any of the other systems associated with the provision of the Group Services to Manager Group Hotels outside the Radius Restriction.

32.26	Waiver of Power of Wrongful Termination.

(a)
Each of Owner and Manager acknowledges that, but for the term of this Agreement and the Parties’ commitment to the contemplated relationship for the term of this Agreement, the Parties would not have made the significant investments of money and time necessary to commence and conduct services under this Agreement and foregone other opportunities. The specific limitations to the Parties’ respective rights of termination in this Agreement, therefore, have been the subject of material extensive and focused negotiation by the Parties and their counsel for the purpose of avoiding a termination of this Agreement by either Party other than in accordance with the express provisions hereof (a “Wrongful Termination”).

(b)
Owner acknowledges that (i) Manager would suffer damages to its brand and reputation in the event of a Wrongful Termination by Owner and that damages on account of such harm would not be an adequate remedy, (ii) that Owner knowingly and as a material element of the bargain waives any right or power otherwise available to terminate this Agreement other than in accordance with its terms, and (iv) that Owner specifically grants Manager the right to seek and secure injunctive relief without bond if Owner should attempt a Wrongful Termination.

33.	RADIUS RESTRICTION

33.1
None of Manager, or any Affiliate of Manager, shall, without the prior written consent of Owner, directly or indirectly, in any capacity, own, operate, franchise or license (whether solely or jointly, as owner, principal, shareholder, member, licensor, franchisor, operator, manager, lessee, agent or otherwise), another hotel or serviced apartments branded and named “Mondrian” (an “Additional Manager Hotel”) located within eighteen (18) kilometers of the front door of the Hotel. i.e.  within the area described on Schedule 7 attached to this Agreement (the “Restricted Area”) during the initial ten (10) Fiscal Years of the Initial Term of this Agreement (the “Restricted Period”), provided that:  (i) no hotel shall be treated as an Additional Manager Hotel if Manager or any of its Affiliates merely use a bi-line or similar reference for such hotel to identify such hotel as part of an integrated system of hotels including Mondrian branded hotels so long as the name “Mondrian” is not used in the name or branding of the hotel; and (ii) no hotel shall be treated as an Additional Manager Hotel if it is branded under another Accor or Ennismore brand or unbranded.

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33.2
Notwithstanding the restrictions of clause 33.1, if Manager, Accor or any of its Affiliates acquires (whether through purchase, sale, merger, consolidation, or other transaction) another chain, franchise system, group, or portfolio of at least three (3) hotels or serviced apartments, or acquires the right to operate or manage another chain, franchise system, group, or portfolio of at least three (3) hotels or serviced apartments, and one (1) or more of such hotels are located within the Restricted Area, Manager (or any of its Affiliates) shall be permitted to own, operate, manage, lease, license, and/or franchise any such hotel or serviced apartments as a Brand Hotel during the Restricted Period.

33.3
Other than the restrictions of clauses 33.1 and 33.2, neither this Agreement nor anything implied by the relationship between Manager and Owner shall (i) prohibit Manager, Accor or any Affiliate of Accor from developing, constructing, owning, operating or promoting and/or authorizing others to develop, construct, operate or promote one or more hotels, resorts, residential products or other business operations of any sort, using any brand names or trademarks available to such party, at any location, including a location proximate to the Hotel or within the Restricted Area, or (ii) prohibit Manager, Accor or any Affiliate of Accor from negotiation and executing contracts or otherwise entering into binding agreements to develop, construct, own, operate or promote and/or authorizing others to develop, construct, operate or promote one or more hotels, resorts, residential products or other business operations of any sort, using the “Mondrian” name located within the Restricted Area so long as such hotel or project does not open for business to the general public during the Restricted Period.

34.	GUARANTY

34.1
Guarantor hereby unconditionally and irrevocably guarantees, on a joint and several basis with Owner, as a primary obligor and not merely as a surety, the performance by Owner of the obligations and liabilities related to the full repayment to Manager of the unamortized Access Fee Contribution as described in Schedule 5 of this Agreement (the “Guaranteed Liabilities”).

34.2
Guarantor waives diligence, presentment, protest, notice of dishonor, demand for payment, notice of acceptance of this Guaranty, and notices of every kind, and consents to any and all amendments and modifications of this Agreement executed by Manager and Owner; it being the intention that shall remain liable notwithstanding any act, omission or thing which might otherwise operate as a legal or equitable discharge of Manager or Owner. Guarantor agrees that its Guaranteed Liabilities hereunder shall not be impaired, modified, changed, released or limited in any manner whatsoever by: (i) any impairment, modification, amendment or renewal to the Agreement, change, release or limitation of the liability of Owner or its estate in bankruptcy resulting from the operation of any present or future provision of any applicable bankruptcy law, regulation or other similar statute, or from the decision of any court; (ii) any failure, omission, delay, or inability by Owner to assert or exercise any right, power, or remedy conferred on Owner in this Agreement; (iii) a termination, dissolution, consolidation, spin-off, or merger of Owner with or into any other entity; (iv) any other cause or circumstance, foreseen or unforeseen, whether similar or dissimilar to any of the foregoing; (v) any irregularity, unenforceability, illegality or invalidity of any obligation in the Agreement; and (vi) Manager granting any time, indulgence or concession to Owner in respect of the Guaranteed Liabilities or any negligence or delay of the relevant Manager in enforcing the Guaranteed Liabilities.

34.3
it being the intent of Guarantor that its obligations hereunder shall not be discharged, reduced, limited, or modified except by full performance of Owner’s obligations under this Agreements (and then only to the extent of such performed or discharged obligation or obligations).

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34.4
Guarantor agrees that this Guaranty shall inure to the benefit of and may be enforced by Manager, its successors and assigns, and shall be binding upon and enforceable against Guarantor and its successors. If any amount or obligation which would otherwise have formed part of the Guaranteed Liabilities is or becomes unenforceable, illegal or invalid, to indemnify Manager against any cost, loss or liability it incurs as a result of not paying any amount which would, but for such unenforceability, illegality or invalidity, have been payable by it.

34.5
No failure or delay by Manager, or its successors and assigns, in exercising any right, power, or privilege under this Guaranty shall operate as a waiver; nor shall any single or partial exercise of any right, power, or privilege preclude any other or further such exercise or the exercise of any other right, power, or privilege.

34.6
This is a Guaranty of payment and performance and not merely a guaranty of collection. Guarantor waives any right to require Manager to: (a) join Owner with Guarantor in any suit arising under this Guaranty; (b) proceed against or exhaust any security given to secure Owner’s obligations under this Agreement; or (c) pursue or exhaust any other remedy in Manager’s power. Until the Guaranteed Liabilities have been discharged in full, Guarantor shall have no right of subrogation, indemnity, and any right to enforce any remedy that Owner now has, or may have, against Manager.

34.7	Guarantor represents and warrants that:

(a)
neither the execution and delivery of this Guaranty nor compliance with its terms and provisions shall conflict with or result in a breach of or require any consent under any agreement or instrument by which Guarantor is bound;

(b)	Guarantor has all necessary power and authority to execute, deliver, and perform its obligations under this guaranty;

(c)	Guarantor's execution, delivery, and performance of this guaranty has been duly authorized by all necessary action on its part; and

(d)	this guaranty has been duly and validly executed and delivered by Guarantor and constitutes its legal, valid, and binding obligation, enforceable against Guarantor in accordance with its terms.

34.8
Any demand for payment must: (i) be in writing sent to the Company Secretary via courier, to the address set out in the schedule of Commercial Terms copying for information the emails therein; (ii) refer to the date hereof, Owner and Manager, and enclose a copy of this Agreement; (iii) state the amount for which payment is demanded; (iv) state the reason for which payment is demanded; (v) state the name of the bank and account number to which payment is to be made; and (vi) be duly signed by an authorized representative of Manager.

34.9	This Guaranty and any non-contractual obligations arising from or in connection with it are governed by the laws of Mexico City.

34.10
The courts and tribunals of Mexico City have exclusive jurisdiction to settle any dispute including a dispute relating to any non-contractual obligation arising out of or in connection with this Guaranty.

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35.	RENTAL PROGRAM

35.1	General

(a)	Owner and Manager have agreed that Residence Owners will be offered the opportunity to participate in the Rental Program.

(b)
Owner will enter into a Rental Program Agreement with each Residence Owner in respect of the inclusion of their Residence in the Rental Program in accordance with the terms of the BLMA and Residential Management Agreement.

(c)
Owner engages Manager to supervise, direct and control the operation of the Rental Program until the earliest of: (i) the expiration or early termination of the Rental Program Agreements; or (ii) the termination of the Residential Management Agreement. Manager accepts this engagement and will operate the Rental Program in accordance with this Agreement. For the avoidance of doubt, if the Residential Management Agreement is terminated for any reason, Manager obligations and engagement under this clause shall terminate and Manager will no longer manage the Rental Program.

(d)
Manager will administer and operate all aspects of the Rental Program under the Rental Program Agreements, on behalf of Owner, including the collection of revenues and calculation of revenue deductions, splits, and reserves under the Rental Program Agreements. Owner will be responsible to distribute all distributions to each Residence Owner in accordance with this Agreement.

(e)
To the extent required by Legal Requirements or Standards, or to facilitate Manager’s administration and operation of the Rental Program, Manager may require, at its sole discretion, Owner to amend the form Rental Program Agreement from time to time or amend any executed Rental Program Agreements in accordance with their terms.

(f)	Owner acknowledges, agrees and shall procure that:

(i)	Manager will be the exclusive rental agent and operator of the Rental Program;

(ii)	any Residence Owner who decides to participate in the Rental Program shall purchase the FF&E/OS&E Package;

(iii)
to assist with the maintenance of the Participating Residences, Manager shall, in accordance with the Rental Program Agreements deduct the Rental Program Reserve Contributions from each Residence Owner’s Share so as to maintain the Participating Residences to Standards;

(iv)	the Rental Program Reserve Contributions for each Residence Owner shall be deposited into each Residence Owner’s designated Rental Program Reserve Account;

(v)	the Rental Program Reserve Contributions shall be used exclusively to fund the repair and replacement of the FF&E/OS&E Package items in Participating Residences;

(vi)
if, in the reasonable opinion of Manager, any aspect related to Participating Residences, including FF&E/OS&E Package items, has not been maintained to the Standards (or are no longer compliant), despite a request made by Manager to carry out works necessary to return such non-compliant areas or Participating Residences to a level which is consistent with prevailing Standards, Manager may elect not to include such Residences in the Rental Program until such works are completed;

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(vii)	the Total Rental Program Revenue shall be charged to a separate profit and loss statement from the Hotel;

(viii)	the Total Rental Program Revenue will not form part of Total Operating Revenue of the Hotel, nor will expenses associated with the Rental Program form part of the Operating Expenses of the Hotel;

(ix)	the System Fees shall apply with respect to the Rental Program; and

(x)
it shall not, directly or indirectly, cause or consent to (by vote or otherwise) any allocation of the expenses of the Rental Program to the Hotel, other than in accordance with the methodology approved by Manager, except to the extent required to satisfy Legal Requirements.

35.2	Rental Program Annual Budget

(a)
At least 60 days before each Fiscal Year commences, at the same time as Manager submits to Owner the Draft Annual Budget, Manager will submit to Owner, for Owner’s review and approval, the Draft Rental Program Annual Budget, which will include the estimate for the annual Shared Services and Rental Program Reserve Contributions.

(b)
The provisions of clause 5 shall apply mutatis mutandis to the approval and finalization of the Draft Rental Program Annual Budget. For the avoidance of doubt, where reference is made to the “Hotel” such reference shall apply to the “Rental Program”.

(c)	Once the Draft Rental Program Annual Budget is approved (or determined in accordance with clause 35.2(b), the Draft Rental Program Annual Budget becomes the Rental Program Annual Budget.

(d)	All debts, expenses, obligations, risks and liabilities of the Rental Program shall be borne exclusively by Owner or Residence Owners as set out in the Rental Program Agreements.

35.3	Rental Program Operating Account

(a)	All Total Rental Program Revenue derived from the Rental Program’s operation (including funds collected from Residence Owners) shall be deposited into the Rental Program Operating Account.

(b)
Manager shall be entitled and authorized to use, without interference, contravention or contra-instructions, in whole or in part, from Owner or the Residence Owners, all funds in the Rental Program Operating Account for the payment of:

(i)	operating expenses of the Rental Program;

(ii)	Prescribed Expenses; and

(iii)	other expenses which:

(A)	Manager is authorized or directed to pay under Clause 35.5; or

(B)	are necessarily incidental to the operation of the Rental Program under this Agreement and the Rental Program Agreements.

(c)
Manager shall establish a reasonable minimum balance for the Rental Program Operating Account to be maintained by Owner in the Rental Program Operating Account at all times ensure the smooth operation of the Rental Program; such amount shall be no less than the following 3 months’ operating expenses relating to the Rental Program as set out in the Rental Program Annual Budget.

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35.4	Rental Program Reserve Accounts

(a)
At the end of each month, the Rental Program Reserve Contributions from each Residence Owner shall be deducted from each the Residence Owner’s Share and deposited by Manager into each Residence Owner’s designated Rental Program Reserve Account.

(b)
The funds in each designated Rental Program Reserve Account (including interest, if any) will be available to Manager to meet expenditures for replacement of the FF&E/OS&E Package for the applicable Participating Residence up to the amount budgeted for the applicable Residence in the Rental Program Annual Budget for the relevant Fiscal Year. Other than in Emergency Situations, any expenditure in excess of the amount budgeted shall require the approval of Owner.

(c)
Any balance in a Rental Program Reserve Account at the end of any Fiscal Year shall be carried forward to the next Fiscal Year to be expended on the FF&E/OS&E Package items for the applicable Participating Residence in accordance with the Rental Program Annual Budget but such amount shall not count towards or reduce any Residence Owner’s Rental Program Reserve Contribution for the next Fiscal Year.

(d)
Upon the termination of any Rental Program Agreement, the balance in a Residence Owner’s Rental Program Reserve Account shall be transferred to such Residence Owner after Manager has deducted any amounts for pending FF&E expenditures which have been committed to on behalf of Residence Owner.

(e)
Manager is authorized to dispose of FF&E/OS&E Package items in Participating Residences which has reached the end of its useful life or is surplus to the needs of the Rental Program. Any proceeds of such sale shall be deposited into the applicable Rental Program Reserve Account(s) but such amounts shall not count towards or reduce any Residence Owner’s Rental Program Reserve Contribution for the next Fiscal Year.

35.5	Rental Program Financial Matters

(a)	Rental Management Fee

(i)
During the Term, as compensation for the management services rendered by Manager in respect of the Rental Program, Owner shall pay to Manager the Rental Management Fee from Owner’s Share payable in respect of the preceding month (calculated on a Fiscal Year-to-date basis taking into account payments already made for that Fiscal Year) by the 15th day of each month.

(ii)
Owner acknowledges and agrees that Manager is authorized to withdraw from the Rental Program Operating Account the Rental Management Fee from Owner’s Share of the Net Rental Program Revenues payable to Manager.

(b)	System Fees

(i)	Owner acknowledges that in consideration of Manager’s services in relation to the:

(A)	Loyalty Program;

(B)	integration of the Rental Program into the sales and marketing network of the Manager Group;

(C)	distribution of the Residences; and

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(D)	IT services,

the System Fees are payable to Manager on a monthly basis.

(ii)	Owner acknowledges and agrees that, subject to and in accordance with clause 15.3, the System Fees may change from time to time.

(iii)	No later than the 15th day of each month, Manager shall be entitled to withhold and pay to itself the System Fees from the Total Rental Program Revenue from the Rental Program Operating Account.

(c)	Sales & Marketing

(i)	During the Term, the terms of clauses 16.4(a) and (b) shall apply to the Participating Residences.

(ii)	Owner agrees, and shall procure that the Residence Owners agree, to participate in such programs and authorizes Manager to arrange such participation on Owner’s behalf.

(iii)	All costs of such programs shall be an operating expense of the Rental Program.

(d)	Revenue and Expenses of the Rental Program

(i)	Expenses which shall be accounted for on the books and records of the Rental Program shall include:

(A)	all direct expenses, which would not have been incurred if not for the existence of the Rental Program;

(B)	the Rental Program’s share of the expenses relating to services shared between the Participating Residences and the Hotel (“Shared Services”);

(C)	Prescribed Expenses; and

(D)
other expenses which: (i) Manager is authorized or directed to pay under this Agreement; or (ii) are necessarily incidental to the operation of the Rental Program under this Agreement and the Rental Program Agreements.

(ii)
For the avoidance of doubt, the Parties intend that the Rental Program’s share of Shared Services shall be treated as an operating expense of the Rental Program for accounting purposes, with a corresponding credit issued to the Hotel regarding the Hotel’s share of the Shared Services.

35.6	Total Rental Program Revenues

(a)	Owner agrees that:

(i)	separate accounting of Total Rental Program Revenue shall be maintained for each Participating Residence;

(ii)	the Residence Owner’s Distribution to which each Residence Owner is entitled is based entirely on Total Rental Program Revenues generated from its Participating Residence;

(iii)	revenues are not pooled among owners of Participating Residences;

(iv)	Residence Owners have no claim to Total Rental Program Revenue generated from other Residences;

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(v)	Manager makes no representation or warranty that such allocation will result in an equal Residence Owner's Distribution among owners of Participating Residences; and

(vi)
revenues of the Rental Program and Total Rental Program Revenues generated from each Participating Residence may vary according to (i) the actual usage by Residence Owners of their Participating Residence during personal use periods as set out in the Rental Program Agreements; and (ii) nights during which Participating Residences are out-of-service.

(b)	Subject to the terms and conditions of this Agreement, each Residence Owner shall be entitled only to the Residence Owner’s Distribution.

(c)
Owner shall pay to each Residence Owner from the Rental Program Operating Account the Residence Owner’s Distribution twice a year, on the last business day of the months of January and August following the end of each Fiscal Year.

(d)	Owner shall be solely responsible for:

(i)	administering the Rental Program, including the distribution of Residence Owner’s Distribution to all Residence Owners;

(ii)	allocating each Residence Owner’s Share and Residence Owner’s Distribution; and

(iii)
all communication with Residence Owner relating to the performance of the Rental Program and the administration of the Rental Program Agreement, including the amount of Residence Owner’s Distribution payable to each Residence Owner of a Participating Residence, and Manager shall have no obligation for the same.

(e)
Total Rental Program Revenue, Net Rental Program Revenue, Owner’s Share, Residence Owner’s Distribution and Residence Owner’s Distribution shall be determined in accordance with Schedule 5 hereto, and the accounting treatment of such revenues and expenses with respect to the Hotel books and accounts shall be consistent with such Schedule 5.

[Signatures follow on next page]
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IN WITNESS WHEREOF the parties have executed this Agreement as of the date written at the beginning of this Agreement.

OWNER:
OPERADORA HOTELERA G I, S.A. DE C.V.
a Mexican Corporation

By:
Name:	María Norma Lucio Landín
Title:	Attorney in Fact

GUARANTOR:
BANCO MULTIVA, S.A., GRUPO FINANCIERO MULTIVA, DIVISIÓN FIDUCIARIA (AS SUCCESSOR OF CIBANCO S.A., INSTITUCIÓN DE BANCA MÚLTIPLE), ACTING AS TRUSTEE UNDER THE GUARANTEE AND ADMINISTRATION TRUST CIB/3001 NAMED “FIDEICOMISO MURANO 2000”
a Mexican Trust

By:
Name:	María Norma Lucio Landín
Title:	Attorney in Fact

MANAGER:
ENNISMORE MÉXICO, S. DE R.L. DE C.V.
a Mexican Partnership

By:
Name:	Phil Zrihen
Title:	Attorney-in-fact

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SCHEDULE 1
DEFINITIONS

Except where otherwise defined in the Schedule of Commercial Terms, the following words shall have the following meaning:

Acceptable Transferee
any person to whom Owner proposes to Transfer its interest (direct or indirect) in the Hotel and/or the Land or proposes to grant a Security Interest who:
(a)         is not then currently charged with a serious criminal offence, and has not been in the past convicted of a serious criminal offence or, in the event of a company, trust or any other recognized legal entity, any person who has the power, authority or ability to directly or indirectly control the affairs of the company or trust (either through an equity or debt position, or by contract or otherwise) or is part of the executive personnel of the company, has not been convicted of serious criminal offence;
(b)          is Creditworthy;
(c)          satisfies Manager’s know-your-counterparty process;
(d)          is not a Competitor;
(e)          is not a Sanctioned Person; and
(f)          is not a person with whom Manager has previously been in material dispute.

AccorConnect
the private communication network of the Manager Group from time to time, and as may be known by any other name, which is mandatory to connect the Hotel to CRS, central distribution management systems, sales systems and Applications used by the Manager Group.

Accor SA
a société anonyme incorporated under the laws of France, having its registered office at 82 rue Henri Farman, 92130 Issy-les-Moulineaux, France, registered under the Nanterre trade and companies register under number 602 036 444.

Adjusted Gross Operating Profit (AGOP)	Gross Operating Profit minus Base Fee.
Affiliate (Affiliate of a person (Subject Person))
any other person that controls, is controlled by or is under common control with the Subject Person.
Any direct or indirect subsidiary of Accor SA shall, at all times, be deemed to be an Affiliate of Manager.
Solely for the purpose of this Agreement, Ennismore (and any Affiliate) and Accor S.A. (and any Affiliate) shall be deemed to be Affiliates.

Agreed Expenses	(a) utilities; (b) payroll and Hotel Employee expenses, including employee benefits provided to Hotel Employees; (c) Base Fee;

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(d)          Incentive Fee;
(e)          Replacement Reserve Contribution;
(f)          Sales & Marketing Fee; and
(g)         any other amounts payable to Manager or its Affiliates under this Agreement or any other agreement entered into between Owner and Manager (or its Affiliates).

Annual Budget	the annual budget approved (or determined) from time to time in accordance with clause 5.
Anti-Corruption Laws	all applicable Legal Requirements relating to bribery or corruption.
Applications	all applications Schedule 3referred to in Schedule 3 or Schedule 4 and such other applications as may be required from time to time in accordance with the Standards.
Approved Plans and Specifications	the plans and specifications prepared or to be prepared by Owner, in accordance with the HRCSA, which detail the Works and as approved by Brand Consultant.
Association
the association of home owners in relation to the Residential Project where such association is responsible for the maintenance, repair, replacement, restoration, operation and administration of the Residential Project.

Audited Accounts	an audited: (a) balance sheet as of the end of a Fiscal Year; and (b) profit and loss statement for a Fiscal Year.
Auditor
an appropriately  qualified third-party auditor appointed by Owner with the prior written approval of Manager.
If the Parties fail to reach an agreement in respect of the appointment of an Auditor, Manager shall designate an auditor from the following list:
(a)          Price Waterhouse Cooper (PWC)
(b)          Ernst & Young (EY)
(c)          Deloitte
(d)          Klynveld Peat Marwick Goerdeler (KPMG)

Bank Accounts	the bank accounts applicable for the Hotel, including the: (a) Operating Account; (b) Replacement Reserve Account; (c) Rental Program Operating Account; and (d) Rental Program Reserve Accounts.
Base Fee	as defined in the Schedule of Commercial Terms.
Beach Club	means the beach club amenity adjacent to the Residences currently known as of the Execution Date as The Grand Island Beach Club, to operated under the Brand pursuant to this Agreement.

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Benefits	any benefits, allowances, discounts and rebates received by Manager and/or its Affiliates arising from Purchases.
BLMA	as defined in the Recitals.
Brand	as defined in the Schedule of Commercial Terms.
Brand Consultant	Ennismore Holdings US Inc.
Brand Hotels	hotels operated under the Brand.
Business Day
a day, other than statutory holidays, on which banks are open for the transaction of a full range of commercial business in the city each of (a) New York and (b) the geographical area upon which banks are open for business in the city in which the Hotel is located.

Building Systems
the systems and related facilities necessary for the operation of the Hotel, including all life/safety, heating, ventilation, air conditioning, elevator, escalator, telephone, computer, electrical, plumbing, sanitation, laundry, dry cleaning, kitchen and mechanical systems and facilities.

Call Centres	final consumer facing intermediary taking reservations by telephone or e-mail.
Central Reservation System (or CRS)
the Manager Group’s designated worldwide central reservation system known, as of the Effective Date, as “Travel Accor Reservation System”, or any replacement or additional central reservation system, from time to time, designated by Manager for use in the operation of the Hotel.

Competitive Set
the Hotel and at least five (5) hotels within the Hotel’s market area that are most closely comparable to the Hotel in quality, price and market (with due consideration given to age, quality, size, location, amenities, amount of meeting space, and business mix).

Competitor
any entity or group who, in the reasonable opinion of Manager, is engaged directly, or indirectly through an Affiliate, in the operation, licensing, management or franchising of hotels or other short-term accommodation under a recognized (local, regional and/or international) hotel brand or lodging system of hotels competitive to Manager or any member of the Manager Group.
However a Competitor excludes:
(a)          any sovereign wealth fund and/or institutional investor in hotels, hotel brands or lodging systems, such as pension funds, insurance companies, investment banking firms, private equity funds and publicly-traded; or
(b)          publicly listed real estate investment trusts (and their respective Affiliates), in each case where such investments in hotel brands or lodging systems do not represent more than 25% of its investments; or
(c)          a person or an Affiliate of a person that owns or invests in hotels, as opposed to managing, licensing (as licensor) or franchising (as franchisor) hotels as part of a recognized hotel brand or lodging system.

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A “person” shall not be deemed to be a Competitor merely by virtue of its ownership of any hotels where third parties own those hotels’ brands and the rights to methods, designs, processes and arrangements for their operation.
For avoidance of doubt, if an entity is deemed to not be a “Competitor”, but such entity later fits the definition of Competitor, such entity shall be deemed a Competitor and Manager shall have the rights afforded to Manager with respect to Competitors as provided in this Agreement.

Condemnation/ Expropriation
where the whole or any part of the Hotel shall be taken by any lawful power or authority or Governmental Authority by means of condemnation, expropriation, taking of property, down-zoning, or other compulsory acquisition and pursuant to the Legal Requirements set forth in Mexico.

Confidential Information
(a)          the contents of this Agreement;
(b)          any information relating to Owner;
(c)          any information relating to Manager or its Affiliates; and
(d)          any information relating to the Hotel.
Each subject to the exceptions provided in clause 18.1 of this Agreement.

Control
the possession of the power to direct or cause the direction of the management and policies of the controlled entity:
(a)          through ownership or ultimate ownership of more than fifty percent (50%) of all voting or equity securities; or
(b)        arising by virtue of any contract, shareholder agreement or other arrangement by which the relevant person(s) has such right, authority or power irrespective of whether such control emanates from its position in, or relationship with, Owner or any of its Affiliates or a third party.

Council	Payment Card Industry Security Standards Council or any successor or replacement body widely accepted from time to time.
CPI	the Indice Nacional de Precios al Consumidor (INPC) index published by the Instituto Nacional de Estadística y Geografía (INEGI) or any revision or replacement thereof appropriately adjusted.
CPI Adjustment	the CPI latest published before the commencement of the Fiscal Year in which a calculation is made divided by the CPI last published before the commencement of the first Fiscal Year.
Creditworthy
any Person who has a net worth (the excess of total assets over total liabilities), both prior to and after taking ownership of the Hotel, of at least twenty million United States Dollars ($20,000,000), of which at least ten percent (10%) is in the form of cash, cash equivalents and readily marketable securities, as evidenced by independently verifiable financial statements.
For the purposes of determining the net worth of a Person, the aggregate net worth of the principals, parent or holding companies of the Person shall be considered as if such principals or companies were the Person, if such principal, parents or holding companies guarantee or otherwise assure performance by the Person of any obligations under this Agreement.

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CSNDA	the consent, subordination, non-disturbance and attornment agreement dated on or about the Effective Date.
Currency	as defined in the Schedule of Commercial Terms.
Data Subject Request	a request made by a data subject to exercise any rights of that data subject under Data Protection Legislation (including data subjects’ rights laid down in Chapter III of the GDPR).
Data Protection Legislation
any applicable Legal Requirements relating to the privacy, use and processing of personal data, as applicable to Accor S.A., Manager and Owner, including:
(a)          the General Data Protection Regulation;
(b)          any laws or regulations implementing European Directive 2002/58/EC concerning the processing of personal data and the protection of privacy in the electronic communications sector (“ePrivacy Directive”);
(c)          in relevant EU countries, all relevant Member State laws or regulations giving effect to these Directives or corresponding with this Regulation;
(d)          any judicial or administrative interpretation of any of the above, and any guidance, guidelines, codes of practice, approved codes of conduct or approved certification mechanisms issued by any relevant Governmental Authority; and,
(e)          any data protection laws or regulations applicable in Mexico, in each case, as in force and applicable, and as may be amended, supplemented or replaced from time to time.

Data Protection Principles
the principles and the resulting obligations applied by Manager and the Parties, from time to time, in relation to the collection and processing of Personal Data and compliance with applicable Legal Requirements (including the GDPR).
A copy of the Data Protection Principles, in effect as at the Execution Date, have been provided to Owner on or before the Execution Date.
During the Term, copies of the Data Protection Principles shall be delivered, from time to time, to Owner. Delivery may be via an access to a Manager Group Website.

Default
when a Party:
(a)          fails to pay any amount when due and payable under this Agreement;
(b)          fails to perform any of the covenants or obligations set out in this Agreement;
(c)          commits a material breach of any representation of warranty expressly given in this Agreement;
(d)          commits an Insolvency Default;
(e)          in the case of Manager, no longer has the use of the Brand; or

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(f)          in the case of Manager, abandons operation the Hotel for a period longer than 15 days unless agreed by Parties or as a result of Legal Requirements.
For the avoidance of doubt, no Default shall be deemed to have occurred to the extent such Default arises directly from Manager’s failure to provide services under the HRCSA.

Defaulting Party	a Party who commits a Default.
Director of Finance	the financial controller, from time to time, of the Hotel.
Draft Annual Budget
the draft annual budget to be prepared in accordance with clause 2.11 and which shall include:
(a)        Manager’s reasonable estimates for the ensuing Fiscal Year of Total Revenue, Operating Expenses, Gross Operating Profit, Adjusted Gross Operating Profit and occupancy;
(b)        anticipated working capital;
(c)        anticipated capital expenditure requirements and dates; and
(d)        a sales and marketing plan for the Hotel.

Draft Rental Program Annual Budget
the draft annual operating budget of the Rental Program to be prepared in accordance with clause 34.2 and which shall include the Rental Program’s estimated revenue and expenses (including the estimate of the annual Shared Services and Rental Program Reserve Contributions) on an accrual basis.

Effective Date	the date of this Agreement.
Emergency Situation
a set of circumstances requiring action to prevent:
(a)         personal injury, including the Hotel Employees, guests, invitees and other persons;
(b)         damage to the property of third parties and Hotel Employees;
(c)         damage or possible damage to the Hotel;
(d)         loss or diminution of any licenses or right to operate the Hotel, or its appurtenant facilities, for their intended purposes;
(e)          loss or diminution of any parking area, ingress, access, or visibility;
(f)          breakdown or impairment of the plant or equipment or any of the Facilities;
(g)         potential damage to the reputation of the Hotel or the Brand;
(h)        civil or criminal sanction;
(i)          compliance with applicable Legal Requirements; or
(j)          liability of either Manager or Owner or both that may arise out of or in connection with any of the foregoing.

Employee Benefits	the benefits provided to any Hotel Employees in connection with their employment, which may include: (a) a pension plan;

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(b)        insurance (including medical, life, disability and/or travel accident insurance) for Key Positions, provided that other insurance will be retained pursuant to Legal Requirements and under the terms agreed under the Collective Bargaining Agreements;
(c)         incentive and service award programs;
(d)        staff discounts or benefits; and
(e)        such other benefits that Manager may determine are necessary or desirable to remain competitive with other hotel operators managing similar situated hotels.

Ennismore	Manager and its Affiliates.
Ennismore Hotels	all hotels which are operated and/or franchised by Ennismore.
Ennismore Rights
(a)         trade names, service marks associated with or including the Brand (and any changes, updates or amendments thereto);
(b)        any related goodwill, marks, symbols, logos, insignia derivations, trade secrets, know-how; and
(c)        all other proprietary rights used or owned by Ennismore (and including the Proprietary Materials).

Ennismore Standards
the standards (including design concept guidelines, operating standards, communication guidelines and technical specifications) stipulated by Ennismore and Manager that are applicable to other hotels operating under the Brand and in the Region, as the same may be supplemented, amended or updated from time to time, in relation to the development, renovation, management and/or operation of such hotels or residences.

Event	the date the Hotel, or any part of the Hotel is damaged or destroyed, including being Seriously Damaged.
Execution Date	the date of this Agreement.
Existing Financing	the Notes as amended and restated on or prior to the date of this Agreement or any new notes exchanged for the Notes on or prior to the date of this Agreement.
Expert	as defined in clause 31.4.
Expert Determination
in making its determination, the Expert shall act as an expert and not as an arbitrator and the Expert will determine:
(a)          the manner in which the determination is to be conducted; and
(b)         who should pay the costs of the determination and, to the extent the Expert does not make such determination, the costs of the Expert shall be shared equally between the Parties and each Party shall pay their own costs.
Any determination of the Expert shall be final and binding on the Parties.

Expiry Date	as defined in the Schedule of Commercial Terms.
Facilities	as defined in the Schedule of Commercial Terms.

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FF&E
all furniture, furnishings, fixtures and equipment required for the proper and efficient operation of the Hotel in accordance with the Standards, including lobby furniture, carpeting and floor coverings, draperies, wall coverings, artwork, bedspreads, television sets, radios, office furniture and equipment such as safes, cash registers and accounting, computer, duplicating and communication equipment, telephone equipment, guest room furniture, specialized hotel equipment such as equipment required for the operation of kitchens, laundries, the front desk, dry cleaning facilities, bars and cocktail lounges and decorative lighting, material handling equipment and cleaning and engineering equipment and all other furniture, furnishings, fixtures, equipment, apparatus and personal property needed for such purposes or for the Operation of the Hotel, but excluding:
(a)          Building Systems;
(b)          Operating Equipment;
(c)          Operating Supplies; and
(d)          Proprietary Materials.

FF&E/OS&E Package	means the furniture, fixtures, equipment, and operating supplies and equipment approved by Manager for Residences to participate in the Rental Program.
Financial Records	the financial books and records for the operation of the Hotel under this Agreement.
First Renewal Term	as defined in the Schedule of Commercial Terms.
Fiscal Year
each calendar year (commencing from 1 January and ending on 31 December), provided that:
(a)          the first Fiscal Year shall be the period commencing on the Opening Date and ending on 31 December of the complete calendar year after the year in which the Opening Date occurs; and
(b)          the final Fiscal Year may be less than a full calendar year.

Force Majeure Event
an event of an extraordinary nature, which was not caused by the Party claiming for it and beyond the reasonable control of the Party claiming it (“Claiming Party”) and that could not be reasonably foreseen or avoided by reasonable means.
Subject to the above, Force Majeure Event includes any:
(a)          strike, labor walkout or other labor interruption/disputes;
(b)          acts of God;
(c)          failure of power;
(d)          civil commotion, riots or insurrections directly affecting the operations of the Hotel;
(e)          acts of terrorism;
(f)          war/invasion;
(g)          embargo directly affecting the operations of the Hotel;

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(h)          damage or destruction;
(i)           earthquake, flood, fire;
(j)           regional or world infectious diseases
(k)          material disruption in airline or other transportation systems in Mexico for a term of more than 30 Days;
(l)           act or declaration of a Governmental Authority;
(m)         local, threats or outbreak of infectious disease, epidemic or pandemic disease(s);
(n)          travel advisories or alerts issued by any Governmental Authority or any international agency or body;
For the avoidance of doubt, the parties agree that in no event shall “Force Majeure Event” include any party’s failure to pay or reimburse any amounts due hereunder as and when due, including without limitation Operating Expenses, reimbursables, Fees, and any other sums due to third parties.

General Data Protection Regulation or GDPR
Regulation 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC.

General Liability Insurance
general liability insurance:
(a)        covering all financial consequences of Owner's and Manager’s liabilities toward any third party (including guests) and in particular against bodily injuries, property and financial losses;
(b)         for an amount which shall not be less than ten million Dollars (USD$10,000,000) per occurrence without any annual limitation on the number of occurrences; and
which is on a worldwide jurisdiction basis and on a claims made basis.

General Manager	the general manager, from time to time, of the Hotel.
Global Distribution Systems (or GDS)	distribution systems enabling transactions between travel industry service providers, such as, as of the Effective Date, Amadeus, Galileo, Sabre, Worldspan, etc.
GOP Failure
The Gross Operating Profit in each of the two (2) consecutive Fiscal Years in a Termination Test Period is less than eighty-five percent (85%) of the budgeted Gross Operating Profit as set out in the Annual Budget, adjusted if appropriate in accordance with clause 28.8. provided that the Annual Budget (without regard to any amendments or modifications unless expressly approved or deemed approved by Owner) has been approved by Owner and Manager in accordance with the provisions of this Agreement.

Governmental Authority
any governmental or quasi-governmental, administrative, fiscal, or judicial body, department, commission, authority, tribunal, agency or entity in any part of the world, including (as applicable) any local, national or multinational agency, department, official, parliament, public or statutory person or any government or professional body, regulatory or Governmental Authority, board or other body responsible for administering Data Protection Legislation.

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Government Official
(a)         any official, employee or representative of, or any other person acting in an official capacity for or on behalf of:
(i)          any Governmental Authority, including any entity owned or controlled thereby;
(ii)         any political party or political candidate; or
(iii)        any public international organization; or
(b)          any candidate for political office or a person acting on his or her behalf.

Gross Operating Profit	has the meaning given to it in the Uniform System.
Group Services	Certain services provided by Manager and its Affiliates to Manager Group Hotels including Mandatory Programs and Services and Optional Programs and Services.
Guarantor	as described in the Schedule of Commercial Terms.
Guaranty	Guarantor’s unconditional and irrevocable promise, together with the Owner, as a primary obligor and not merely as a surety, to ensure the Owner fully performs its Guaranteed Liabilities.
Guaranteed Liabilities	The full and unconditional repayment of the Termination Fee as provided under the Guaranty.
Guest Data
all personal data and other data (including data relating to entities), relating to guests or customers such as
(a)         identification and contact information (including names, e-mail addresses, phone numbers, postal addresses, facsimile numbers, age, nationality, passport or IP numbers);
(c)          purchase histories and records;
(d)         activities information in relation with websites, mobile applications, social media or chatbot
(e)          preferences and profiles; and
(f)          membership in loyalty or recognition program.

HRCSA	the hotel and residential consultancy services agreement entered into between Owner and Brand Consultant and dated on or about the Effective Date.
Head Office Personnel
personnel:
(a)         employed at any Brand Hotel managed by Manager or any Affiliate (other than the Hotel);
(b)         employed by Manager or any Affiliate at the head office or any regional office of Manager or any Affiliate; or
(c)         under contract for the performance of services at Manager’s head office or any regional office of Manager or any Affiliate.

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Hotel	as defined in the Schedule of Commercial Terms.
Hotel Agreements	this Agreement and the HRCSA.
Hotel Databases	databases owned and managed by Owner, either directly or under any services agreement, containing Owner’s Data and Hotel Guest Data.
Hotel Employees	all employees employed at or for the Hotel.
Hotel Guest Data
(a)       all Guest Data gathered by the Hotel based on the guest’s stay or information provided by the guest during or in relation to such stay at the Hotel; and
(b)       raw booking data of the guests (title, name, first name, telephone number, e-mail, booking status, check-in/check-out dates, booking origin, number of adults/children, number of nights, number of rooms, purpose of the stay) obtained by Owner through Manager Group direct or indirect reservation channels.

Hotel Name	as defined in the Schedule of Commercial Terms.
Incentive Fee	as defined in the Schedule of Commercial Terms.
Initial Term	as defined in the Schedule of Commercial Terms.
Insolvency Default
when a Party:
(a)      is the subject of any bankruptcy, insolvency or other proceeding (whether such proceeding compulsory or voluntary) seeking temporary or permanent protection or relief from any actual or potential creditor claims.
(b)      being a company, enters into liquidation, (whether compulsory or voluntary), which is not a voluntary liquidation for the purpose of amalgamation or reconstruction, or enters into an arrangement or composition for the benefit of its creditors; or
(c)        has a receiver, a receiver and a manager or an administrator appointed in respect of its assets or undertaking; or
(d)        in the case of Owner, has execution either by writ or warrant levied on or against Owner’s interest in the Hotel or Land, provided that no Insolvency Default shall be deemed to have occurred solely by reason of the commencement of any proceedings to enforce the Existing Security or the enforcement of the Existing Security, in each case for so long as the Hotel remains operational (save for a period of up to 45 days following such commencement or enforcement).

Interest Held	as defined in the Schedule of Commercial Terms.
Interim Period	as defined in clause 4.1.
Insurance Program	the worldwide insurance program of the Manager Group (as applicable from time to time).

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IT Standards
such IT specifications and equipment as recommended or approved by the Manager Group, from time to time, to enable the operation of the Hotel in accordance with this Agreement and the Standards, including all equipment (hardware and software).

Key Position	as defined in the Schedule of Commercial Terms.
Land	as defined in the Schedule of Commercial Terms.
Leases
means jointly: (i) that certain Lease agreement over the Hotel executed by and between Owner, as tenant, and Hotel  Land Owner; and (ii) that certain Lease agreement over the Beach Club executed by and between Owner, as tenant, and Beach Club Land Owner.

Legal Proceedings	any legal proceedings brought against a Party in relation to the Hotel or the Land.
Legal Requirements
all applicable laws, statutes, ordinances, codes, orders, rules, regulations, permits, licenses and authorizations, whether local, national or international.
To the extent applicable, Legal Requirements includes all Data Protection Legislation.
A reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them.

Local Time	the time in the time zone where the Hotel is located
Loyalty Program	such loyalty, guest recognition and privilege (customer and partner) programs as may apply, from time to time, in Brand Hotels in the Region.
Loyalty Program Fee	as defined in the Schedule of Commercial Terms.
Manager	as defined in the Schedule of Commercial Terms.
Manager Group	Manager and/or its Affiliates.
Manager Group Hotels	all hotels which are operated and/or franchised by any member of the Manager Group.
Manager Group Policies
such policies, principles, standards and commitments developed for the Manager Group Hotels (including the Hotel) and that may be adopted from time to time, by the Manager Group and which include:
(a)   “The Ennismore Way” being the Manager Group’s code of conduct;
(a)    the “Ethics and Corporate Social Responsibility Charter”, being the document which sets out the key commitments, fundamental principles, expectations and duties by which all that fall under the Manager Group banner, including the Hotel, are required to follow, available at: https://group.accor.com/en/group/our-commitments/accor-ethics-and-compliance;

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(b)   the “Human Rights Policy” which clarifies and reaffirms commitments made on the treatment of human beings, describing what the Manager Group expects from all business partners and how such commitments are incorporated into the Manager Group corporate culture, available at: https://group.accor.com/en/commitment/areas-focus/people
(c)     the “Responsible Procurement Charter” including the statements made by the Manager Group to all suppliers and service providers, formalizing expectations of all companies with whom the Manager Group has direct or indirect business relationships throughout the value chain and the cornerstone of sustainable commercial relationships to be systematically associated with purchasing or listing contracts in any way associated with the Manager Group, available at:
          https://group.accor.com/-/media/Corporate/Group/Documents/2023/04/28/Responsible_Procurement_Charter_vEN.pdf
(d)    Manager Group Privacy Statements; and
(e)    such other policies as are applicable in accordance with applicable Manager Group Policies.
The Manager Group Policies may be amended, replaced and/or supplemented, from time to time, in the discretion of the Manager Group.

Manager Group Privacy Statements
the privacy statements published by Manager Group from time to time, including the customer personal data protection charter available on Manager Group online reservation website (to date: https:// www.all.accor.com/security-certificate/index.en.shtml).

Manager Group Rights
(a)       trade names, service marks associated with or including the “Accor” brand (and any changes, updates or amendments thereto); and
(f)       any related goodwill, marks, symbols, logos, insignia derivations, trade secrets, know-how.

Manager Indemnified Parties	Manager and its Affiliates and their respective directors, officers, employees and representatives.
Mandatory Programs and Services
In addition to Group Services, such other programs, services and systems (whether provided by Accor, its Affiliates or third parties) offered to the Hotel by Accor and its Affiliates which are required by Accor to maintain the Standard and that are mandatory for substantially all Brand Hotels in the Region. Owner shall be required to participate in Mandatory Programs and Services to the extent such services are offered to substantially all other Brand Hotels in the Region on a mandatory basis. Accor may designate services as mandatory only in connection with the Annual Budget approval process.

Metasearch	price comparison websites (with central or regional strategic negotiated accounts such as, as of the Effective Date, Trivago, Kayak, Tripadvisor…) and e-commerce affiliates and partners.
Milestones	the applicable milestones set out in the Schedule of Commercial Terms.

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Milestone Dates	the dates set out in the Schedule of Commercial Terms.
Minimum Insurances
(a)         Property Insurance;
(b)        General Liability Insurance;
(c)        employer’s liability in compliance with applicable Legal Requirements for no less than one million dollars (USD$1,000,000) per event;
(d)        workers’ compensation for all Hotel Employees in compliance with applicable Legal Requirements;
(e)        motor vehicles insurance covering all liability connected with Hotel motor vehicles in compliance with Legal Requirements, including injury for no less than two million dollars (USD$2,000,000) per event:
(i)          to passengers and drivers; and
(ii)         or damage caused to any third party;
(iii)       where the Hotel offers valet services, legal liability for damage to customers’ vehicles in an amount not less than one hundred thousand dollars (USD$100,000) per event.
(f)          where commercially available in the Territory, cyber liability or network security coverage for no less than five million dollars (USD$5,000,000) per event;
(g)         fidelity insurance relating to Hotel Employees (including loss arising from the fraud of any Hotel Employee) for a limit of not less than five million dollars (USD$5,000,000);
(h)         the insurance requirements of any lease or mortgage covering the Hotel;
(i)          Employment Practices Liability providing protection to Owner, Manager and Employer (as required) relating to Hotel Employees with a minimum limit of five million dollars (USD$5,000,000) per event.
(j)         Umbrella liability coverage to a limit of not less than three-hundred million dollars (USD$300,000,000) which shall provide excess coverage of all underlying insurances including those outlined in clause 18;
(k)         During any period of construction, repair or restoration, builders “all risk” insurance in an amount equal to or not less than the full insurable value of the work; and
(l)          any other insurances that may be required by any Legal Requirements.

Minimum Working Capital	the greater of: (a) the minimum amount necessary for the Hotel to pay all Operating Expenses for the uninterrupted operation of the Hotel during a given period of time; and (b) USD $500,000.

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Minor Defects
minor omissions and minor defects:
(a)         which do not prevent the Hotel or the Facilities from being reasonably capable of being used for their intended purpose;
(b)         which Owner has reasonable grounds for not promptly rectifying; and
(c)         rectification of which will not substantially prejudice the use or operation of the Hotel or the saleability, letting or use of the Facilities.

Money Laundering Laws	all applicable Legal Requirements relating to money laundering.
Net Rental Program Revenue	Total Rental Program Revenues minus: (a) commissions paid by the Hotel to third parties; (b) System Fees; (c) distribution fees and charges in accordance with clause 15; and (d) credit card charges.
Non-Defaulting Party	the Party who is not in Default and that is the subject of a notice under clause 28.
Non-Disturbance Agreement	a non-disturbance agreement in the form attached to this Agreement as Schedule 8.
Notes
The U.S.$300,000,000 11.000% Senior Secured Notes due 2031 issued through the Issuer Trust (currently Banco Multiva, S.A., Grupo Financiero Multiva, División Fiduciaria, as its successor), as amended, restated, supplemented or otherwise modified in connection with any restructuring thereof.

Opening Date	As defined in the Schedule of Commercial Terms.
Operating Account	the operating bank account created in accordance with clause 10 for the Hotel.
Operating Equipment
all blankets, linens, uniforms, glassware, silverware, china, crockery and other items of a similar nature necessary for the operation of the Hotel, all such items being of a class or grade corresponding with the Standard and not less in quality or relative scope than that generally used from time to time in other Brand Hotels.

Operating Expenses	has the meaning given to it in the Uniform System.
Operating Supplies
all food and beverage supplies, fuels, mechanical stores, paper supplies, stationery, literature, soap, toiletries, cleaning materials, light bulbs, matches and other consumable items and inventories utilized in the day-to-day operation of the Hotel.

Optional Programs and Services	Such additional, optional programs and services that are appropriate for the Hotel and which shall be subject to approval by Owner as part of the annual Draft Annual Budget.
Outgoing Manager	Means AMR Operaciones MX, S. de R.L. de C.V.

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Outside Renovation Commencement Date	the date that construction of the Works (other than preliminary works) has substantially commenced.
Owner	as defined in the Schedule of Commercial Terms.
Owner’s Account
a separate bank account in the name of Owner, details of which Owner shall provide to Manager at least thirty (30) days prior to the Opening Date (and as updated by written notice from Owner to Manager from time to time).

Owner’s Data
the data relating to the:
(a)          Hotel Employees; and
(b)         suppliers and partners of the Hotel that are not also suppliers and partners of Manager or its Affiliates or of the hotels managed by Manager or its Affiliates.
Owner’s Data may include Personal Data.

Owner’s Share	as set out in Schedule 5
Participating Residence	a Residence which participates in the Rental Program.
Parties/Party	Owner and Manager, together the “Parties”, each a “Party”.
PCI DSS	the payment card industry data security standard established by the Council from time to time.
PIP	the Property Improvement Plan attached to the HRCSA.
Personal Data
any information relating to an identified or identifiable natural person.
An “identifiable natural person” is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.

Plans and Specifications	the plans and specifications prepared or to be prepared by Owner which detail the Works.
PMS
the Hotel’s property management system platform enabling the Hotel to manage front-office capabilities such as booking reservations, guest check-in/check-out, room assignment, managing room rates, and billing.

Prescribed Expenses	(c) utilities; (d) payroll and Hotel Employee expenses; (e) Base Fee; (f) Incentive Fee; (g) Sales & Marketing Fee; (h) Replacement Reserve Contribution or Rental Program Reserve Contribution;

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(i)           any expenses under clause 22.1(c)(ii) to the extent such expenses are an Operating Expense; and
(j)          any other amounts payable to Manager or its Affiliates under this Agreement or any other agreement entered into between Owner and Manager (or its Affiliates) in relation to the Hotel or the Rental Program.

Prior Claims
any claims relating to the Hotel which relate to any time prior to the Opening Date, whether or not such Prior Claims are asserted, pending or known or unknown as of the Opening Date, including any claims relating to:
(a)          violation or alleged violation of Legal Requirements;
(b)          violation or alleged violation of construction, land use or operating permits or licenses relating to the Hotel or the Land; and
(c)          any claims for breach of contract or tort.

Prior Conditions
the state of repair or completion of the Hotel as of the Opening Date including any defects in design, construction or installation of the Hotel and conditions resulting therefrom which Manager determines:
(a)          represent violations of Legal Requirements; or
(b)          present health or safety risks (including water intrusion and related air quality risks), whether or not such Prior Conditions are known or unknown as of the Opening Date.

Procurement Services	means the services provided by Manager or its Affiliates relating to purchases for the operation of the Hotel.
Project	as defined on the Schedule of Commercial Terms.
Promotional Materials	publicly issued matter which, in accordance with the terms of this Agreement, may be released by Owner in relation to the Hotel or operating under the Brand (including materials which use the Rights).
Property Insurance
insurance covering:
(a)          physical loss or material damage to the Hotel, whether belonging to Owner or not, at full replacement value, on an all risks basis, occurred, in particular, in connection with, fire, flood, earthquake, earth movement (including heave and subsidence) lightning, storm, explosion, riot, strike, aircraft impact (and articles dropped from aircraft), glass breakage, machinery breakdown;
(b)          business interruption for a minimum indemnity period of 36 months covering:
(i)          any reduction in Gross Operating Profit;
(ii)         the Base Fee and Incentive Fee (based on the previous Fiscal Year’s results); and
(iii)        increased Operating Expenses,
arising from the loss or damage caused to the Hotel by the occurrence of any peril insured under the above material damage cover; and

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(c) terrorism insurance which shall include, if available on the insurance market in the Territory, any material damage and business interruption occurred in connection with terrorism.
Property Taxes
all real estate taxes, personal property, sales, uses, so-called “value added” taxes, levies, assessments, stamp duties or other taxes or charges on or relating to the Hotel, the operation of the Hotel or the Land imposed, from time to time, by any Governmental Authorities or applicable Legal Requirements.

Proprietary Materials
all trademarks, trade names, trade secrets, distinct emblems, insignia, logos, slogans, distinguishing characteristics, copyright materials (including written or recorded material related to marketing and internal audit reports), software applications and data (whether in tangible, electronic or oral form), and information in written or tangible form which is indicated as being confidential or which from its nature or content would be understood by a reasonable person to be confidential, relating to the Manager Group or any Affiliate, the business or affairs of such entities, or any property which the Manager Group or its Affiliates owns or operates and manages and includes:
(a)          the Brand;
(b)          the Hotel Name;
(c)          the business and/or operating names of all facilities in the Hotel including restaurants, cafes and spas (except to the extent developed by Owner);
(d)          all Rights;
(e)          operational manuals (including accounting, financial administration, personnel administration, and policies and procedures and their manuals);
(f)           corporate records of the Manager Group or its Affiliates, including corporate sales records;
(g)          Hotel Employee engagement surveys, both on a departmental and on a total Hotel basis;
(h)          customer satisfaction surveys, both on a departmental and on a total Hotel basis;
(i)         software and other management programs developed by or on behalf of the Manager Group or its Affiliates, notwithstanding any modification or alteration made for application at the Hotel and notwithstanding their maintenance or administration by any other person;
(j)            the operating and design standards of any Brand Hotels and any materials relating thereto; and
(k)           business and marketing plans.

Purchases	purchases of goods, supplies and/or services.

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Rate of Interest	the rate percent per annum which is 2% above the prime commercial lending rate of the bank at which the Operating Account is maintained.
Region	North America and Central America
Relevant Parties	each Party’s respective principals, partners, owners, officers, directors, employees, affiliates or any third party acting on their behalf or for their benefit.
Required Works	means work necessary to comply with Legal Requirements, address health and safety matters, or remedy material defects affecting the operation of the Hotel in accordance with the Standards.
Renewal Term	as defined in the Schedule of Commercial Terms.
Rental Management Fee	as defined on the Schedule of Commercial Terms.
Rental Program
an optional rental program, operated by Manager on behalf of Owner, offered to Residence Owners to make Participating Residences available to Hotel guests in accordance with the terms of the Rental Program Agreement and this Agreement.

Rental Program Agreement
the rental program agreement to be entered into between Owner and each Residence Owner participating in the Rental Program, in respect of the inclusion of their Residence in the Rental Program and which shall:
(a)          be in a form approved by Manager;
(b)          (not be modified without Manager's approval;
(c)          provide that each Participating Residence will be furnished in accordance with the Standards and with the FF&E Package; and
(d)          not give any guarantee of rental return to any Residence Owners.

Rental Program Annual Budget	the approved (or determined) Draft Rental Program Annual Budget in accordance with clause 37.2.
Rental Program Operating Account	the operating bank account for the Rental Program created pursuant to clause 37.4.
Rental Program Reserve Accounts
the individual FF&E/OS&E Package items reserve bank accounts for each Participating Residence created pursuant to clause 37, which are separate from the Rental Program Operating Account created in accordance with clause 10 for the Hotel which is separate from the Rental Program Operating Account and Rental Program Reserve Account.

Rental Program Reserve Contribution
means an amount specified in the Rental Program Agreement to be contributed by each Participating Residence Owner to fund the repair and replacement of furniture, fixtures and equipment in its Participating Residence.

Residence Owner	the owner of a Participating Residence.

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Residence Owner’s Distribution	the amount payable to each Residence Owner as the distribution allocable to their Residence, determined in accordance with Schedule 5 hereto and the Rental Program Agreement.
Residence Owner’s Share	as set out in Schedule 5.
Residences	as defined in the Schedule of Commercial Terms.
Residential Agreements	the BLMA and the Residential Management Agreement.
Residential Common Areas	as defined in the Schedule of Commercial Terms.
Residential Management Agreement	as defined in the Schedule of Commercial Terms.
Residential Project	as defined in the Schedule of Commercial Terms.
Residential Project Name	as defined in the Schedule of Commercial Terms.
Residential Management Agreement	as defined in the Recitals.
Replacement Reserve Account	the bank account created in accordance with clause 10 for the Hotel which is separate from the Operating Account.
Replacement Reserve Contribution	as defined in the Schedule of Commercial Terms.
Reservation Fees	as defined in the Schedule of Commercial Terms.
REVPAR
with respect to the Hotel and to each of the other hotels that is are members of the Competitive Set and each Fiscal Year, the “Revenue Per Available Room” for the hotel and Fiscal Year in question, as measured and reported in the STAR Report published by STR Global; if STR Global shall cease to publish such data in a form usable by the Parties for purposes of this Agreement, as measured and reported by such other reputable independent third party market research firm as may be mutually approved by Owner and Manager.

REVPAR Failure	with respect to any Fiscal Year in a Termination Test Period, the Hotel’s failure to achieve a REVPAR Index for such Fiscal Year equal to or in excess of eighty five percent (85%).
REVPAR Index
the ratio, expressed as a percentage, of the Hotel’s REVPAR for any Fiscal Year to the weighted average of the REVPAR achieved at the Hotel and the other hotels in the Competitive Set for such Fiscal Year. Such weighted average shall be determined by calculating the aggregate rooms revenue of the Hotel and the other hotels in the Competitive Set for the Fiscal Year and then dividing by the aggregate number of available room nights in the Hotel and the other hotels in the Competitive Set for the Fiscal Year (as opposed to averaging the REVPAR achieved at individual hotels).

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Rights
(a)          Manager Group Rights;
(b)          Ennismore Rights
(c)          any related goodwill, marks, symbols, logos, insignia derivations, trade secrets, know-how; and
(d)       all other proprietary rights used or owned by Accor SA, Manager or their Affiliates (and including the Proprietary Materials).

Rooms Revenue	has the meaning given to it in the Uniform System.
Sales & Marketing Fee	as defined in the Schedule of Commercial Terms.
Sanctions Laws
any law or resolution made under, by or in respect of:
(a)          United Nations Security Council Resolutions;
(b)          the US Department of the Treasury’s Office of Foreign Assets Control (OFAC) List of Specially Designated Nationals and Other Blocked persons;
(c)          the US Department of State’s lists of persons subject to non-proliferation sanctions;
(d)          the European Union Financial Sanctions List;
(e)          persons and entities subject to Special Measures regulations under Section 311 of the USA PATRIOT Act and the Bank Secrecy Act;
(f)          His Majesty’s Treasury in the United Kingdom (each as amended, supplemented or substituted from time to time);
(g)         any entity with which the Manager Group is restricted to enter into any agreement;
(h)         any entity with which the Manager Group is prohibited or restricted to conclude transactions including through:
(i)          asset freezing, trade embargos or any other similar prohibitions;
(A)          receiving payments in accordance with this Agreement; and/or
(B)          performing its obligations under this Agreement; or
(ii)          any relevant restricted party listings maintained by the jurisdictions in which Manager or Owner are located or where the Hotel the subject of this Agreement is located;
(and each as amended, supplemented or substituted from time to time).

Sanctioned Persons	a person or entity designated under any Sanctions Law.

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Second Renewal Term	as defined in the Schedule of Commercial Terms.
Security Interest
a loan, line, financing or other indebtedness, mortgage, deed of trust, pledge, lien, charge, encumbrance, assignment by way of security or other arrangement having similar effect as a grant of security relating to or created in or over the Hotel, the Land, this Agreement or the shares on issue or other interests in Owner.

Security Trust	as defined in the Schedule of Commercial Terms.
Seriously Damaged
where Manager determines that:
(a)       the cost of repairing the damage caused to the Hotel is seventy-five percent (75%) or more of the then replacement cost of the Hotel; or
(b)      it will take longer than twenty four (24) months from the date of the disabling event to cause the Hotel to be rebuilt or repaired such that the Hotel will be able to operate in accordance with the terms of this Agreement.

Shared Services	as defined in clause 36.5(c)(i)(B).
Shortfall
with respect to any Fiscal Year in a Termination Test Period in which there is a GOP Failure, the amount, if any, by which actual Gross Operating Profit in such Fiscal Year fails to equal at least eighty-five percent (85%) of the budgeted Gross Operating Profit as set out in the applicable Annual Budget for such Fiscal Year.

Shortfall Payment	as defined in clause 28.8.
Special Terms	the terms (if any) set out in Schedule 5.
Standards
the standards adopted from time to time by Manager as appropriate and fit for the purpose of Brand Hotels (i.e. established by the Manager Group to reflect regional physical and operational variations and the same resort, city center or other pertinent product category as the Hotel).
The Standards include:
(a)          the Manager Group Policies;
(b)          Ennismore Standards
(c)          the IT Standards;
(d)          fire, life and safety standards; and
(e)         standards, drawings and designs relating to the construction, fitting out, equipment and operation of a Brand Hotel, as well as the equipment and technical specifications set out in the various manuals issued from time to time by the Manager Group.
Copies of the Standards and all manuals, policies and procedures will be delivered, from time to time, to the General Manager (which shall be deemed delivery to Owner).

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Delivery may be by access to a Manager Group website.
System Fees	as defined in the Schedule of Commercial Terms
Term	as defined in the Schedule of Commercial Terms.
Term Sheet	as defined in the Schedule of Commercial Terms.
Termination Date	as defined in the Schedule of Commercial Terms.
Termination Test Period	any two (2) consecutive full Fiscal Years and with the first such Termination Test Period commencing with the third (3rd) Fiscal Year following completion of the Works.
Territory	The United Mexican States
Total Rental Program Revenue
for any period, means actual collections by Manager from the rental of each Participating Residence during such period, including any forfeited reservation deposits, but excludes revenues generated by Manager through the sale of food, beverages, minibars, video on-demand, telephone services or other goods or services.
These shall not include any amounts paid by Residence Owner during any period the Residence Owner occupies its Residence, including without limitation, any personal use period.

Total Operating Revenue	has the meaning given to it in the Uniform System.
Transfer
any actual or contingent transfer of any direct or indirect legal or equitable interest in Owner or Owner’s right including any actual or contingent transfer, sale, conveyance, assignment, lease, license, declaration of trust, pledge, mortgage, Security Interest or other disposition and any other giving up of possession, other than in the ordinary course of business, but does not include a lease or license, in the ordinary course of business, of concessions at the Hotel.

Uniform System	the Uniform System of Accounts for the Lodging Industry most recently published from time to time by the Hotel Association of New York City, Inc.
VAT	value-added tax or goods and services tax or any other similar tax.
Web Partners
final consumer facing websites or applications operated by online travel agents with whom the Manager Group enters, from time to time, into distribution agreements and which are granted access to CRS and include, as of the Effective Date, strategic accounts such as Expedia, Booking.com, HRS, etc., but excluding GDS and IDS.

Withholding	any deduction or withholding of tax in accordance with any Legal Requirement.
Works	the works to be carried out by Owner for the design, construction and fitting out and equipping of the Hotel and Participating Residences, as applicable, in accordance with the:

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(a) Facilities; (b) The PIP (c) Approved Plans and Specifications; (d) Standards; and (e) HRCSA.

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SCHEDULE 2
PLAN OF THE LAND
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SCHEDULE 3
DISTRIBUTION

1.	Reservations

(a)
Owner acknowledges and agrees that reservations may be made in the Reservation Systems through different distribution channels and that such reservations shall attract third party fees and commissions in addition to the Reservation Fees payable by Owner.

(b)	As at the Execution Date, the applicable distribution channels are:

(i)	Manager Group Websites;

(ii)	Applications;

(iii)	Global Distribution Systems (or GDS);

(iv)	Internet Distribution Systems (or IDS);

(v)	Call Centres (including reservations directed from Cluster Service & Overflow);

(vi)	TAGS Group Booking; and

(vii)	at Hotel level via the PMS of the Hotel or other applicable systems.

(c)	Owner acknowledges and agrees that rooms at the Hotel shall not be sold outside of the Reservation Systems.

(d)	Reservations made by the Hotel for itself via the Hotel PMS are not subject to Reservation Fees.

2.	Reservation Websites

(a)	Owner is aware of the existence of the Manager Group Websites.

(b)	Owner shall not:

(i)	integrate into any other website such formatted information or any of the Rights; and

(ii)	create or operate a website for the Hotel,

without the prior written approval of Manager (which may be withheld in Manager’s sole discretion).

(c)	If approval under paragraph 2(b) is granted, Owner shall:

(i)	include a link to the Manager Group Websites;

(ii)	not include any booking system on such website created or operated by Owner; and

(iii)	sign all documents required by Manager to transfer such domain name (where it incorporates the Rights) to Manager or its nominee on demand at any time.

3.	Reservation System

(a)	Owner agrees that the Hotel is:

(i)
equipped with the required hardware and software necessary to connect the Hotel to AccorConnect and to any other Reservation System (including connectivity system) as required by Manager for the Hotel;

(ii)	compliant at all times with the IT Standards; and

(iii)	equipped with the PMS required by Manager.

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(b)
Owner shall purchase and install all such hardware, software and local internet connection, as are necessary to connect the Hotel to AccorConnect and to any other connectivity system as required by Manager for the Hotel.

(c)
Owner agrees that, throughout the Term, Owner shall not maintain or use or permit in connection with the Hotel any toll-free or similar telephone line or communications device for making reservations independently from the Reservation Systems or from the hotel direct telephone line.

(d)
Owner agrees that, throughout the Term, the telephone line or similar telephone number or communications device for making reservations provided by Manager or its Affiliates is the only telephone reservations line or communications device for the Hotel.

(e)	The charges for such connection and services are provided in the IT Standards (and/or as notified to Owner from time to time (including in the Annual Budget).

(f)	Owner agrees to comply with all other requirements in relation to AccorConnect, and to any other connectivity system as required by Manager for the Hotel.

4.	Paid Search and Metasearch

Owner acknowledges and agrees that:

(a)	Paid Search and Metasearch may channel or facilitate the acquisition of reservations to the Reservation Systems; and

(b)
bookings made as a result of Paid Search and Metasearch attract a separate and additional fee payable by Owner. These fees are in addition to the Reservation Fee payable in respect of Manager Group Websites and applications which the Manager Group may from time to time operate for distribution purposes.

5.	Payment of Commissions

(a)
Owner authorizes Manager to pay, on Owner’s behalf, from the Operating Account, all amounts due by Owner for all travel agency commissions and associated fees. Owner shall put in place an automatic debit arrangement to facilitate such payment.

(b)
Manager may, from time to time, require Owner to authorise payment for all travel agency commissions through a centralised system managed by the Manager Group (or a third party appointed by the Manager Group (or any replacement thereof)).

(c)
Subject to paragraph 5(b), such system (including through a third party) shall invoice and collect from each participating hotel the relevant fees (which shall be consistent with the fees charged to other Brand Hotels operated by Manager in the Territory), and then pay travel agents in a global lump sum payment.

(d)	Owner acknowledges that a breach by Owner of its obligations to pay any travel commission when due shall cause irreparable damage to Manager and the Manager Group.

6.	Reservation Systems

(a)	Owner acknowledges and agrees that:

(i)	the Hotel’s room inventory and room rates and the required information about the Hotel is loaded and maintained as current in the Reservation Systems;

(ii)	the Hotel is exclusively distributed through the Reservation Systems, unless otherwise authorised by Manager; and

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(iii)	Manager may, at its own discretion, grant third-party distributors access to the Reservation Systems.

(b)	If Manager grants third-party distributors access to the Reservation Systems:

(i)	any commission payable to such third-party distributor is in addition to the Reservation Fees; and

(ii)	if a third party distributor is connected to the Reservation Systems the Hotel is distributed through the Reservation Systems.

(c)	Owner acknowledges and agrees that:

(i)	the Reservation Systems is interfaced with an increasing number of technological intermediaries and distributors;

(ii)
there may be discrepancies between the display of availability and prices in the Reservation Systems and in the distributor’s or the intermediary’s system (the intermediary is neither managed nor controlled by the Manager Group); and

(iii)	Manager and its Affiliates shall not be held liable for any damages suffered as a result of any such discrepancies.

7.	PMS

(a)	Owner agrees that the Hotel shall have a PMS approved by Manager taking into account the Brand.

(b)	The PMS shall be provided by a thirty party to Owner.

(c)	Appropriate hardware shall be required to ensure that the Hotel and network are capable of running the PMS.

(d)	The costs of the PMS shall be an Operating Expense.

8.	Revenue Management System

Owner agrees that the Hotel shall have a revenue management system approved by Manager.

9.	Customer Relationship Management

(a)	Owner agrees that the Hotel shall use the approved the customer relationship management system prescribed by Manager from time to time.

(b)
All fees for such customer relationship management system shall be an Operating Expenses – including the fee for connection for key sales and management personnel to the sales systems (including customer relationship management tools and sales contracting tools) provided by the Manager Group from time to time.

10.	POS

Owner agrees that the Hotel shall have a POS system as approved by Manager.

11.	Standards Audit

(a)
Owner agrees that Manager or its representatives may, once every Fiscal Year, carry out an audit of the Hotel’s systems to ensure compliance with Manager Group Policies, including policies relating to the security of the network. The cost of such audit is an Operating Expense.

(b)	Owner shall implement all recommendations following any such audit.

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12.	Competitive Benchmarking Reporting

The Hotel shall subscribe for the competitive benchmarking reporting services nominated by Manager and supplied by an independent third party market research supplier. All costs of such reporting services shall be an Operating Expense.

13.	General

Owner acknowledges and agrees that the:

(a)	name and/or content of; and

(b)	fees for,

the services and/or distributions channels (or related tools) as described in this Schedule 3 may change, be updated, be varied or replaced from time to time, depending on environmental and technical evolutions. All such fees shall be an Operating Expense.

14.	Additional Provisions

All fees and charges payable to third parties (whether directly or indirectly through Manager or its Affiliates) are in addition to the Reservation Fee payable to Manager and its Affiliates.

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SCHEDULE 4
ACCORCONNECT

CONNECTIVITY PROVIDED
This system allows the Hotel to access to various applications, including:
•      application(s) designated by the Manager Group that allows searches and reservations to be made and provides access to availability and prices;
•       direct update of rate, availability, and sales conditions;
•       retrieval of reservations;
•       sales commission management;
•       applicable reporting tools;
•       Manager Group worldwide intranet and communication tools;
•       all reservations in the Reservation Systems transferred automatically to PMS;
•     automatic pricing update from the Reservation Systems to PMS – all rates changed in the Reservation Systems automatically updated into PMS;
•    automatic planning from PMS to the Reservation Systems – Hotel front door closes automatically in the Reservation Systems if Hotel is fully booked; and
•    interface between the RMS and the Reservation Systems for automatic rate & planning loading following recommendations from Manager.

APPLICATIONS PROVIDED BY MANAGER
During the Term, subject to compliance with the terms and conditions of this Agreement, Owner is granted a limited and non-exclusive license to use the Applications via connection through AccorConnect.
The provision of the Applications are included (excluding the maintenance fees) in the fees set out for use of AccorConnect.
Access to AccorConnect and to the messaging services, the use of the different services, other than specifically set out in this Part C may be subject to additional costs which would be included in the Annual Budget.
Owner acknowledges and agrees that:
•       all Applications shall remain the sole property of Manager or the provider thereof;
•      Owner shall only have a right to use the Applications in return for which Owner shall pay the fees as defined in this Agreement;
•       it has no right to transfer or assign its limited and non-exclusive right of use (except as permitted by clause 21 of this Agreement);
•       it shall not, and shall not permit third parties, to use any Applications for any purpose other than for the benefit of the Hotel;
•     it shall not modify or copy the Applications and shall take all the necessary steps in order to ensure that the Applications are not copied or modified; and
•      it shall not and shall not instruct the Hotel Employees to alter or change the Applications or in any way use the Applications in an unauthorized manner or for any unauthorized purpose.

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USE OF ACCORCONNECT
If the Hotel experiences technical difficulties with AccorConnect, Owner agrees that the technical assistance department appointed by Manager is contacted and that no other party shall assist the Hotel without approval from Manager.
Owner acknowledges and agrees that as a user of AccorConnect then at its cost and at all times:
•      it shall comply with any and all policies, guidelines, practices and requirements of the Manager Group (or any member of it) from time to time in relation to AccorConnect;
•    it is responsible for the use of the Applications by the Hotel and for the information available through AccorConnect;
•       it shall maintain a backup of the information relating to the Hotel on AccorConnect;
•     it agrees that it uses AccorConnect at its own risk and cost and Manager shall not be responsible for any down-time or loss of information, or business to the extent arising from AccorConnect, the Applications or equipment going off-line, functioning improperly or ceasing to work and such circumstances shall not constitute a breach of this Agreement by Manager;
•      any documentation provided with respect to AccorConnect shall not be copied without the consent of Manager and any copies shall not be removed from the Hotel;
•      the software and any equipment connecting the Hotel to AccorConnect shall under no circumstances be used for any purpose other than connecting to AccorConnect;
•      all software and equipment is purchased from licensed and authorized dealer(s) and that the Hotel shall maintain all necessary and proper licenses to use on or with each separate unit;
•       all equipment and software is maintained and kept in good repair and condition, including entering into a contract for maintenance services with a reputable third party;
•     all hardware and software is upgraded so that the Hotel is operating using software versions stipulated and supported by Manager from time to time; and
•       the Hotel Employees shall undertake such training as may be required by Manager from time to time.

EQUIPMENT	• Hotels complete network connected to Manager Group Hotels Worldwide Area Network (AccorConnect).

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•    All components of Hotel’s network (hardware including servers, Forcepoint Firewall, laptop, desktop, Wi-Fi components, gateway and software) shall comply with the requirements of Manager and IT Standards.

EXPENSES
•      The fees set out in this Schedule are exclusive of any reasonable travel, accommodation and meal expenses of any personnel of Manager Group or a third party supplier, and such expenses shall be an Operating Expense.

Specific definitions

AccorConnect
the private communication network of the Manager Group from time to time, and as may be known by any other name, which is mandatory to connect the Hotel to the Reservation System, central distribution management systems, sales systems and Applications used by the Manager Group.

Call Centres	final consumer facing intermediary taking reservations by telephone or e-mail.
Cluster Service & Overflow	an optional service directing call overflows from the Hotel to a Call Centre.
Global Distribution Systems (or GDS)	distribution systems enabling transactions between travel industry service providers.
Internet Distribution Systems (or IDS)	final consumer facing online travel agencies that are connected to the Reservation Systems through an internet distribution system platform.
Metasearch	price comparison websites (with central or regional strategic negotiated accounts (for example Trivago, Kayak, Tripadvisor) and e-commerce affiliates and partners.
Paid Search	online advertising (SEA) campaigns for Manager Group Websites and applications which the Manager Group may from time to time operate for distribution purposes.
PMS
the Hotel’s property management system platform enabling the Hotel to manage front-office capabilities such as booking reservations, guest check-in/check-out, room assignment, managing room rates, and billing.

POS	the point of sales system or food and beverage and stock management, as prescribed by Manager from time to time.
TAGS Group Booking
Manager Group distribution platforms, deployed on eligible hotels, for management of distributed group request for proposals coming from the:
(i)        sales office;
(ii)       Manager Group Websites; and
(iii)      applications which the Manager Group may from time to time operate for distribution purposes.

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SCHEDULE 5
SPECIAL TERMS

36.	ACCESS FEE CONTRIBUTION

36.1

(a)
No later than ten days before the Opening Date (the “Access Fee Funding Date”), Manager or an Affiliate of Manager shall deposit into an escrow account held in the name of the Issuer Trust (the “Escrow Account”) a financial contribution to Owner of twelve million, seven hundred thirty-five thousand US dollars (USD $12,735,000) (“Access Fee Contribution”).

(b)	The Escrow Account shall be operated and administered solely in accordance with the Notes documents as contemplated by the Term Sheet (the “Notes Documents”).

36.2	The Access Fee Contribution standing to the credit of the Escrow Account may be used for the following purposes in accordance with the Notes Documents:

(a)
to pay the Outgoing Manager a fee for the termination of the Prior HMA, subject to the Outgoing Manager providing a release of any and all claims against Manager arising out of or related to the Prior HMA and such termination; and

(b)	to fund capital expenditure in connection with the Works.

36.1
Manager’s payment of the Access Fee Contribution is subject to the following conditions having been satisfied as of the date of payment, and upon request of Manager, Owner shall provide evidence, reasonably acceptable to Manager, demonstrating compliance with the following conditions:

(a)
Owner is not in default in the performance of any obligations pursuant to this Agreement or the Hotel Agreements, including payment of all amounts owing to Manager, or its Affiliates, hereunder or thereunder. Notwithstanding the foregoing, to the extent any payments are due and payable by Owner to Manager, or an Affiliate, Manager may elect to fund the Access Fee Contribution to Owner reduced by any amounts owing by Owner to Manager, or its Affiliates.  Manager’s obligation to fund the Access Fee Contribution shall be considered satisfied in full despite any set-off by Manager of amounts owing by Owner to Manager or its Affiliates.

(b)	Manager shall have received a fully-executed CSNDA with respect to the Existing Financing.

36.2
Each installment of the Access Fee Contribution shall amortize monthly on a straight-line basis over the Initial Term commencing on the first day of the calendar month of the applicable Access Fee Funding Date, and continuing on the first day of each calendar month thereafter until the Access Fee Contribution has been fully amortized.

36.3
The Access Fee Contribution shall be payable in US Dollars without any gross up for income, withholding, value added or any other taxes imposed under any Legal Requirements, or bank charges or any other charges, all of which taxes and payments shall be the sole and exclusive responsibility of Owner

36.4

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(a)
Subject to sub-clause (b), Owner shall refund the unamortized Access Fee Contribution to Manager upon termination of this Agreement prior to the full amortization of the Access Fee Contribution, for any reason, including, without limitation, as a result of a default by Manager or a failure by Manager of the Performance Test pursuant to clause 28 (the “Repayment Obligation”). The Repayment Obligation shall, at Manager’s election, be a condition of the effectiveness of termination of this Agreement.

(b)	The Repayment Obligation shall not apply where this Agremeent is terminated by Owner pursuant to clause 28.2, as a result of an Insolvency Default by Manager.

36.5
The provisions of this paragraph 36.4 shall be treated separately and apart from Owner’s other obligations hereunder, and Owner’s obligation to repay the Access Fee Contribution as provided in clause 36.4 shall not be subject to any right of offset, counterclaim or defense hereunder.

36.6
If the Works are not completed by the Outside Renovation Completion Date, Manager may in its sole and absolute discretion pay to itself each month any amounts that would otherwise be due to Owner under pursuant to clause 11.6, in partial repayment of the unamortized Access Fee Contribution until the unamortized Access Fee Contribution is repaid in full.

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SCHEDULE 6
ILLUSTRATION OF RENTAL PROGRAMS ROOMS REVENUE SHARING

100% of Total Rental Program Revenue (TRPR) for
Less: Commissions, fees and costs paid to third parties, System Fees, Distribution and credit card charges
Net Rental Program Revenue (NRPR)
Owner's Share = 50% of NRPR (Before Rental Management Fees and operating expenses of the Rental Program)
Residence Owner's Share = 50% of NRPR
Less: Rental Program Reserve Contributions
Residence Owner's Distribution
Residence Owner's Fixed Property Expenses (paid directly by Residence Owner)

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SCHEDULE 7
RESTRICTED AREA MAP

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SCHEDULE 8
FORM OF NON-DISTURBANCE AGREEMENT

THIS MANAGER-LENDER NON-DISTURBANCE AGREEMENT (“Agreement”) is made and entered into as of ________, 2026 by and among ENNISMORE MÉXICO, S. DE R.L. DE C.V., a Mexican Partnership (the “Manager”), OPERADORA HOTELERA G I, S.A. DE C.V., a Mexican Corporation (the “Owner”) and Banco Multiva, S.A., Grupo Financiero Multiva, División Fiduciaria (as successor of CIBANCO S.A., Institución de Banca Múltiple), acting as trustee under the guarantee and administration trust CIB/3001 named “Fideicomiso Murano 2000” (the “Hotel Land Owner”), and Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver (with its successors and assigns, the “Lender”).

RECITALS

A.
Owner is the leaseholder of certain improved real property situated in Private Unit 1, , in the “Condominio Grand Island”, located in Blvd. Kukulcán, Lots 56-A-1 and 56-A-2, Supermanzana A-2 “A” touristic second stage in the city of Cancún, Municipality of Benito Juárez, Quintana Roo, Mexico commonly known as the [“__________________”] and more precisely described on Exhibit A to this Agreement (the “Hotel”).

B.
The Lender has made a loan to the Owner in the original principal amount $_____________ (the “Loan) as evidenced by that certain Promissory Note dated as of [_________, 20__] (the “Note”), secured, inter alia, by a [deed of trust or mortgage], assignment of leases and rents, and financing statement and related security instruments, each dated of even date with the Note (collectively, the [“Deed of Trust”]), recorded in the official records of the county in which the Hotel is located (the “Recorder’s Office”) and encumbering the Hotel, which Deed of Trust, together with all other loan documents evidencing the Loan, shall be referred to as the “Senior Loan Documents”);

C.
Owner and the Manager executed and entered into that certain hotel management agreement dated [_________, 20__] (the “HMA”) under the terms of which the Manager has agreed to operate and manage the Hotel.

D.
The Owner and Manager have executed and entered into a hotel consultancy services agreement dated [_________, 20__] (the “Hotel Residential Consultancy Services Agreement” collectively with the HMA as the “Management Agreements”.) under the terms of which Manager has agreed to provide Owner certain services with respect to the Hotel.

E.	Pursuant to clause [21.3/21.4/21.5] of the HMA, the Owner has agreed to provide the Manager with a non-disturbance agreement from Lender; and

F.	The parties have agreed to execute, deliver this required agreement and file or record same in the Recorder’s Office.

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AGREEMENT
NOW, THEREFORE, in consideration of the agreements set forth in this Agreement, Lender and Manager do hereby covenant and agree as follows:

1.	Certain Definitions.

“Bankruptcy Code” shall mean Title 11 of the United States Code.

“Foreclosure” shall mean any exercise of the remedies available to Lender, on a default under the Senior Loan Documents, which results in a transfer of title to, or possession or control of the Hotel or any voluntary transfer of title to, or possession or control of the Hotel to Lender. The term “Foreclosure” shall include, without limitation: (i) a transfer by judicial foreclosure; (ii) a transfer by deed in lieu of foreclosure; (iii) the appointment by a court of a receiver to assume possession or control of the Hotel; (iv) a transfer of either ownership or control of the Owner, direct or indirect in either case, by exercise of a stock pledge or otherwise; (v) a transfer resulting from an order entered in any Insolvency Proceeding (hereinafter defined) or a transfer approved by a court in such a proceeding (including a sale under Section 363 or Section 1123(a)(5) of the Bankruptcy Code); (vi) if title to the Hotel is held by a tenant under a ground lease, an assignment of the tenant’s interest in such ground lease; or (vii) a transfer through any similar judicial or non-judicial exercise of the remedies held by the holder of the Deed of Trust.

“Foreclosure Date” means the date on which title to, or possession or control of the Hotel is transferred by means of a Foreclosure.

“Insolvency Proceeding” means any bankruptcy, reorganization, insolvency, dissolution procedure or process, liquidation, receivership, general assignment for the benefit of creditors, dissolution or other similar formal or informal proceeding or actions pursuant to any federal bankruptcy law or any similar federal or state law.

2.	Subordination and Non-Disturbance.

The Management Agreements and the rights of Manager thereunder are and shall at all times be subordinate to the lien of the Deed of Trust, subject to and upon the terms and conditions in this Agreement. Notwithstanding anything contained herein, Lender acknowledges and agrees, that, no (i) default under the Senior Loan Documents, (ii) Foreclosure (so long as Owner is not entitled to terminate the Management Agreements pursuant to the terms thereof as of the Foreclosure Date),or (iii) exercise of any other of Lender’s remedies under the Senior Loan Documents shall disturb Manager’s right to manage the Hotel pursuant to the Management Agreements or affect in any manner any other right of Manager thereunder (including Manager’s authority and rights relating to use of funds in Hotel bank accounts or rights with respect to the collection and disposition of rental loss and/or business interruption insurance proceeds), regardless of any actual or claimed termination or rejection of the Management Agreement under any Insolvency Proceeding; and

subject to the provisions of this Agreement set forth below, (i) the Management Agreements shall continue in full force and effect, (ii) Lender, its successors and assigns, any receiver or any party acquiring the Hotel or any interest or right therein upon a Foreclosure, as the case may be (each such entity or person described in this clause (b), a “Purchaser”) and subject to such Purchaser being an Acceptable Transferee, shall automatically recognize the Management Agreements and Manager’s rights for the balance of the term of the Management Agreements, including any extensions and renewals thereof and shall not disturb Manager’s right to manage the Hotel pursuant to the Management Agreement, and (iii) Purchaser shall assume all obligations of “Owner” under the Management Agreement and will execute and deliver to Manager an assumption agreement reasonably acceptable to Manager within 30 days following any Foreclosure.

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To the extent permitted by law, Lender and any Purchaser will not name Manager as a party in any Foreclosure action or proceeding unless such joinder is necessary to foreclose the lien of the Security Trust, but only to foreclose the lien and not to terminate the Management Agreement. Lender and any Purchaser will provide Manager with copies of any pleadings filed in any Foreclosure action or proceeding promptly after their filing or receipt of same.

If, at the time a Purchaser acquires title to, or assumes or obtains possession or control of, the Hotel, the Management Agreement has been terminated or Manager no longer has the right to manage or operate the Hotel due to (i) the exercise of any purported rights of Owner under any legal theory relating to a purported fiduciary or principal-agent relationship, any legal theory relating to a purported master-servant relationship under a personal services contract, or any other legal theory in conflict with the express provisions of the Management Agreement, or (ii) a court ruling in any Insolvency Proceeding (but not due to a ruling based solely on a material default by Manager or a termination by Manager in accordance with the terms of the Management Agreement), then such Purchaser will immediately enter into a new agreement with Manager for the management and operation of the Hotel on the same terms and conditions as the Management Agreement (the “New Management Agreement”). If Manager is managing or operating the Hotel at that time, then the term of the New Management Agreement will begin as of the earliest date on which Purchaser acquired title to, or assumed or obtained possession or control of, the Hotel and will end on the date the term of the Management Agreement would have expired but for such termination or loss of right (the “HMA Expiration Date”), provided, however, that Manager shall have the option, but not the obligation, to extend the HMA Expiration Date pursuant to any extension options which Manager had held but not yet exercised under the Management Agreement. If Manager is not operating the Hotel at that time on account of the reasons described in clauses (i) or (ii) of this clause 2(d), then Purchaser will only be required to enter into the New Management Agreement if both (a) such a termination or loss of right is being contested by Manager and has not been subject to a final non-appealable order from a court having jurisdiction, and (b) Manager has not actually received payment equal to the present value of the damages it actually incurred as a result of such termination or loss of right or, if applicable, the full amount of its allowed claim in any Insolvency Proceeding. In any such case, the term of the New Management Agreement will begin as of 90 days after the date Purchaser acquired title to, or assumed or obtained possession or control of, the Hotel, and will end on the earlier to occur of (i) the date the term of the Management Agreement would have expired but for such termination or loss of right or (ii) the date such termination is confirmed by a final, non-appealable order from a court having jurisdiction. Notwithstanding any of the foregoing, Manager shall not be obligated to enter into a New Management Agreement or to attorn to Purchaser as “Owner” under the New Management Agreement unless (A) all outstanding sums owed to Manager under the Management Agreement are paid and Lender or Purchaser undertakes to cure any other default under the Management Agreement unless such defaults are not reasonably susceptible of cure by Lender or Purchaser (in which event such defaults shall be deemed waived by Manager) and (B) Manager is compensated for managing the Hotel during the interim period from the date of the termination of the Management Agreement to the date of the execution of the New Management Agreement as if the Management Agreement were in effect during such interim period

If Owner seeks protection under the Bankruptcy Code or any similar statute or is otherwise the subject of any Insolvency Proceeding, Lender will take no affirmative action to terminate or cause or take action to support the termination of the Management Agreement. In no way shall the foregoing limit Lender’s right to make any filing necessary to preserve the right of Lender as a secured creditor (so long as such filing does not involve termination of the Management Agreement).

If Lender intends to seek appointment by a court of a receiver to assume possession or control of the Hotel, then Lender will notify Manager of its intent at least two (2) Business Days before seeking the appointment. In this notice, Lender shall be required to identify the name and location of the court where such appointment will be sought and will include a draft of the proposed appointment order. During the pendency of any receivership for the Hotel, Lender will take no affirmative action to cause the receiver to act in contravention of Manager’s rights under this Agreement and the Management Agreement, and shall provide a copy thereof to any such receiver.

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Lender recognizes Manager’s rights under the Management Agreement, acknowledges that Manager shall operate the Hotel pursuant to the provisions of the Management Agreement, and agrees that at any time Lender obtains appointment of a judicial receiver for all or a portion of the Hotel or directly or indirectly exercises any rights or receives any benefit of “Owner” under the Management Agreement until the Foreclosure Date, Lender will act in a manner that is commercially reasonable and pursuant to the provisions of the Management Agreement.

3.	Attornment.

The parties agree that this Agreement satisfies the provisions of clause [21.3/21.4/21.5](a) of the HMA and that this Agreement supersedes in its entirety the provisions of clause [21.3/21.4/21.5](a) of the HMA as between the Manager and the Lender, for so long as the Loan remains outstanding and the Deed of Trust remains a lien upon the Hotel, and following any Foreclosure. If the interests of the Owner under the Management Agreements shall be transferred by reason of a Foreclosure, then (i) Manager shall attorn and be bound to the Purchaser under all of the terms, covenants and conditions of the Management Agreements for the balance of the remaining term thereof (and any renewals thereof that may be effected in accordance with the Management Agreement), in each case, with the same force and effect as if the Purchaser were the “Owner” under the Management Agreements.

Notwithstanding anything to contrary in the Management Agreements or this Agreement in the event of a Foreclosure, then Lender (including any Purchaser and any other subsequent owner of the Hotel) shall be permitted to effect Transfers (including Transfers effected by such foreclosure or deed in lieu of foreclosure and all subsequent Transfers), without the consent of Manager and without violating the provisions of the Management Agreements or this Agreement or permitting termination by Manager of the Management Agreements, provided, however, that any such transferee shall be a Qualified Person, (ii) all such Transfers shall be subject to the provisions of this Agreement and the provisions of the Management Agreements with respect to such Qualified Person, and (iii) such Qualified Person shall assume the obligations of the “Owner” under the Management Agreement.

(i) If, at the time any Purchaser acquires title to, or assumes or obtains possession or control of, the Hotel, such Purchaser, does not qualify as a Qualified Person then (a) Manager will have no obligation to attorn to such Purchaser; (b) a Default by “Owner” will be deemed to have occurred under the Management Agreement; and (c) Manager will thereafter have a right to terminate the Management Agreement on thirty (30) days’ prior written notice to such Purchaser; provided, however, that if Manager does not exercise its right to terminate the Management Agreement within thirty (30) days following the time that such Purchaser (A) acquires title to, or assumes or obtains possession or control of, the Hotel and (B) executes and delivers to Manager an assumption agreement in accordance with clause 2(b) hereof, Manager shall be deemed to have waived its right to terminate the Management Agreement and shall attorn to Purchaser in accordance with clause 3(a) hereof.

(ii)          If a Purchaser that qualifies as a Qualified Person acquires title to, or assumes or obtains possession or control of, the Hotel (including as provided in clause 3(a) and clause 3(b) hereof), but does not assume the obligations of the “Owner” under the Management Agreement in accordance with clause 3(b) hereof, then (a) Manager will have no such obligation to attorn to such Purchaser; (b) a Default by “Owner” will be deemed to have occurred under the Management Agreement; and (c) Manager will thereafter have a continuing right to terminate the Management Agreement on thirty (30) days’ prior written notice to such Purchaser until such time as such Qualified Person executes and delivers to Manager an assumption agreement in accordance with clause 2(b) hereof.

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4.	Lender’s Succession.

Upon recognition and attornment, and effective in the event of a Foreclosure, the Purchaser shall succeed to the position, rights and obligations of the Owner as the “Owner” under the HMA, provided, however, that the Purchaser shall in no event be: (a) subject to any offsets, counterclaims, claims or defenses which the Manager might have against the Owner (or any predecessor to the Owner) under the Management Agreements; (b) bound by any amendment or modification of the Management Agreements made without the Lender’s prior written consent; or (c) liable to the Manager (and the Manager shall not make any assertion or claim against the Purchaser) for any loss, expense or damages arising out of the prior acts or omissions of the Owner (or any predecessor to the Owner). The foregoing proviso shall not constitute a waiver by the Manager of (i) the Purchaser’s obligation to perform the obligations of the “Owner” under the Management Agreements continuing or accruing following the Foreclosure, (ii) any right that the Manager may have under the Management Agreements to terminate such agreements for defaults occurring prior to the Foreclosure which are not cured in accordance with the terms of the Management Agreements (provided, however, the Manager may not terminate the Management Agreements following the Foreclosure on account of any event of default thereunder that is personal to the Owner and not susceptible of cure by the Lender or any other Purchaser), (iii) any right that the Manager may have to pursue the Owner personally for its failure to perform obligations under the Management Agreements, or (iv) any express right the Manager may have under the Management Agreements to collect prior accrued fees and such other amounts to which the Manager is entitled under the terms of the Management Agreements from cash derived from the Hotel or upon termination of the Management Agreements to the extent such funds are available in the Hotel bank accounts.

At the time that the Lender begins any Foreclosure proceeding or negotiation, the Lender shall deliver to the Manager a written notice of the commencement of such proceeding or negotiation and the “Note Purchase Price”, as defined below. The “Note Purchase Price” is the sum of all principal owing under the provisions of the Note and other Senior Loan Documents, including regular interest rate set forth in the Note), advances by the Lender that are secured by the lien of the Deed of Trust, and any late charges and applicable prepayment fees that would be payable by Owner to redeem the Loan. Manager acknowledges that the Note Purchase Price will change over time, and that the Note Purchase Price payable on the date of purchase may not equal the Note Purchase Price in the Lender’s notice. Within the later of ten (10) days or five (5) Business Days following the date of delivery of such notice, the Manager shall inform the Lender in writing of whether it elects to purchase the Loan for the Note Purchase Price. The Manager’s failure to respond to the Lender in writing within such ten (10)-day (or five (5)-Business Day) period shall be deemed the Manager’s election not so to purchase the Loan. If the Manager timely elects to purchase the Loan from the Lender, then the closing of such Note purchase shall occur within thirty (30) days following Manager’s timely notice to proceed with the Note purchase. Such closing shall be conducted through an escrow holder, the reasonable cost of which, as well as any other reasonable out-of-pocket closing costs, shall be paid by Manager free and clear of any and all liens and encumbrances. At closing, Lender shall sell, transfer and convey the Loan to Manager and Manager shall purchase the Loan in the manner provided in this clause. At closing Lender shall deliver to the escrow holder the Note, an assignment of the Senior Loan Documents and any endorsement to the existing title policy together with an original assignment of mortgage and an original assignment of leases and rents, each in recordable form, UCC-3 assignments and the mortgage file containing originals of the Senior Loan Documents and the existing title policy. Manager agrees to deposit the Note Purchase Price with escrow holder. Manager expressly understands and acknowledges that any such purchase of the Loan shall be on a strictly AS-IS WHERE-IS basis, with absolutely no representations or warranties of any kind, whether express or implied, excepting only customary representations with respect to Lender’s sole ownership and authority to transfer the Loan and that the Loan has not been pledged or otherwise encumbered. Manager shall have absolutely no recourse to Lender with respect to the Loan or in connection with the purchase thereof (excepting any liability which may have accrued as of the date of the purchase based on Lender’s prior breach of this Agreement or breach of the aforementioned representations, provided that any such liability of Lender shall be limited by the terms of clause 6 hereof). Manager acknowledges and agrees that Lender shall have no obligation to disclose any information regarding the Loan beyond what Lender would be required to disclose in a typical foreclosure sale. If such closing does not occur on or before the date that is thirty (30) days following the date of the Manager’s delivery of its notice to the Lender agreeing to purchase the Loan, or if the Manager elected (or was deemed to have elected) not to purchase the Loan, then the Lender may proceed to complete its Foreclosure and Manager shall have no claim to the Loan, the proceeds of the sale or the Hotel (excepting only rights arising under the Management Agreements). The parties hereto acknowledge that the time frames in this clause 3(b) are specifically of the essence.

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5.	Cure of Management Agreements Default.

The Manager shall not terminate the Management Agreements by reason of any Insolvency Proceeding relating to Owner or event of default under the Management Agreements unless the Manager shall have given written notice of such event to the Lender, and a period equal to the period for cure or notice given to the Owner under the Management Agreements shall have elapsed following the giving of such notice, during which period the Lender shall have the right, but shall not be obligated, (a) to remedy any such event of default, or (b) in the case of such Insolvency Proceeding, to pay as and when due all fees to which the Manager is entitled under the Management Agreements and this Agreement provided, however, that any failure by Manager to provide any such notice to Lender shall not be a default by Manager under this Agreement or the Management Agreement, but will void the effectiveness of the related notice of Owner’s default given by Manager to Owner under the Management Agreement. If, pursuant to the preceding sentence, the Lender timely cures such default or pays and continues to pay Manager’s fees as and when due, the Manager may not terminate the Management Agreements. As to any defaults other than a failure by the Owner to make a payment required under the Management Agreements, if it is necessary for the Lender to foreclose the Deed of Trust or to take possession of the Hotel in order to remedy such default, (i) the period of time referred to in the first sentence of this paragraph 3 shall be extended to include the time reasonably required to foreclose or take possession of the Hotel, and (ii) the Manager may not terminate the Management Agreements following any such default on account of any event of default thereunder that is personal to the Owner and not susceptible of cure by the Lender or any other Purchaser, provided, in each case, that the Lender commences to foreclose or take possession within such period, proceeds with such process at all times with due diligence and dispatch, and otherwise satisfactorily cures all defaults that are susceptible of cure by the Lender, and which do not so require possession of the Hotel. If in the Manager’s reasonable business judgment the event of default materially and adversely affects the operation of the Hotel or the business or reputation of the Manager, or places the Manager materially at risk of civil or criminal liability, the Manager shall have the right, at any time prior to completion of Foreclosure or the taking of possession by the Lender, to elect by written notice to the Lender to terminate the Management Agreements in accordance with the terms of the Management Agreements; provided, however, the Manager shall cooperate with the Lender in an orderly transition to a new Manager of the Hotel.

6.	Deed of Trust Defaults.

The Lender shall provide the Manager with copies of any notice of default under the Deed of Trust or any other Senior Loan Document delivered to the Owner, at the time of or promptly following delivery to the Owner, and a period equal to the period for cure given to the Owner under the Deed of Trust or Senior Loan Document shall have elapsed following the giving of such notice, during which period the Manager shall have the right, but shall not be obligated, to remedy any such event of default. Following any default by Owner under the Deed of Trust or any other Senior Loan Document, Lender shall provide Manager with copies of all correspondence and agreements with Owner relating thereto and, upon Manager’s request, meet with Manager on one or more occasions to discuss, among other things, such default and the operations of the Hotel.

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7.	Limitation of Liability.

Except for any claims arising out of a breach of Lender’s obligations not to disturb the Manager’s rights arising under the Management Agreements provided in this Agreement, in the event that the Lender shall acquire title to the Hotel, the Lender shall have no obligation, nor incur any liability, beyond the Lender’s then interest, if any, in the Hotel and the Manager shall look exclusively to such interest of the Lender, if any, in the Hotel for the payment and discharge of any obligations imposed upon the Lender under this Agreement or under the Management Agreements. The Manager agrees that with respect to any money judgment which may be obtained or secured by the Manager against the Lender (and excepting any judgments arising out of a breach of Lender’s obligations not to disturb the Manager’s rights arising under the Management Agreements), the Manager shall look solely to the estate or interest owned by the Lender in the Hotel and the Manager will not collect or attempt to collect any such judgment out of any other assets of the Lender. Further, the Lender and the Manager hereby agree that nothing in this Agreement, prior to the Lender’s acquisition of the interests of Owner in and possession of the Hotel through Foreclosure, shall operate to give rise to or create any responsibility or liability for the control, care, management or repair of the Hotel upon the Lender, or impose responsibility for the carrying out by the Lender of any of the covenants, terms and conditions of the Management Agreements, nor shall said instruments operate to make the Lender responsible or liable for any waste committed at the Hotel by any party whatsoever, or for dangerous or defective condition of the Hotel, or for any negligence in the management, upkeep, repair or control of said Hotel resulting in loss, injury or death to any licensee, invitee, guest, employee, agent or stranger. Subject to paragraph 3, the Lender, its successors and assigns or a Purchaser under the terms of the Deed of Trust, shall be responsible for performance of only of the undertakings in this Agreement and those covenants and obligations of the Management Agreements accruing after the Lender’s acquisition of the interests of Owner in and possession of the Hotel.

8.	Senior Loan Documents.

Owner shall provide to Manager copies of the Deed of Trust and all other Senior Loan Documents, as well as all amendments and modifications thereto, promptly following execution thereof. In the event Owner does not so provide such documents to Manager, Lender shall upon Manager’s request provide them to Manager. Manager shall have no liability or obligations under the Senior Loan Documents, and the rights and obligations of Manager vis-à-vis the Lender shall be limited to this Agreement or any other agreement between Manager and Lender.

9.	Confirmatory Documentation.

The terms of this Agreement are fully effective and binding on Lender and Manager, and will bind any Purchaser on the occurrence of the conditions in this Agreement without the execution of any further instruments by any party. While this Agreement is in effect, Lender and any Purchaser so bound may request Manager, and Manager may request Lender and any Purchaser so bound, to execute documentation in form reasonably satisfactory to the signing party indicating whether any such conditions have been satisfied and whether the terms of this Agreement have been implemented. Any party requested to execute such confirmatory documentation will execute and deliver it within a reasonable period of time (not to exceed thirty (30) days) after its receipt of such request.

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10.	No Modification.

No modification, amendment, waiver or release of any provision of this Agreement or any right, obligation, claim or cause of action arising hereunder shall be valid or binding for any purpose whatsoever unless in writing and duly executed by the party against whom the same is sought to be asserted. This Agreement shall not be understood to modify in any way the obligations of the Owner to the Lender under the provisions of the Deed of Trust or any other Senior Loan Document.

11.	Counterparts.

This instrument may be executed in multiple counterparts, all of which shall be deemed originals and with the same effect as if all parties hereto had signed the same document. All of such counterparts shall be construed together and shall constitute one instrument, but in making proof, it shall only be necessary to produce one such counterpart. Signature and acknowledgment pages may be detached from the counterparts and attached to a single copy of this document to physically form one document, which may be recorded. This Agreement may be executed by exchange of electronic “PDF” signatures, which shall have the same effect as original signatures, provided that, at the request of any party to this Agreement, the other parties hereto shall execute and deliver an original counterpart of this Agreement if required in order to record this Agreement in the Recorder’s Office.

12.	Notices.

Any notices hereunder shall be effective upon personal delivery, facsimile transmission or delivery by nationally recognized overnight courier service addressed as follows:

To the Manager:                           [Contact information for Manager]

with a copy to:          [Contact information for Manager’s Counsel]
If to Lender:                                  [Lender’s contact information]

with a copy to:          [Contact information for Lender’s Counsel]
or at such other address or to such other addresses as the party to be served with notice may have furnished in writing to the party seeking or desiring to service notice as a place for the service of notice.

13.	Governing Law.

This Agreement has been delivered in and shall be governed by the laws of Mexico without giving effect to the conflicts of law principles thereunder.

14.	Successors, Recordation of Agreement.

The terms of this Agreement run with the property on which the Hotel is located and shall inure to the benefit of and be binding upon the parties hereto, and their respective successors, heirs, legal representatives and assigns; provided, however, that rights of assignment shall be pursuant to the terms of the Management Agreements. Any party to this Agreement may at any time require or cause this Agreement to be recorded in the Recorder’s Office.

15.	Negotiation of Agreement.

Lender, Owner and Manager are business entities having substantial experience with the matters addressed in this Agreement. Lender, Owner and Manager have each fully participated in the negotiation and drafting of this Agreement. This Agreement will be interpreted without regard to any rule that may require ambiguities in a provision to be construed against the drafter of the provision. No inferences will be drawn from the fact that the final executed version of this Agreement differs from previous drafts.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed a deed on the date written at the beginning of this Agreement.

SIGNATURES ON FOLLOWING PAGE
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Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver

By:
Name:
Title:

OPERADORA HOTELERA G I, S.A. DE C.V.
By:
Name:
Title:
Banco Multiva, S.A., Grupo Financiero Multiva, División Fiduciaria (as successor of CIBANCO S.A., Institución de Banca Múltiple), acting as trustee under the guarantee and administration trust CIB/3001 named “Fideicomiso Murano 2000”
By:
Name:
Title:

ENNISMORE MÉXICO, S. DE R.L. DE C.V.
By:
Name:
Title:

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SCHEDULE 9
POWER OF ATTORNEY

[*], por conducto de su apoderado [*], en este acto otorga y confiere en favor de [*] como Apoderados “A” y en favor de [*] como Apoderados “B”, los siguientes poderes y facultades, para ser ejercidos de forma individual o conjunta:

[*], by means of its attorney-in fact [*] hereby grants and confers the following authorities and powers of attorney in favor of [*] as Attorneys-in-Fact “A” and in favor of [*] as Attorneys-in-Fact “B”, which are to be exercised individually or jointly:

A   Poder general para pleitos y cobranzas, en términos del primer párrafo del artículo 2554 del Código Civil Federal, así como de las disposiciones correlativas de los demás Códigos Civiles de las entidades federativas en los que se ejerciten estos poderes, con todas las facultades generales y las especiales que requieran cláusula especial, en términos del Código Civil Federal y las disposiciones correlativas en los demás Códigos Civiles de las entidades federativas en los que se ejercite este poder, entre las que de una manera enunciativa pero no limitativa, gozarán, entre otras, de las siguientes facultades:

A.   Broad power of attorney for lawsuits and collections, in terms of the first paragraph of article 2554 of the Federal Civil Code and the corresponding articles of other Civil Codes in which these authorities are exercised, to include all broad and limited authorities and powers that require special clause under law, as set forth in the Federal Civil Code and in the corresponding articles of other Civil Codes in which these authorities are exercised, including but not limited to the following authorities:

I.           Para interponer y desistirse de toda clase de juicios y recursos, inclusive del juicio de Amparo;
II.          Para articular y absolver posiciones
III.        Para recusar magistrados, jueces y otras autoridades que puedan ser recusados en Derecho;
IV.         Para hacer y recibir pagos;
V.          Para comprometer en árbitros; y
VI.       Para presentar acusaciones, denuncias y querellas, otorgar el perdón y constituirse en parte en causas criminales o coadyuvantes del Ministerio Público, causas en las cuales podrán ejercitar las más amplias facultades que el caso requiera.

I.    To submit and desist from all types of proceedings and appeals, including constitutional injunction lawsuits (juicios de amparo);
II.     To propound and answer interrogatories;
III.    To recuse magistrates, judges and other authorities that can be recused by Law;
IV.     To make and receive payments;
V.      To submit to arbitration;
VI.    To present accusations, complaints and disputes, grant pardons and be a party to criminal processing or as aids to the District Attorney’s Office; causes in which the broadest authorities and powers required by the case may be exercised.

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B.    Poder general para actos de administración, en los términos de lo dispuesto por el párrafo segundo del artículo 2554 del Código Civil Federal, así como de las disposiciones correlativas de los demás Códigos Civiles de las entidades federativas en los que se ejerciten estos poderes.

B.   Broad power of attorney for acts of administration, in terms of the second paragraph of article 2554 of the Federal Civil Code and the corresponding articles of other Civil Codes in which these authorities are exercised.

C.   Poder general para actos de administración en materia laboral, para los efectos prescritos en los Artículos 11, 46, 47, 692, y demás artículos relativos y aplicables de la Ley Federal del Trabajo; incluyendo en forma enunciativa y no limitativa el ejercicio de las facultades que se les confieren conforme a los preceptos legales antes invocados, las facultades de representación en audiencias de conciliación, demanda y excepciones, ofrecimientos y admisión de pruebas, absolver posiciones, así como la negociación de contratos colectivos o individuales de trabajo; actuar frente a sindicatos con los cuales existen celebrados o se pretenda celebrar contratos colectivos de trabajo, y para realizar toda clase de actuaciones relacionadas con los asuntos Obrero-Patronales, ya sea en grado de conflicto, amigable componedor, suscripción de convenios, transacciones y conciliación ante toda clase de autoridades de trabajo y autoridades judiciales, incluyendo las Juntas de Conciliación y Arbitraje, locales y federales.

C.   Broad power of attorney for acts of administration in labor matters for the purposes set forth in Articles 11, 46, 47, 692 and in the others related and applicable of the Federal Labor Law; including without limitation for exercising the authorities conferred pursuant to the previously invoked legal precepts, authorities of representation in conciliation, claims and defense hearings, offering and admission of evidence, absolve positions as well as for the negotiation of individual or collective labor agreements, to act before Unions relating to existing collective labor agreements or to be executed and to carry out any acts relating to Employer-Employee cases whether conflictive or friendly, to sign settlements, transactions and conciliations before any labor or judicial authority, including local or federal labor Conciliation and Arbitration Boards.

D.  Poder para otorgar, emitir, suscribir con cualquier carácter, avalar y negociar en cualquier forma toda clase de títulos y operaciones de crédito, en los términos del artículo 9 de la Ley General de Títulos y Operaciones de Crédito. El presente poder estará limitado en cuanto a sus facultades para que el apoderado emita cheques y haga otro tipo de operaciones bancarias con respecto de las cuentas bancarias que sean aperturadas para la operación del MONDRIAN CANCÚN. El presente poder no faculta al otorgamiento de pagarés.

D.  Power of attorney to grant, issue, sign under any capacity, endorse and negotiate in any manner all types of credit instruments and transactions in the terms of Article 9 of the General Law of Credit Titles and Operations. This power will be limited in terms of its authority and powers for the attorney in fact to issue checks and perform other types of banking operations with respect to the bank accounts that are opened for the operation of the hotel MONDRIAN CANCÚN. The authority under this power does not authorize the granting and/or issuing of promissory notes.

E. Poder para abrir y manejar cuentas bancarias y de inversión.	E. Power of attorney to open and manage bank accounts and investment accounts.

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F.   Poder para actuar ante toda clase de autoridades, Federales, Estatales o Municipales, ya sean administrativas, judiciales, legislativas, ante juntas de arbitraje y antes toda clase de personas físicas y morales.

F.    Power of attorney to act before all types of authorities, Federal, State or Municipal, whether administrative, judicial or legislative, as well as before labor authorities and all kinds of individuals and entities.

G. En general, para realizar todos los actos y operaciones que sean necesarios para el debido cumplimiento de las facultades encomendadas.	G. In general, to carry out every necessary acts and operations to duly comply with the granted authorities and powers.

H.   Limitación General. En todos los poderes antes señalados en operaciones superiores a los USD$50,000.00 (cincuenta mil dólares moneda del curso legal de los Estados Unidos) será necesaria la firma mancomunada de un Apoderado “A” con un Apoderado “B”.

H.   General Limitation. With respect to all powers of attorney mentioned above, in all transactions with a value exceeding USD$50,000.00 (fifty thousand dollars), it shall be required the joint signature of an Attorney-in- Fact “A” with an Attorney-in-Fact “B”.

Apoderado Legal [*]	Attorney in Fact [*]

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SCHEDULE 10
SAMPLE TERMINATION PENALTY CALCULATIONS

If the termination occurred during the first through fourth Fiscal Years:

•	Projected Base Fees and Incentive Fees for the following 12 years (based on pro forma): $4.7 million per year

•	Discounted to present value at 8%: $31,537,383

If the termination occurred during the fifth through eighth Fiscal Years, and assuming the total Base Fees and Incentive Fees earned during the last Fiscal Year  in which no Force Majeure Event occurred equalled $5 million:

•	Projected Base Fees and Incentive Fees for the following 12 years (based on prior year actuals): $6 million per year

•	Discounted to present value at 8%: $40,260,488

If the termination occurred with 50 months left in the Term, and the average monthly Base Fees and Incentive Fees earned during the last Fiscal Year in which no Force Majeure Event occurred was $500,000:

•	Projected Base Fees and Incentive Fees for the following 50 months (based on average monthly actuals during prior year): $500,000 per month

•	Discounted to present value at 8% annually (0.66% monthly): $21,200,672

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